Information contained in this prospectus supplement is subject to completion pursuant to Rule 424 under the Securities Act of 1933. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. A final prospectus supplement and accompanying prospectus will be delivered to purchasers of these securities. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                                JANUARY 7, 1994
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 7, 1994)

$500,000,000

[LOGO]

   % SENIOR NOTES DUE 2001

Interest on the     % Senior Notes  due        ,  2001 (the "Notes") is  payable
semi-annually  on           and       of each year, commencing           , 1994.
The Notes may  not be redeemed  by Stone Container  Corporation (the  "Company")
prior to           , 1999 and are redeemable thereafter at the redemption prices set forth herein. The Notes do not provide for any sinking fund. Upon a Change of Control (as defined), the Company will be required to offer to repurchase the outstanding Notes at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase. See "Description of Debt Securities -- Change of Control" in the accompanying Prospectus.

The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment with all Senior Indebtedness (as defined) of the Company. The Notes will be senior in right of payment to all Subordinated Indebtedness (as defined) of the Company. See "Description of Debt Securities -- Ranking of Senior Debt Securities" in the accompanying Prospectus. The net proceeds to the Company from the issuance and sale of the Notes offered hereby will be used to repay indebtedness and for general corporate purposes. See "Use of Proceeds." Borrowings under the Credit Agreements (as defined) constitute Senior Indebtedness and are secured by a substantial portion of the assets of the Company. See "Credit Agreements" in the accompanying Prospectus. Concurrently with the offering of the Notes hereby, the Company is selling in a public offering 21,000,000 shares of its Common Stock (not including an additional 3,150,000 shares which may be sold pursuant to an over-allotment option) (the "Common Stock Offering"). The offerings of the Notes hereby and the Common Stock Offering (collectively, the "Offerings") are conditional upon one another.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------
                                                PRICE TO       UNDERWRITING   PROCEEDS TO
                                                PUBLIC(1)      DISCOUNT(2)    COMPANY(3)
Per Note......................................  %              %              %
Total.........................................  $              $              $
- -------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deduction of offering expenses payable by the Company estimated at $250,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The
Depository Trust Company, on or about      , 1994.

SALOMON BROTHERS INC
     BEAR, STEARNS & CO. INC.
           BT SECURITIES CORPORATION
                KIDDER, PEABODY & CO. INCORPORATED
                      CHEMICAL SECURITIES INC.
                                               NATIONSBANC CAPITAL MARKETS, INC.
The date of this Prospectus Supplement is        , 1994.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS." CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. AS USED HEREIN, THE TERM "COMPANY" INCLUDES STONE CONTAINER CORPORATION, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT AS THE CONTEXT OTHERWISE MAY REQUIRE.

                                  THE COMPANY

GENERAL

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and commodity pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products. The Company also believes that it is one of the largest paper companies in terms of annual tonnage produced. The Company produced 5.0 million tons and 4.9 million tons of unbleached containerboard and kraft paper in 1992 and 1991, respectively, which accounted for approximately 66% of its total tonnage produced for both 1992 and 1991. The Company had net sales of approximately $5.5 billion and $5.4 billion in 1992 and 1991, respectively.

    The Company has increased dramatically in size over the past ten years, primarily through four major acquisitions, including the 1989 acquisition of Consolidated-Bathurst Inc. (a Canadian corporation, now renamed Stone Container (Canada) Inc. ("Stone Canada")), and several smaller acquisitions. The acquisition of Stone Canada increased the Company's market share in its core business operations and provided the Company with the opportunity to pursue its strategy to expand its production capacity and sales in international markets. The Company owns or has an interest in 136 manufacturing facilities in the United States, 27 in Canada, 15 in Germany, five in France, two in Belgium and one in each of the United Kingdom and the Netherlands. The facilities include 24 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, China and Japan.

RECENT DEVELOPMENTS

PROGRESS OF FINANCIAL PLAN

    In 1993, the Company adopted a financial plan designed to enhance the Company's liquidity, reduce amortization under certain bank credit agreements of the Company and Stone Canada (the "Credit Agreements") and improve financial flexibility. The Company completed a major portion of its financial plan during 1993 resulting in net proceeds to the Company and Stone Canada of approximately $1.0 billion which the Company and Stone Canada used to repay indebtedness under the Credit Agreements and fund operating losses and working capital needs. These repayments satisfied the remaining September 1993 amortization of approximately $118 million, the full 1994 amortization of approximately $409 million and approximately $21 million of the March 1995 amortization under the Credit Agreements. The Company had as of January 5, 1994 $60.0 million available for borrowing out of a total revolving credit commitment of $315.8 million.

    The transactions completed in 1993 were as follows:

       - the sale in June, 1993 of $150 million of the Company's 12 5/8% Senior Notes due 1998 and a concurrent private sale of $250 million principal amount of 8 7/8% Convertible Senior Subordinated Notes due 2000.

       - the public offerings in December 1993 by Stone-Consolidated Corporation, a newly created Canadian subsidiary
        ("Stone-Consolidated"), of Cdn. $231 million of its common stock (representing 25.4% of its outstanding common stock), Cdn. $231 million of its 8% Convertible Unsecured Subordinated Debentures due 2003 and $225 million of its 10.25% Senior Secured Notes due 2000 (the "Stone-Consolidated Transaction"). Stone-Consolidated now owns all of the Canadian and U.K. newsprint and groundwood paper assets of the Company. The net proceeds paid by Stone-Consolidated to the Company and Stone Canada in connection with these offerings approximated $490 million.

       - the sale of the Company's 49% equity interest in Empaques de Carton Titan, S.A., a Mexican corrugated container company
        ("Titan"), two of the Company's short line railroads and a specialty packaging plant in Sheridan, Arkansas. The proceeds of these three transactions approximated $125 million.

In connection with the completion of the Stone-Consolidated Transaction, the Company also received approval from its bank group to extend the maturity date of its revolving credit facilities from March 1, 1994 to March 1, 1997.

    The final stages of the Company's current financial plan are as follows:

       - the Offerings, from which the Company expects to use the net proceeds to (i) prepay approximately $403 million of the remaining
        1995 and March 1996 required amortization under the Credit Agreements (including amortization payments under the Company's revolving credit facilities reducing the total commitments thereunder to approximately $224 million); (ii) redeem at par approximately $98 million plus accrued interest of the Company's 13 5/8% Subordinated Notes due 1995; and (iii) repay approximately $200 million of the borrowings under the Company's revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash).

       - the completion of a transaction involving a favorable energy supply agreement relating to the Company's mill in Florence, South
        Carolina. The proceeds of this transaction are subject to the execution of definitive documentation and regulatory approval. The gross proceeds of this transaction, which are currently expected to be approximately $100 million, would be utilized to repay borrowings under the Company's revolving credit facilities without reducing commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). There can be no assurance, however, that this transaction will be consummated or that the expected amount of proceeds from such transaction will be received.

    The completion of the Offerings will provide the Company with the following benefits:

       - repayment of all major amortization through the end of 1995 (except for revolving credit facilities relating to receivables financings which the Company intends to extend or refinance).

       - improvement of the Company's liquidity by repaying borrowings under the revolving credit facility by $200 million (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). As of January 5, 1994, the Company had $60.0 million available for borrowing out of a total revolving credit commitment of $315.8 million.

       - improvement of the Company's financial flexibility through amendments to the Credit Agreements (see "-- Amendments to Credit
        Agreements").

PRODUCTS AND INDUSTRY TRENDS

    The markets for products sold by the Company are highly competitive and are also sensitive to cyclical changes in industry capacity and in the economy, both of which can significantly influence selling prices and thereby the Company's profitability. Although the Company has experienced declining product pricing in all of its product lines over the last several years, the Company believes that market conditions are present which should permit the Company to realize improved product pricing in most of its product lines.

    The Company implemented a $25 per ton price increase for linerboard effective October 1, 1993, which raised the transaction price for the base grade of linerboard to $325 per ton. This increase will not, however, restore prices for linerboard to the levels present at the beginning of 1993. In addition, the Company is in the process of final implementation of a corrugated container price increase. The Company currently expects final implementation to occur in the first quarter of 1994. As a result of strengthening demand, the Company announced a further price increase of $30 per ton for linerboard effective in January 1994. While the Company currently believes that it will implement this price increase in the early part of 1994, there is little likelihood of achieving the increase in January

1994. There can be no assurance that prices will continue to increase or even be maintained at present levels, but the Company believes the demand for linerboard and the converted products produced from linerboard are increasing.

    Pricing conditions for newsprint and groundwood paper have been volatile in recent years. While the industry successfully implemented a price increase in 1992, efforts to maintain an additional price increase in 1993 were unsuccessful. In 1993, Stone-Consolidated and other industry participants attempted to balance supply and demand by taking downtime at selected production facilities. Stone-Consolidated announced a $47.50 per metric ton price increase for newsprint effective March 1, 1994 in light of recent industry improvements in supply and demand characteristics. Other major North American producers have announced similar price increases. There is no assurance, however, that such price increases will be achieved as scheduled or at all.

    Market pulp has also experienced volatile pricing in recent years. The Company announced a price increase of $40 to $80 per ton in the various grades of market pulp effective January 1, 1994 in light of improved supply and demand characteristics in the industry. There is, however, significant world-wide competition in this product line and no assurances can be given that such price increases will be realized or maintained.

OPERATING PERFORMANCE

    The Company will report a net loss for the full year 1993, which loss will be greater than the loss incurred for 1992. The Company anticipates that the net loss for the fourth quarter of 1993 will be within the expectations of paper industry analysts. The losses incurred in 1993 and in the previous two years had a severe negative impact on the Company's liquidity. The Company believes, however, that the implementation of its financial plan significantly improves the Company's liquidity. As of January 5, 1994, available borrowings under the Company's revolving credit facilities were $60.0 million and upon consummation of the Offerings, the Company's cash and available borrowings under such facilities are expected to increase by approximately $200 million.

    The Company believes that demand for its products has recently increased. Production of linerboard for October and November 1993 versus the similar period in 1992 increased 9%. The Company also increased its sales of corrugated products (measured in terms of footage sold) by 4.5% for October and November 1993 versus the similar period in 1992. The production of newsprint and groundwood papers increased by 2.6% for October and November 1993 versus the similar period in 1992. Production of market pulp, however, declined 5.1% for the comparable period.

AMENDMENTS TO CREDIT AGREEMENTS

    In connection with the Offerings, the Company is seeking amendments to the Credit Agreements. The amendments, which are conditional upon the consummation of the Offerings and the prepayment of a minimum of $385 million under the Credit Agreements, contain the following provisions:

       - Permit the repayment of borrowings under the revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash) of up to $200 million with a portion of the net proceeds from the Offerings.

       - Permit the redemption of the Company's 13 5/8% Subordinated Notes due 1995 with a portion of the net proceeds from the Common
        Stock Offering.

       - Amend the EBITDA (as defined under the Credit Agreements) covenant to require the Company to meet the following minimum
        EBITDA levels:

    For the quarter ended 3/31/94...............................   $ 20 million
    For the two quarters ended 6/30/94..........................   $ 55 million
    For the three quarters ended 9/30/94........................   $111 million
    For the four quarters ended 12/31/94........................   $180 million
    For the four quarters ended 3/31/95.........................   $226 million
    For the four quarters ended 6/30/95.........................   $300 million
    For the four quarters ended 9/30/95.........................   $380 million
    For the four quarters ended 12/31/95........................   $457 million
    For the four quarters ended 3/31/96.........................   $567 million
    For the four quarters ended 6/30/96.........................   $657 million
    For the four quarters ended 9/30/96.........................   $735 million
    and each four quarter period thereafter.....................   $822 million

       - Replace the existing cross-default provisions relating to obligations of $10 million or more of the Company's separately financed subsidiaries, Seminole Kraft Corporation ("Seminole Kraft") and Stone Savannah River Pulp & Paper Corporation, ("Stone Savannah") with cross-acceleration provisions.

       - Reset to zero as of January 1, 1994 the "dividend basket" under the Credit Agreements which permits payment of dividends on the
        Company's capital stock. The dividend basket under the Credit Agreements as of September 30, 1993 had a deficit amount of $334.1 million. On an ongoing basis, the dividend basket would be increased by (a) 100% (rather than the current 50%) of the cash proceeds of sales of Common Stock (other than proceeds of the Common Stock Offering, for which no dividend credit would be received) and permitted preferred stock and (b) 75% (rather than the current 50%) of Consolidated Net Income (as defined in the Credit Agreements) from January 1, 1994 and would be decreased by 100% of Consolidated Net Losses (as defined) from January 1, 1994. Additionally, restrictions with respect to dividends on the Series E Preferred Stock would be modified to mirror the dividend restrictions in the Company's Senior Subordinated Indenture dated as of March 15, 1992. This should permit a higher dividend basket for payment of dividends on the Series E Preferred Stock. See "Description of Debt Securities -- Additional Terms of the Senior Subordinated Debt Securities -- Dividend Restrictions" in the accompanying Prospectus.

       - Replace the current prohibition of investments in Stone Venepal (Celgar) Pulp Inc. with restrictions substantially similar to the restrictions applicable to the Company's subsidiaries, Stone Savannah and Seminole Kraft.

    For a more complete description of the Credit Agreements, see "Credit Agreements" in the accompanying Prospectus.

                             THE OFFERING OF NOTES

Securities Offered..................  $500,000,000 principal  amount  of        %  Senior  Notes  due
                                                , 2001 (the "Notes").
Interest Payment Dates..............  Interest on the Notes will be payable         and             ,
                                      commencing         , 1994.
Optional Redemption.................  The Notes are redeemable at the option of the Company, in whole
                                      or  from time to time in part, on and after          , 1999, at
                                      the redemption prices set  forth herein, together with  accrued and unpaid interest. See "Certain Terms of the Notes."

Change of Control...................  Upon  the occurrence of a Change  of Control (as defined in the accompanying Prospectus), the Company  is required to offer  to repurchase  each Holder's  Notes at  a purchase  price equal to
                                      101% of the aggregate principal amount thereof plus accrued and unpaid interest, if  any, to  the date of  repurchase. If  such repurchase would constitute an event of default under Specified
                                      Bank  Debt (as defined), then,  prior to making such repurchase offer, the Company  is required to  (i) repay in  full in  cash such  Specified Bank Debt or  (ii) obtain the requisite consent of lenders of such Specified Bank Debt to permit the repurchase of Notes without giving rise to an event of default under  such
                                      Specified  Bank Debt. Such Change  of Control provisions in and of themselves may not afford holders of the Notes protection in the event of  a highly  leveraged transaction,  reorganization, restructuring,  merger  or  similar  transaction  involving the
                                      Company  that  may  adversely  affect  such  holders  if   such
                                      transaction  is not the type of transaction included within the definition  of  Change  of  Control.  A  transaction  involving specified  Stone family members or their affiliates will result in a Change of  Control only if it  is the type of  transaction
                                      specified   by  such  definition.   See  "Description  of  Debt
                                      Securities  --   Change  of   Control"  in   the   accompanying
                                      Prospectus.  There can be  no assurance that  the Company would have sufficient funds  to pay the  required purchase price  for all  Notes tendered by the Holders in  the event of a Change of
                                      Control. Neither the Board of Directors of the Company nor  the
                                      trustee under the Indenture relating to the Notes may waive the
                                      Change of Control provisions.
Ranking.............................  The  Notes will  rank PARI PASSU  in right of  payment with all existing and  future Senior  Indebtedness (as  defined) of  the
                                      Company  and  senior in  right of  payment  and in  rights upon
                                      liquidation   to   all   existing   and   future   Subordinated
                                      Indebtedness  of  the  Company.  Obligations  of  the Company's
                                      Subsidiaries (as defined), however, will represent prior claims with respect to the assets  and earnings of such  Subsidiaries.
                                      See   "Description  of  Debt  Securities  --  Ranking"  in  the
                                      accompanying Prospectus.
Limitation on Future Liens..........  If the Company or any Subsidiary shall permit the existence  of any  Lien (as  defined) upon  any of  its respective  assets as security  for  (i)  any  Indebtedness  (as  defined)  or  other obligation  of the Company that ranks PARI PASSU with the Notes or any Indebtedness or other obligation of a Subsidiary of  the
                                      Company,  the Company will secure or will cause such Subsidiary to guarantee  and  secure  the outstanding  Notes  equally  and ratably  with such Indebtedness or other obligation or (ii) any
                                      Subordinated Indebtedness (as defined), the Company will secure the outstanding Notes prior to such Subordinated  Indebtedness;
                                      PROVIDED,  HOWEVER,  that  the  foregoing  shall  not  apply to
                                      certain  specified  Liens,  including   Liens  to  secure   any
                                      Indebtedness under the Credit Agreements, which Indebtedness is currently  secured  by Liens  on a  substantial portion  of the assets of the  Company and Stone-Consolidated  and on stock  of various of the Company's Subsidiaries.

Limitation on Future Guaranties.....  Neither   the  Company  nor  any  Subsidiary  (including  Stone
                                      Savannah  and  Seminole  Kraft)  will  guarantee  Indebtedness;
                                      PROVIDED,  HOWEVER,  that  the  foregoing  shall  not  apply to
                                      certain  specified  guaranties,   including  guaranties  in   a
                                      principal  amount  up to  the  principal amount  outstanding or committed under the  Credit Agreements  as of the  date of  the
                                      Indenture,  plus $250 million, less  the proceeds from the sale of Debt Securities (as defined)  issued from time to time  that are applied to repay Indebtedness under the Credit Agreements.
                                      For  further information  on ranking, limitations  on Liens and limitations on guaranties, see "Description of Debt  Securities
                                      --   Certain  Covenants  --  Limitation  on  Future  Liens  and
                                      Guaranties"  in  the   accompanying  Prospectus.  For   further
                                      information on the collateral securing the borrowings under the
                                      Credit  Agreements, see "Credit Agreements" in the accompanying
                                      Prospectus.
Certain Other Covenants.............  The Indenture, among  other things, (i)  proscribes the use  of certain  proceeds of certain Asset Dispositions (as defined) by the Company or its  Restricted Subsidiaries (as defined),  (ii)
                                      restricts  the  ability of  the  Company and  its Subsidiaries, subject  to  certain  exceptions,  to  pay  dividends  or  make distributions  with respect to shares  of the Company's Capital
                                      Stock (as defined) or  acquire or retire  Capital Stock of  the
                                      Company,  (iii)  subject  to  certain  significant  exceptions, restricts  the  ability  of  the  Company  and  its  Restricted
                                      Subsidiaries  to  create, incur  or guarantee  Indebtedness and
                                      (iv) requires the Company to make certain offers to  repurchase
                                      Debt  Securities in  the event that  the Company's Subordinated
                                      Capital Base (as defined) is  less than a specified level.  See
                                      "Description of Debt Securities -- Certain Covenants."
Use of Proceeds.....................  The  net proceeds  will be  used to  repay indebtedness  of the
                                      Company  and  for  general  corporate  purposes.  See  "Use  of
                                      Proceeds."

                             SUMMARY FINANCIAL DATA

    The following Statement of Operations and Balance Sheet Data for the five years ended December 31, 1992 has been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company. The audit report relating to the Company's
1992 consolidated financial statements contains an explanatory paragraph referring to the March 1, 1994 expiration of the Company's revolving credit facilities and the Company's financial plan discussed in Note 10 to the Company's 1992 consolidated financial statements. Effective December 17, 1993, the Company's revolving credit facilities were extended until March 1, 1997. The summary financial data for the nine months ended September 30, 1993 and September 30, 1992 has been derived from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993 and 1992. The summary financial data does not purport to be indicative of the Company's future results of operations or financial position.

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                                   YEAR ENDED DECEMBER 31,
                          ------------------------------- --------------------------------------------------------------------------
                                1993          1992(B)        1992(B)          1991           1990         1989(A)          1988
                          ---------------- -------------- -------------- -------------- -------------- -------------- --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS
 DATA:
  Net sales............... $3,816,509      $4,189,938     $5,520,655     $5,384,291     $5,755,858     $5,329,716     $3,742,489
  Cost of products sold...  3,180,906       3,385,299      4,473,746      4,285,612      4,421,930      3,893,842      2,618,062
  Selling, general and
   administrative
   expenses...............    404,844         406,066        543,519        522,780        495,499        474,438        351,133(c)
  Depreciation and
   amortization...........    262,100         250,807        334,054        277,534(c)     257,041        237,047        148,072
  Income (loss) before
   interest expense,
   income taxes and
   cumulative effects of
   accounting changes.....    (35,567)        148,443        156,788        379,314        609,873        825,722        657,757
  Interest expense........    311,271         284,391        386,122        397,357        421,667        344,693        108,262
  Income (loss) before
   income taxes and
   cumulative effects of
   accounting changes.....   (346,838)       (135,948)      (229,334)       (18,043)       188,206        481,029        549,495
  Cumulative effect of
   change in accounting
   for post retirement
   benefits (net of income
   taxes).................    (39,544)             --             --             --             --             --             --
  Cumulative effect of
   change in accounting
   for income taxes.......         --         (99,527)       (99,527)            --             --             --             --
  Net income (loss).......   (272,994)       (192,762)      (269,437)       (49,149)        95,420        285,828        341,786
  Income (loss) per common
   share before cumulative
   effects of accounting
   changes................      (3.36)          (1.38)(d)      (2.49)(d)       (.78)(d)       1.56(d)        4.67(d)        5.58(d)
  Net income (loss) per
   common share...........      (3.92)          (2.78)(d)      (3.89)(d)       (.78)(d)       1.56(d)        4.67(d)        5.58(d)
  Ratio of earnings to
   fixed charges..........         (e)             (e)            (e)            (e)           1.2            2.0            5.1
  Dividends paid per
   common share (d).......         --      $     0.35     $     0.35     $     0.71     $     0.71     $     0.70     $     0.35
  Average common shares
   outstanding............     71,159          70,983(d)      70,987(d)      63,207(d)      61,257(d)      61,223(d)      61,251(d)
BALANCE SHEET DATA
 (AT END OF PERIOD):
  Working capital......... $  190,622(g)   $  785,202     $  756,964     $  770,457     $  439,502     $  614,433     $  457,477(c)
  Property, plant and
   equipment-net..........  3,431,491       3,791,588      3,703,248      3,520,178      3,364,005      2,977,860      1,275,960
  Goodwill................    912,870       1,020,375        983,499      1,126,100      1,160,516      1,089,817         29,786
  Total assets............  6,724,579       7,192,766      7,026,973      6,902,852      6,689,989      6,253,708      2,395,038
  Long-term debt..........  3,782,414(f)(g)  4,042,082(f)  4,104,982(f)   4,046,379(f)   3,680,513(f)   3,536,911(f)     765,150
  Stockholders' equity....    738,842       1,296,823      1,102,691      1,537,543      1,460,487      1,347,624      1,063,558
OTHER DATA:
  Net cash provided by
   (used in) operating
   activities............. $ (115,587)     $   46,457     $   85,557     $  210,498     $  451,579(c)  $  315,196(c)  $  453,556(c)
  Capital expenditures....    100,665(h)      195,989(h)     281,446(h)     430,131(h)     551,986(h)     501,723(h)     136,588
  Paperboard, paper and
   market pulp:
    Produced (thousand
     tons)................      5,498           5,605          7,517          7,365          7,447          6,772          4,729
    Converted (thousand
     tons)................      3,291           3,327          4,373          4,228          4,241          3,930          3,344
  Corrugated shipments
   (billion sq. ft.)......      39.80           39.30          51.67          49.18          47.16          41.56          34.47
  Consolidated EBITDA
   (i)....................    226,533         399,250        490,842        656,848        866,914      1,062,769        805,829

- ----------------------------------
(a)  The Company acquired Stone Canada in 1989.
(b) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(c)  Adjusted to conform with the current financial statement presentation.
(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992.
(e) The Company's earnings for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992 and 1991 were insufficient to cover fixed charges by $352.3 million, $172.1 million and $270.1 million and $94.6 million, respectively.
(f) Includes approximately $539.1 million and $594.9 million as of September 30, 1993 and 1992, respectively, and $584.3 million, $573.3 million, $471.2 million and $267.2 million as of December 31, 1992, 1991, 1990 and 1989, respectively, of long-term debt of certain consolidated subsidiaries that is non-recourse to the parent.
(g) At September 30, 1993, $271 million of revolving credit facility borrowings which were previously due on March 1, 1994 are classified as current maturities of long-term debt.
(h) Includes approximately $12.4 million and $63.8 million for the nine months ended September 30, 1993 and 1992, respectively, and $79.1 million, $219.8 million, $245.2 million and $36.8 million for 1992, 1991, 1990 and 1989, respectively, of expenditures financed through project financings.
(i) "Consolidated EBITDA" means earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance in accordance with GAAP. The Consolidated EBITDA presented herein is different than the EBITDA definition in the Company's Credit Agreements. In calculating EBITDA for purposes of the Credit Agreements, Seminole Kraft, Stone Savannah and Stone-Consolidated are accounted for using the equity method of accounting. See "Credit Agreements" in the accompanying Prospectus.

                                  RISK FACTORS

    BEFORE INVESTING, PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS; LIMITED LIQUIDITY

    The Company is significantly leveraged and will continue to be so after completion of the Offerings. The Company's long-term debt to total capitalization ratio was 74.3% at September 30, 1993. On a pro forma basis, after giving effect to the Stone-Consolidated Transaction, the sale of the Company's 49% equity interest in Titan and the sale by the Company of its interest in two short line railroads (the "1993 Fourth Quarter Transactions") and the Offerings, and the use of the estimated net proceeds therefrom, such ratio at September 30, 1993 would have been approximately 71.8%. Capitalization, for purposes of this ratio, includes long-term debt, deferred income taxes, redeemable preferred stock, minority interests and stockholders' equity. Giving effect to the 1993 Fourth Quarter Transactions and the Offerings, the amounts of long-term debt (excluding capitalized lease obligations) outstanding at September 30, 1993 maturing during the next five years and thereafter are as follows:

                                                    THE COMPANY
                                                  EXCLUDING STONE
                                                SAVANNAH, SEMINOLE        NON-RECOURSE
                                                     KRAFT AND       INDEBTEDNESS OF CERTAIN
                                                STONE-CONSOLIDATED      SUBSIDIARIES (1)       TOTAL
                                                -------------------  -----------------------  --------
                                                                    (IN MILLIONS)
Remainder of 1993.............................      $       4.7            $      33.1        $   37.8
1994..........................................             17.6                   54.3            71.9
1995..........................................            293.5(2)                54.6           348.1(2)
1996..........................................            302.4                   67.0           369.4
1997..........................................            774.4                   68.1           842.5
1998..........................................            458.0                  137.8           595.8
Thereafter....................................          1,587.3                  576.9         2,164.2

- ------------------------------
(1) Includes indebtedness of Stone Savannah, Seminole Kraft and Stone-Consolidated. See "-- Credit Agreement Restrictions."
(2) The 1995 maturities include $261.3 million outstanding under Stone Financial Corporation's and Stone Fin II Receivables Corporation's
     revolving credit facilities, which the Company intends to extend or refinance.

    The Company's income before interest expense and income taxes was insufficient to cover interest expense for the nine months ended September 30, 1993 and 1992 and for the year ended December 31, 1992 by $346.8 million, $135.9 million and $229.3 million, respectively, and will continue to be insufficient for at least 1994.

    The Company's liquidity and financial flexibility is adversely affected by continued losses which have resulted in utilization of a significant portion of its revolving credit facilities (for which the borrowing availability was $60.0 million as of January 5, 1994). The net proceeds from the Offerings will be used to (i) prepay approximately $403 million of the remaining 1995 and March 1996 required amortization under the Credit Agreements; (ii) redeem at par approximately $98 million plus accrued interest of the Company's 13 5/8% Subordinated Notes due 1995; and (iii) repay approximately $200 million of the borrowings under the Company's revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). See "Use of Proceeds." The Company is also expecting to improve its liquidity and financial flexibility through a transaction involving a favorable energy supply agreement relating to its mill in Florence, South Carolina, the net proceeds of which would be applied to repay borrowings under the revolving credit facilities without reducing commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). There can be no assurance, however, that this transaction will be consummated or that the expected amount of proceeds from such transaction will be received.

    Notwithstanding the improvements in the Company's liquidity and financial flexibility which will result from the Offerings and which would result from the proposed energy supply contract transaction, unless the Company achieves sustained price increases beyond current levels (including announced price increases which have not yet been fully implemented as described under "Prospectus Summary -- Recent Developments -- Products and

Industry Trends"), the Company will continue to incur net losses and a deficit in net cash provided by operating activities. Without such sustained price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of postponable capital expenditures, obtaining additional sources of funds or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness.

    Beginning in 1996 and continuing thereafter, the Company will be required to make significant amortization payments on its indebtedness which will require the Company to raise sufficient funds from operations or other sources or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so.

ADVERSE INDUSTRY CONDITIONS AND CYCLICAL PRODUCT PRICING

    The markets for paper, packaging products and commodity pulp sold by the Company are highly competitive, and are sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and the Company's profitability. The markets for containerboard and corrugated containers, which represent a substantial portion of the Company's net sales, generally experienced price declines during the period since 1990. The Company has, however, successfully implemented a $25 per ton price increase for containerboard and is in the process of implementing a price increase in corrugated containers. The Company expects to realize the benefits of such price increases in the first quarter of 1994. Newsprint and market pulp prices have also fallen substantially since 1990 due to supply/demand imbalances. While newsprint prices generally increased in 1992, an additional price increase announced in 1993 was unsuccessful. The Company has announced a price increase for newsprint effective March 1, 1994 in light of strengthening demand for newsprint. Market pulp prices, which had improved modestly during 1992 from the low prices of 1991, began deteriorating in the fourth quarter of 1992 and weakened further in 1993. The Company is also in the process of implementing price increases effective January 1, 1994 for market pulp of $40 to $80 per ton. There also can be no assurance that announced price increases for the Company's products can be implemented, that prices for the Company's products will not decline from current levels or that the Company will not elect to take further economic downtime.

RECENT LOSSES; NET CASH USED IN OPERATING ACTIVITIES

    The Company incurred losses of $233.5 million (before taking into account the cumulative effect of an accounting change) and $273.0 million (taking into account such change) for the nine months ended September 30, 1993, $169.9 million (before taking into account the cumulative effect of an accounting change) and $269.4 million (taking into account such change) in 1992 and $49.1 million in 1991. Net cash used in operating activities totalled $115.6 million for the nine months ended September 30, 1993, while net cash provided by operating activities totalled $46.5 million for the nine months ended September 30, 1992. The Company expects the fourth quarter of 1993 will have a deficit in net cash provided by operating activities. The Company expects to incur a net loss for the quarter ending December 31, 1993 that will be less than the loss reported for the third quarter of 1993. See "Selected Consolidated Financial Data." As a result of the net losses, it has been necessary for the Company to obtain various amendments and waivers of certain covenants in the Credit Agreements. See "Credit Agreements" in the accompanying Prospectus. If current pricing levels for the Company's products do not significantly improve, the Company will continue to incur losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" in the accompanying Prospectus.

CREDIT AGREEMENT RESTRICTIONS

    All indebtedness under the Credit Agreements is secured by a substantial portion of the assets of the Company. The Credit Agreements contain certain restrictions on the Company, including requirements that the Company achieve and maintain certain financial ratios (including a minimum current ratio, an indebtedness ratio, minimum EBITDA (as defined in the Credit Agreements) and a tangible net worth test). The restrictions also include, among other things, limitations on the ability of the Company to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make guarantees, to make certain investments, to make aggregate capital expenditures above certain levels, to make certain payments with respect to its outstanding stock, and to enter into certain types of transactions. In particular, the Credit Agreements currently prohibit investments in Stone Venepal (Celgar) Pulp Inc., and Stone-Consolidated. A default by Stone-Consolidated of any of its obligations in excess of $10 million constitutes a default under the Credit Agreements.

    The Credit Agreements also limit in certain specific circumstances any further investments by the Company in two of its subsidiaries, Seminole Kraft and Stone Savannah. Stone Savannah and Seminole Kraft have incurred substantial indebtedness in connection with project financings and are significantly leveraged. As of September 30, 1993, Stone Savannah had $413.8 million in outstanding indebtedness (including $280.1 million in secured indebtedness owed to bank lenders) and Seminole Kraft had $179.8 million in outstanding indebtedness (including $117.5 million in secured indebtedness owed to bank lenders). The Company has entered into separate output purchase agreements with each subsidiary which require the Company to purchase the output of the mills operated by each subsidiary at rates which are above current market rates until September 30, 1994 for Seminole Kraft, until December 20, 1994 for linerboard production at Stone Savannah and until November 14, 1995 for market pulp production at Stone Savannah. After such dates, the Company is required to purchase the respective productions at market prices for the remaining terms of these agreements. At the time that the fixed price provisions of the output purchase agreements terminate, such subsidiaries may need to undertake additional measures to meet their debt service requirements, including obtaining additional sources of funds, postponing or restructuring of debt service payments or refinancing of the indebtedness. In the event that such measures are required and are not successful, and such indebtedness is accelerated by the respective lenders to Stone Savannah or Seminole Kraft, the lenders to the Company under various of its debt instruments will be entitled to accelerate the indebtedness owed by the Company. The cross-acceleration provisions in the Credit Agreements are effective upon the completion of the Offerings. Prior to the completion of the Offerings, the Credit Agreements contained cross-default provisions similar to the cross-default provisions mentioned above for Stone-Consolidated Corporation.

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of the Credit Agreements. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the Credit Agreements, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the Credit Agreements. The Company has successfully sought and received waivers and amendments to its Credit Agreements on various occasions since entering into the Credit Agreements. Most recently, the Credit Agreements were modified to permit the earnings from the sale of the Company's interest in Titan to be included in EBITDA (as defined in the Credit Agreements) solely for purposes of satisfying the minimum EBITDA requirement for the quarter ended December 31, 1993. On December 17, 1993, the Company obtained approval of amendments to the Credit Agreements in connection with the Stone-Consolidated Transaction which permitted, among other things, Stone-Consolidated to grant liens on its property to the holders of its 10.25% Senior Secured Notes due 2000 and the lenders under its revolving credit facilities, and restricted Stone-Consolidated's ability to pay dividends on its capital stock. In connection with the Offerings, the Company is seeking further amendments to the Credit Agreements which will, upon the effective date of the Offerings, amend the Credit Agreements including to change certain financial covenants. See "Recent Developments -- Amendments to Credit Agreements." If further waivers or amendments are requested by the Company, there can be no assurance that the Company's bank lenders will again grant such requests. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company. See "Credit Agreements -- Covenants" in the accompanying Prospectus.

FUTURE ACCESS TO THE CAPITAL MARKETS

    Giving effect to the Offerings, the Company will have sold securities on a number of occasions in the last two years for total proceeds in excess of $2.0 billion. The recent issuance of a substantial amount of securities may make it difficult, at least in the near future, for the Company to access the capital markets for further financings and therefore may limit the Company's sources for future liquidity.

RANKING

    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness, including the indebtedness under the Credit Agreements and the Company's 11 7/8% Senior Notes due 1998 and 12 5/8% Senior Notes due 1998. The payment of the principal of, interest on and any other amounts due on Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Notes. As of September 30, 1993, the total amount of outstanding Senior Indebtedness was approximately $1.8 billion (which amount does not reflect the 1993 Fourth Quarter Transactions and the Offerings and the application of the net proceeds therefrom).

    A substantial portion of the Company's assets currently secure borrowings outstanding under the Credit Agreements. At September 30, 1993 (without adjusting for the 1993 Fourth Quarter Transactions and the Offerings and the application of the net proceeds therefrom), the Company had approximately $1.48 billion of term loans and approximately $271 million in revolving credit borrowings under the Credit Agreements. In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreements would have to be satisfied out of such collateral before any such assets would be available to pay claims of holders of the Notes. If the lenders under the Credit Agreements should foreclose on such collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due on the Notes. See "Description of Debt Securities -- Ranking" in the accompanying Prospectus.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. Such regulation requires significant capital expenditures. On December 17, 1993, the Environmental Protection Agency proposed regulations under the Clean Air Act and the Clean Water Act for the pulp and paper industry which when implemented would affect directly many of the Company's facilities. Since the regulations have only recently been proposed, the Company is currently unable to estimate the nature or level of future expenditures that may be required to comply. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity -- Environmental Issues" in the accompanying Prospectus. In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. The Company currently believes that adequate provisions have been established for these sites and that such costs will not, individually or in the aggregate, have a material adverse effect on its financial position or future operating results.

LIMITED MARKET FOR NOTES

    It is likely that the Notes will have a limited trading market and the Company does not intend to list them on any securities exchange. The Representatives have each indicated an intention initially to make a market in the Notes as permitted by applicable laws and regulations. No underwriter, however, is obligated to make a market in the Notes and any such market making could be discontinued at any time at the sole discretion of such underwriter.

                                COMPANY PROFILE

    The following is a profile of the Company's products, markets, industry position, manufacturing facilities and 1992 production and shipment figures:

                                                          INDUSTRY       MANUFACTURING    1992 PRODUCTION
                                        MARKETS           POSITION         FACILITIES       & SHIPMENTS
                                    ----------------  ----------------  ----------------  ----------------
PAPERBOARD AND    CONTAINERBOARD    A broad range of  Industry leader   Production at 16  4.425 million
 PAPER PACKAGING  AND CORRUGATED    manufacturers of                    mills             short tons of
                  CONTAINERS        consumable and                                        container-board
                                    durable goods                       Converting at     produced
                                    and other                           106 plants
                                    manufacturers of                                      51.7 billion
                                    corrugated                                            square feet of
                                    containers.                                           corrugated
                                                                                          containers
                                                                                          shipped
                  KRAFT PAPER AND   Supermarket       Industry leader   Production at 6   563 thousand
                  BAGS AND SACKS    chains and other                    mills             short tons of
                                    retailers of                                          kraft paper
                                    consumable                          Converting at 19  produced
                                    products.                           plants
                                    Industrial and                                        689 thousand
                                    consumer bags                                         short tons of
                                    sold to the                                           paper bags and
                                    food,                                                 sacks shipped
                                    agricultural,
                                    chemical and
                                    cement
                                    industries,
                                    among others.
                  BOXBOARD,         Manufacturers of  A major position  Production at 2   81 thousand
                  FOLDING CARTONS   consumable        in Europe; a      mills             short tons of
                  AND OTHER         goods,            nominal position                    boxboard and
                                    especially food,  in North America  Converting at 11  other paperboard
                                    beverage and                        plants            produced
                                    tobacco
                                    products, and                                         80 thousand
                                    other box                                             short tons of
                                    manufacturers.                                        folding cartons
                                                                                          and partitions
                                                                                          shipped
WHITE PAPER       NEWSPRINT         Newspaper         A major position  Production at 6   1.243 million
 AND PULP                           publishers and                      mills             short tons
                                    commercial                                            produced
                                    printers.
                  UNCOATED          Producers of      A major position  Production at 2   381 thousand
                  GROUNDWOOD PAPER  advertising                         mills             short tons
                                    materials,                                            produced
                                    magazines,
                                    directories and
                                    computer papers.
                  MARKET PULP       Manufacturers of  A major position  Production at 5   824 thousand
                                    paper products,                     mills             short tons
                                    including fine                                        produced
                                    papers,
                                    photographic
                                    papers, tissue
                                    and newsprint.
WOOD PRODUCTS     LUMBER, PLYWOOD   Construction and  A moderate        Production at 18  541 million
                  AND VENEER        furniture         position in       mills             board feet of
                                    industries.       North America                       lumber produced
                                                                                          551 million
                                                                                          square feet of
                                                                                          plywood and
                                                                                          veneer produced

                          STONE CONTAINER CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1993

    Set forth below are the unaudited pro forma condensed consolidated statement of operations of the Company for the nine months ended September 30, 1993. The unaudited pro forma condensed consolidated statements of operations includes the historical results of the Company and gives effect to the Stone-Consolidated Transaction as if it had occurred as of January 1, 1993. THE PRO FORMA FINANCIAL DATA DOES NOT PURPORT TO BE INDICATIVE OF THE COMPANY'S RESULTS OF OPERATIONS THAT WOULD ACTUALLY HAVE BEEN OBTAINED HAD THE STONE-CONSOLIDATED TRANSACTION BEEN COMPLETED AS OF THE DATE OR FOR THE PERIOD PRESENTED, OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus and the Company's Current Report on Form 8-K dated January 3, 1994, which is incorporated by reference herein.

                                                               HISTORICAL
                                                                (NOTE 1)          PRO FORMA ADJUSTMENTS         PRO FORMA
                                                            NINE MONTHS ENDED           (NOTE 2)            NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1993      STONE-CONSOLIDATED      SEPTEMBER 30, 1993
                                                           -------------------  -------------------------  -------------------
                                                                          (in millions, except per share data)
Net sales................................................      $   3,816.5            $                        $   3,816.5
Operating Costs and Expenses:
Cost of products sold....................................          3,180.9                                         3,180.9
Selling, general and administrative expenses.............            404.8                                           404.8
Depreciation and amortization............................            262.1                                           262.1
Equity (income) loss from affiliates.....................              5.6                                             5.6
                                                                  --------                -----                   --------
                                                                   3,853.4                                         3,853.4
                                                                  --------                -----                   --------
Loss from operations.....................................            (36.9)                                          (36.9)
Interest expense.........................................           (311.3)                15.4(a)                  (330.1)
                                                                                          (34.2)(b)
Other net................................................              1.3                 (4.2)(c)                    3.9
                                                                                            6.8(d)
                                                                  --------                -----                   --------
Loss before income taxes and cumulative effect of an
 accounting change.......................................           (346.9)               (16.2)                    (363.1)
Credit for income taxes..................................           (113.4)                (7.8)(e)                 (121.2)
                                                                  --------                -----                   --------
Net loss before cumulative effect of an accounting
 change..................................................      $    (233.5)           $    (8.4)               $    (241.9)
                                                                  --------                -----                   --------
                                                                  --------                -----                   --------
Loss per share of common stock before cumulative effect
 of an accounting change.................................      $     (3.36)                                    $     (3.48)
                                                                  --------                                        --------
                                                                  --------                                        --------
Weighted average common shares outstanding...............             71.2                                            71.2
                                                                  --------                                        --------
                                                                  --------                                        --------

- ------------------------
    (1)  Basis of preparation:
         The unaudited pro forma condensed consolidated Statement of Operations has been prepared from and should be read in conjunction with the historical consolidated financial statements of the Company. The pro forma condensed consolidated Statement of Operations gives effect to the following pro forma adjustments as of January 1, 1993.
(2)  Pro forma adjustments:
(a) To record a reduction to historical interest expense of $15.4 million as a result of the assumed repayment of certain Credit Agreements indebtedness.

                                     h-TM-

    (b)  To record pro forma interest expense  and amortization of debt fees  of
         $30.2  million  related to  Stone-Consolidated's 10.25%  Senior Secured
         Notes due 2000 and 8% Convertible Unsecured Subordinated Debentures due
         2003 and to record amortization of  the amendment fees of $4.0  million related to the Company's restated Credit Agreements.
    (c)  To  increase the foreign exchange transaction losses by $4.2 million to reflect the  effects  of  foreign currency  revaluation  pertaining  to
         Stone-Consolidated's  U.S. denominated 10.25%  Senior Secured Notes due
         2000, partially  offset  by  the reversal  of  the  historical  foreign exchange  transaction losses associated with  the U.S. denominated debt that was repaid.
    (d)  To  record  the  minority   interest  share  of   the  net  losses   of
         Stone-Consolidated  of $6.8 million for the nine months ended September
         30,  1993  based  on   the  pro  forma   statement  of  operations   of
         Stone-Consolidated.
    (e)  To  record the adjustment to income taxes of $7.8 million pertaining to the interest expense adjustments recorded in note 2(a) and 2(b) and for the foreign exchange transaction loss adjustment recorded in note  2(c)
         using  the applicable U.S.  and Canadian statutory  income tax rates of
         39.6 percent and 35.0 percent. The  U.S. tax rates include the  effects of state income tax rates.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offerings are estimated to aggregate $ million ($ million if the Underwriters' over-allotment option with respect to the Common Stock Offering is exercised in full). Such proceeds will be used to repay indebtedness of the Company and for general corporate purposes, as set forth below. For further information on the interest rate, maturity and other terms with respect to the Company's indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity" and "Credit Agreements" in the accompanying Prospectus.

    The sources and uses of funds in connection with the Offerings are estimated to be as follows:

                                                                                                  (IN
                                                                                               MILLIONS)
SOURCES:
  Notes.....................................................................................   $    500.0
                                                                                              ------------
  Common Stock Offering.....................................................................        236.3
                                                                                              ------------
TOTAL:......................................................................................   $    736.3
                                                                                              ------------
                                                                                              ------------
USES:
  Prepayment of Credit Agreements amortization..............................................   $    403.1
  Redemption of 13 5/8% Subordinated Notes due 1995 (plus accrued interest).................        100.0
  General Corporate Purposes (1)............................................................        233.2
TOTAL:......................................................................................   $    736.3
                                                                                              ------------
                                                                                              ------------

- ------------------------------
(1) Includes repayments of borrowings under the revolving credit facilities which can be reborrowed and fees and expenses of the Offerings.

                                 CAPITALIZATION

    The following table sets forth a summary of the short-term debt and capitalization of the Company, on a consolidated basis at September 30, 1993, as adjusted to give effect to the 1993 Fourth Quarter Transactions and the application of the estimated net proceeds therefrom to reduce indebtedness under the Credit Agreements and as further adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom to reduce indebtedness.

                                                                                              SEPTEMBER 30, 1993
                                                                                  ------------------------------------------
                                                                                              AS ADJUSTED FOR
                                                                                              THE 1993 FOURTH   AS FURTHER
                                                                                                  QUARTER      ADJUSTED FOR
                                                                                    ACTUAL     TRANSACTIONS    THE OFFERINGS
                                                                                  ----------  ---------------  -------------
                                                                                            (DOLLARS IN THOUSANDS)
Short-term debt:
  Notes payable.................................................................  $   12,116    $    12,116     $    12,116
  Current maturities of long-term debt..........................................     757,731         77,921          77,921
                                                                                  ----------  ---------------  -------------
    Total short-term debt.......................................................  $  769,847    $    90,037     $    90,037
                                                                                  ----------  ---------------  -------------
                                                                                  ----------  ---------------  -------------
Long-term debt:
  Senior debt:
    Credit Agreements other than revolving credit facilities....................  $1,482,800    $ 1,156,067(a)  $   854,931(b)
    Less: Current maturities....................................................    (408,810)       --              --
    Revolving credit facilities.................................................     271,000        121,761(c)           --(d)
    Less: Current maturities....................................................    (271,000)            --(e)      --
    12 5/8% Senior Notes due July 15, 1998......................................     150,000        150,000         150,000
    11 7/8% Senior Notes due December 1, 1998...................................     238,859        238,859         238,859
      % Senior Notes due 2001...................................................      --            --              500,000
    4% -- 11 5/8% fixed rate debt and other variable rate debt (including
     capitalized lease obligations).............................................     279,948        307,355         307,355
    Obligations under accounts receivable securitization programs...............     261,300        261,300         261,300
  Less: Current maturities......................................................     (18,483)       (18,483)        (18,483)
                                                                                  ----------  ---------------  -------------
    Total senior long-term debt.................................................   1,985,614      2,216,859       2,293,962
                                                                                  ----------  ---------------  -------------
  Subordinated debt:
    10 3/4% Senior Subordinated Notes due June 15, 1997.........................     150,000        150,000         150,000
    11% Senior Subordinated Notes due August 15, 1999...........................     125,000        125,000         125,000
    11 1/2% Senior Subordinated Notes due September 1, 1999.....................     230,000        230,000         230,000
    10 3/4% Senior Subordinated Debentures due April 1, 2002....................     199,095        199,095         199,095
    8 7/8% Convertible Senior Subordinated Notes due July 15, 2000..............     248,429        248,429         248,429
    13 5/8% Subordinated Notes due June 1, 1995.................................      98,114         98,114         --
    12 1/8% Subordinated Debentures due September 15, 2001 (f)..................      92,110         92,110          92,110
    6 3/4% Convertible Subordinated Debentures due February 15, 2007............     115,000        115,000         115,000
    Variable Rate Subordinated Note due January 16, 1994........................       4,875          4,875           4,875
  Less: Current maturities......................................................      (4,875)        (4,875)         (4,875)
                                                                                  ----------  ---------------  -------------
    Total subordinated long-term debt...........................................   1,257,748      1,257,748       1,159,634
                                                                                  ----------  ---------------  -------------
  Debt of consolidated subsidiaries (non-recourse to parent)....................     593,615        991,865         991,865
  Less: Current maturities......................................................     (54,563)       (54,563)        (54,563)
                                                                                  ----------  ---------------  -------------
    Total long-term debt of consolidated subsidiaries (non-recourse to
     parent)....................................................................     539,052        937,302         937,302
                                                                                  ----------  ---------------  -------------
    Total long-term debt........................................................   3,782,414      4,411,909       4,390,898
                                                                                  ----------  ---------------  -------------
Stockholders' equity:
  $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock (4,600,000
   shares, $25 per share liquidation preference)................................     114,983        114,983         114,983
  Common Stock..................................................................     648,650        571,376(g)      793,185(h)
  Retained earnings.............................................................     219,020        238,020(i)      238,020
  Foreign currency translation adjustment.......................................    (238,068)      (238,068)       (238,068)
  Unamortized expense of restricted stock plan..................................      (5,723)        (5,723)         (5,723)
                                                                                  ----------  ---------------  -------------
    Total stockholders' equity..................................................     738,862        680,588         902,397
                                                                                  ----------  ---------------  -------------
    Total capitalization........................................................   4,521,276      5,092,497       5,293,295
                                                                                  ----------  ---------------  -------------
    Total short-term debt and capitalization....................................  $5,291,123    $ 5,182,534     $ 5,383,332
                                                                                  ----------  ---------------  -------------
                                                                                  ----------  ---------------  -------------
SEE FOOTNOTES ON THE FOLLOWING PAGE

- ------------------------------

(a) Reflects the prepayment of $326.7 million as a result of the 1993 Fourth Quarter Transactions.

(b) Reflects the prepayment of $301.1 million as a result of the Offerings.

(c) Reflects the repayment of $149.2 million as a result of the 1993 Fourth Quarter Transactions.

(d) Reflects the repayment of $121.8 million as a result of the Offerings. Upon consummation of the Offerings, the Company will have no borrowings under its total revolving credit facilities commitments of $224.0 million.

(e) As a result of the December 17, 1993 amendment to the Credit Agreements, the maturity of the Company's revolving credit facility was extended from March 1, 1994 to March 1, 1997.

(f) Obligations of Stone-Southwest, Inc., a wholly-owned subsidiary of the Company.

(g) The Stone-Consolidated Transaction resulted in a charge to Common Stock of approximately $77.3 million.

(h) The Common Stock Offering assumes the issuance of 21,000,000 shares at a price of $11.25 per share with issuance costs of approximately $14.4 million.

(i) The 1993 Fourth Quarter Transactions resulted in an after-tax gain of approximately $19.0 million.

                           CERTAIN TERMS OF THE NOTES

GENERAL

    The Notes are an issue of the Company's Debt Securities (described in the accompanying Prospectus as "Offered Debt Securities"). The following description of the Notes supplements, and should be read in conjunction with, the statements under "Description of Debt Securities" in the accompanying Prospectus.

    The Notes will be senior unsecured obligations of the Company, will be limited to $500 million aggregate principal amount and will be issued under an Indenture dated as of November 1, 1991, as supplemented by the First Supplemental Indenture dated as of June 23, 1993 (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as trustee.

    The Notes will mature on             , 2001. The Notes are not redeemable at
the option of the Company prior to             , 1999. Thereafter, the Notes may
be redeemed at the option of the Company, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days notice, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the date of redemption:

           REDEMPTION DATE                         REDEMPTION PRICE
- --------------------------------------  --------------------------------------
                 and thereafter at 100% of principal amount.

    The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement, from the date of original issuance of the Notes.
Interest  on the Notes will be payable semi-annually on             and       of
each year, commencing                 , to the Holders in whose names the  Notes
are  registered at the close  of business on the  preceding           and
respectively.

    The Notes do not provide for any sinking fund.

    The  Notes  are  subject  to  defeasance  and  discharge  as  described   in
"Description of Debt Securities -- Satisfaction and Discharge of Indenture; Defeasance" in the accompanying Prospectus.

    In the event that the Company is required but unable to make a Deficiency Offer (as defined), the Reset Rate (as defined) on the Notes will be the greater of (x) the Initial Interest Rate (as defined) and (y) the sum of (A) basis points and (B) the higher of the Year Treasury Rate and the Year Treasury Rate (each as defined). See "Description of the Debt Securities -- Certain
Covenants -- Maintenance of Subordinated Capital Base" in the accompanying Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Salomon Brothers Inc, Bear, Stearns & Co. Inc., BT Securities Corporation, Kidder Peabody & Co. Incorporated, Chemical Securities Inc. and NationsBanc Capital Markets, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased. It is a condition precedent to the Underwriters' obligations to purchase the Notes pursuant to the Underwriting Agreement that the sale of the Common Stock by the Company occur simultaneously.

                                                                                   Principal
Underwriter                                                                         Amount
- ------------------------------------------------------------------------------   -------------
Salomon Brothers Inc..........................................................
Bear, Stearns & Co. Inc.......................................................
BT Securities Corporation.....................................................
Kidder, Peabody & Co. Incorporated............................................
Chemical Securities Inc. .....................................................
NationsBanc Capital Markets, Inc. ............................................
                                                                                 -------------
      Total...................................................................   $ 500,000,000
                                                                                 -------------
                                                                                 -------------

    The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of % of the principal amount of the Notes. The Underwriters may allow and such dealers may reallow a concession not in excess of % of the principal amount of the Notes on sales to certain other dealers. After the initial offering, the public offering price and concessions to dealers may be changed.

    The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").

    The Notes are new issues of securities with no established trading market. The Company has been advised by certain of the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

    The Company has agreed that, for a period of thirty days from the date of the issuance of the Notes, without the consent of Salomon Brothers Inc, acting on behalf of the Underwriters, neither the Company nor any subsidiary of the Company (except in limited circumstances) will (i) file with the Securities and Exchange Commission or publicly announce its intent to file any registration statement under the Securities Act of 1933, as amended (the "Act"), or pre-effective amendment to any registration statement under the Act relating to debt securities (other than industrial development bonds) or (ii) enter into any agreement for or consummate the sale of, or publicly announce its intent to sell, any debt securities (other than the Notes and industrial development bonds).

    Certain of the Underwriters from time to time perform investment banking and other financial advisory services for the Company for which they receive customary compensation.

    Bankers Trust Company ("Bankers Trust"), an affiliate of BT Securities Corporation, is the agent and a lender, and Chemical Bank, an affiliate of Chemical Securities Inc., is a co-agent and lender under the Credit Agreements. NationsBank, N.A., an affiliate of NationsBanc Capital Markets, Inc., is a lender under the Credit Agreements. In their capacity as lenders under the Credit Agreements, Bankers Trust, Chemical Bank and Nationsbank would receive their pro rata share of the net proceeds of the sale of the Notes hereunder used to repay indebtedness under the Credit Agreements. See "Use of Proceeds." In the aggregate, such lenders may receive more than 10% of the net proceeds from the distribution of the Notes. Under the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), when affiliates of members of the NASD participating in a distribution of debt securities receive in the aggregate more than 10% of the net proceeds of such distribution, the yield at which such debt securities may be distributed to the public can be no lower than that recommended by a "qualified independent underwriter," as defined by Section 2(1) of Schedule E to the By-Laws of the NASD. Accordingly, in connection with the offering of the Notes, Salomon Brothers Inc intends to serve as a qualified independent underwriter in recommending the yield at which the Notes will be offered and conducting due diligence. Bankers Trust is also the indenture trustee for the Company's 11 1/2% Senior Subordinated Notes due September 1, 1999.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns approximately 15,900 shares of Common Stock) and by Sidley & Austin, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

                       [LOGO] STONE CONTAINER CORPORATION

                             SENIOR DEBT SECURITIES

                      SENIOR SUBORDINATED DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES

                                  COMMON STOCK
                               ------------------

    Stone Container Corporation (the "Company") may offer from time to time in one or more series up to $1 billion aggregate initial offering price of (i) its unsecured debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or subordinated ("Subordinated Debt Securities"), and (ii) shares of its common stock (the "Common Stock"). The Debt Securities and the Common Stock (together, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The Senior Debt Securities will rank equally in right of payment with all other Senior Indebtedness (as defined) of the Company. The Senior Subordinated Debt Securities will be subordinated in right of payment to all Senior
Indebtedness of the Company and senior in right of payment to all Junior Subordinated Indebtedness (as defined). The Subordinated Debt Securities will be subordinated in right of payment to Senior Indebtedness and Senior Subordinated Indebtedness (as defined). If Debt Securities are offered, the Prospectus
Supplement will set forth the terms of such Debt Securities, including the specific designation, aggregate principal amount, authorized denominations, any premium, any interest rate (which may be fixed or variable), maturity, any interest payment dates, any optional or mandatory redemption terms, any sinking fund provisions, any subordination or conversion terms, the initial public offering price and any other terms of the offering.

    If Common Stock is offered, the Prospectus Supplement will set forth the number of shares, the initial public offering price and any other terms of the offering.

    This Prospectus also relates to an indeterminate number of shares of the Company's Common Stock, because the Company may elect to issue Senior Subordinated Debt Securities that are convertible into Common Stock. If such convertible Debt Securities are offered, the Prospectus Supplement will set forth the terms by which such Debt Securities offered thereby may be converted into shares of Common Stock.

    The Securities may be sold (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Company. See "Plan of Distribution." The names of any underwriters or agents of the Company involved in the sale of the Securities, and any applicable commissions or discounts, will be set forth in the corresponding Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in the corresponding Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

                            ------------------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS. ANY
          REPRESENTATION TO                    THE  CONTRARY IS  A
                               CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is January 7, 1994.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Common Stock of the Company is listed.

    The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Branch of the Commission upon payment at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by the Company with the Commission are incorporated by reference in this Prospectus:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 8 dated April 9, 1993 and as further amended by Form 10-K/A-1 dated June 24, 1993;

        (b) the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

        (c) the Company's Current Reports on Form 8-K dated January 8, 1993, April 15, 1993, June 24, 1993, July 7, 1993, July 26, 1993, September 30,
    1993, January 3, 1994 and January 5, 1994; and

        (d) the description of the Rights (as defined herein) contained in the Company's Registration Statement on Form 8-A dated July 27, 1988, as amended by Form 8 dated August 2, 1990.

    All documents filed by the Company pursuant to Section 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to: Investor Relations Department, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601; telephone number (312) 346-6600.

                                  THE COMPANY

GENERAL
    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products and commodity pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products. The Company also believes that it is one of the largest paper companies in terms of annual tonnage produced. The Company produced 5.0 million tons and 4.9 million tons of unbleached containerboard and kraft paper in 1992 and 1991, respectively, which accounted for approximately 66% of its total tonnage produced for both 1992 and 1991. The Company had net sales of approximately $5.5 billion and $5.4 billion in 1992 and 1991, respectively. As used herein, the term "Company" includes Stone Container Corporation, its subsidiaries and its affiliates, except as the context otherwise may require.

    The Company has increased dramatically in size over the past ten years, primarily through four major acquisitions, including the 1989 acquisition of Consolidated-Bathurst Inc. (a Canadian corporation, now renamed Stone Container (Canada) Inc. ("Stone Canada")), and several smaller acquisitions. The acquisition of Stone Canada increased the Company's market share in its core business operations and provided the Company with the opportunity to pursue its strategy to expand its production capacity and sales in international markets.

OPERATIONS
    The following table presents actual annual mill production capacity of the Company at December 31, 1992 and at December 31, 1991:

                                                             PAPERBOARD AND PAPER
                                                                                   WHITE PAPER AND PULP
                                                                  PACKAGING                                     TOTAL
                                                             --------------------  --------------------  --------------------
                                                               1992       1991       1992       1991       1992       1991
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS OF SHORT TONS)(A)
United States..............................................      4,572      4,456        847        838      5,419      5,294
Canada.....................................................        436        414      1,783      1,730      2,219      2,144
Europe.....................................................        310        294        306        315        616        609
Other......................................................         58         45     --         --             58         45
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                 5,376      5,209      2,936      2,883      8,312      8,092
                                                             ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(a) Includes 25% of production capacity of the Celgar mill, 49% of the facilities of Empaques de Carton Titan, S.A. and 100% of Seminole Kraft and Stone Savannah River mills.

    The paperboard and paper packaging segment of the Company's business includes the manufacture of linerboard, corrugating medium and kraft paper, among other products. Linerboard and corrugating medium are the basic materials used in the manufacture of corrugated containers. Kraft paper is primarily used to produce paper bags and sacks. The Company's principal customers for linerboard, corrugating medium and kraft paper are its corrugated container division and its bag divisions. In 1992 and 1991, those divisions consumed approximately 88% and 87%, respectively, of the Company's aggregate production of linerboard, corrugating medium and kraft paper.

    The Company has more than 100 board converting operations, which produced and shipped approximately 51.7 billion square feet and 49.2 billion square feet of corrugated containers in 1992 and 1991, respectively. Corrugated shipments by U.S. facilities were approximately 12% of the total U.S. industry shipments in both 1992 and 1991. Corrugated containers are sold in a broad range of markets.

    The Company operates 19 kraft paper converting facilities, which shipped approximately 689 thousand tons and 735 thousand tons of paper bags and sacks nationwide in 1992 and 1991, respectively. These shipments represented approximately 34% and 35% of the total U.S. industry shipments for 1992 and 1991, respectively. The Company believes that it is the leading North American producer of paper bags and sacks. Kraft paper is converted at the Company's plants into grocery bags and sacks, merchandise bags and multiwall shipping sacks. Grocery bags and sacks are sold primarily to supermarket chains; merchandise bags are sold primarily to retailers of consumer products; and multiwall shipping sacks are sold to the agricultural, chemical and cement industries, among others.

    Wood fiber, particularly from wood chips, and waste paper constitute the basic raw materials for linerboard, corrugating medium, unbleached kraft paper, newsprint, groundwood paper and market pulp. Wood fiber resources are available within economic proximity of the mills and the Company has not experienced any significant difficulty in obtaining such resources, although environmental concerns in the Pacific Northwest (including the designation of the spotted owl as a threatened species) have reduced the supply of wood in that region. Consistent with its strategy to obtain long-term wood fiber sources without the costs associated with land ownership, the Company sold approximately 329 thousand acres of timberland during the years 1988 through 1992. This acreage had been owned by Southwest Forest Industries, Inc., now named Stone Southwest, Inc., which was acquired by the Company in 1987. At December 31, 1992, the Company had approximately 14 thousand and 343 thousand acres of private fee timberland in the United States and Canada, respectively. The Company assists certain landowners in the Southeastern United States in managing approximately
2.0 million acres of timberland.

    Recycled fiber, one of the Company's principal raw material components along with wood fiber, must be purchased in a price sensitive market. The Company believes that the demand for recycled fiber will increase and expects that the cost of purchasing recycled fiber will also increase as a result of increased demand and market conditions. As a result of the recognition of greater recycled fiber utilization in the United States, the Company and WMX (formerly Waste Management of North America) have formed a joint venture, Paper Recycling International, L.P., which will assist the Company in the procurement of waste fiber.

    The Company's business is not dependent upon a single customer or upon a small number of major customers. The loss of any one customer would not have a material adverse effect on the Company.

    The Company's products and the raw materials needed to manufacture those products have historically exhibited price and demand cyclicality. Cyclical economic factors such as growth in the economy generally, interest rates, unemployment levels and fluctuations in currency exchange rates have had a significant impact on prices and sales of the Company's products. The availability and cost of wood fiber, including wood chips, and waste paper may be subject to substantial variation, depending upon economic, political and conservation considerations.

    As of December 31, 1992, the Company had approximately 31,200 employees, of whom approximately 21,900 were employees of U.S. operations and the remainder were employees of foreign operations. Of those in the United States, approximately 13,900 are union employees.

    At March 1, 1993, the Company's founders and individual members of their families, in the aggregate but not as a group, owned approximately 13.5 million shares of the Company's Common Stock, constituting approximately 19% of the approximately 71 million then-outstanding shares of Common Stock.

    The Company is incorporated in Delaware and its Common Stock is listed on the New York Stock Exchange. The Company's executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601; telephone number (312) 346-6600.

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used to repay indebtedness outstanding under the Company's Credit Agreements or to refinance certain indebtedness as permitted thereunder. The terms of the Credit Agreements require, except in certain circumstances, the application of proceeds resulting from an offering of the Securities to be applied against indebtedness then outstanding thereunder. See "Credit Agreements." Pending use for these purposes, the Company may invest proceeds from the sale of the Securities in short-term marketable securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected Statement of Operations and Balance Sheet Data for the five years ended December 31, 1992 has been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company. The audit report relating to the Company's
1992 consolidated financial statements contains an explanatory paragraph referring to the March 1, 1994 expiration of the Company's revolving credit facilities and the Company's financial plan discussed in Note 10 to the Company's 1992 consolidated financial statements. Effective December 17, 1993, the Company's revolving credit facilities were extended until March 1, 1997. The selected financial information for the nine months ended September 30, 1993 and September 30, 1992 has been derived from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993 and 1992. The selected consolidated financial data does not purport to be indicative of the Company's future results of operations or financial position.

                                      NINE MONTHS ENDED SEPTEMBER 30,
                                     ---------------------------------
                                           1993            1992(A)
                                     ----------------   --------------
                                      (IN THOUSANDS, EXCEPT PER SHARE
                                             DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net sales........................  $3,816,509         $4,189,938
  Cost of products sold............   3,180,906          3,385,299
  Selling, general and
   administrative expenses.........     404,844            406,066
  Depreciation and amortization....     262,100            250,807
  Income (loss) before interest
   expense, income taxes and
   cumulative effects of accounting
   changes.........................     (35,567)           148,443
  Interest expense.................     311,271            284,391
  Income (loss) before income taxes
   and cumulative effects of
   accounting changes..............    (346,838)          (135,948)
  Cumulative effect of change in
   accounting for post retirement
   benefits (net of income taxes)..     (39,544)            --
  Cumulative effect of change in
   accounting for income taxes.....      --                (99,527)
  Net income (loss)................    (272,994)          (192,762)
  Income (loss) per common share
   before cumulative effects of
   accounting changes..............       (3.36)             (1.38)(d)
  Net income (loss) per common
   share...........................       (3.92)             (2.78)(d)
  Ratio of earnings to fixed
   charges.........................          (e)                (e)
  Dividends paid per common share
   (d).............................      --                  $0.35
  Average common shares
   outstanding.....................      71,159             70,983(d)
BALANCE SHEET DATA (AT END OF
 PERIOD):
  Working capital..................  $  190,622(g)      $  785,202
  Property, plant and
   equipment -- net................   3,431,491          3,791,588
  Goodwill.........................     912,870          1,020,375
  Total assets.....................   6,724,579          7,192,766
  Long-term debt...................   3,782,414(f)(g)    4,042,082(f)
  Stockholders' equity.............     738,842          1,296,823
OTHER DATA:
  Net cash provided by (used in)
   operating activities............  $ (115,587)        $   46,457
  Capital expenditures.............     100,665(h)         195,989(h)
  Paperboard, paper and market
   pulp:
    Produced (thousand tons).......       5,498              5,605
    Converted (thousand tons)......       3,291              3,327
  Corrugated shipments (billion sq.
   ft.)............................       39.80              39.30


                                                                  YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------

                                        1992(A)            1991             1990           1989(B)            1988

                                     --------------   --------------   --------------   --------------   --------------


STATEMENT OF OPERATIONS DATA:
  Net sales........................  $5,520,655       $5,384,291       $5,755,858       $5,329,716       $3,742,489

  Cost of products sold............   4,473,746        4,285,612        4,421,930        3,893,842        2,618,062

  Selling, general and
   administrative expenses.........     543,519          522,780          495,499          474,438          351,133(c)

  Depreciation and amortization....     334,054          277,534(c)       257,041          237,047          148,072

  Income (loss) before interest
   expense, income taxes and
   cumulative effects of accounting
   changes.........................     156,788          379,314          609,873          825,722          657,757

  Interest expense.................     386,122          397,357          421,667          344,693          108,262

  Income (loss) before income taxes
   and cumulative effects of
   accounting changes..............    (229,334)         (18,043)         188,206          481,029          549,495

  Cumulative effect of change in
   accounting for post retirement
   benefits (net of income taxes)..      --               --               --               --               --

  Cumulative effect of change in
   accounting for income taxes.....     (99,527)          --               --               --               --

  Net income (loss)................    (269,437)         (49,149)          95,420          285,828          341,786

  Income (loss) per common share
   before cumulative effects of
   accounting changes..............       (2.49)(d)         (.78)(d)         1.56(d)          4.67(d)          5.58(d)

  Net income (loss) per common
   share...........................       (3.89)(d)         (.78)(d)         1.56(d)          4.67(d)          5.58(d)

  Ratio of earnings to fixed
   charges.........................          (e)              (e)             1.2              2.0              5.1

  Dividends paid per common share
   (d).............................       $0.35            $0.71            $0.71            $0.70            $0.35

  Average common shares
   outstanding.....................      70,987(d)        63,207(d)        61,257(d)        61,223(d)        61,251(d)

BALANCE SHEET DATA (AT END OF
 PERIOD):
  Working capital..................  $  756,964       $  770,457       $  439,502       $  614,433       $  457,477(c)

  Property, plant and
   equipment -- net................   3,703,248        3,520,178        3,364,005        2,977,860        1,275,960

  Goodwill.........................     983,499        1,126,100        1,160,516        1,089,817           29,786

  Total assets.....................   7,026,973        6,902,852        6,689,989        6,253,708        2,395,038

  Long-term debt...................   4,104,982(f)     4,046,379(f)     3,680,513(f)     3,536,911(f)       765,150

  Stockholders' equity.............   1,102,691        1,537,543        1,460,487        1,347,624        1,063,558

OTHER DATA:
  Net cash provided by (used in)
   operating activities............  $   85,557       $  210,498       $  451,579(c)    $  315,196(c)    $  453,556(c)

  Capital expenditures.............     281,446(h)       430,131(h)       551,986(h)       501,723(h)       136,588

  Paperboard, paper and market
   pulp:
    Produced (thousand tons).......       7,517            7,365            7,447            6,772            4,729

    Converted (thousand tons)......       4,373            4,228            4,241            3,930            3,344

  Corrugated shipments (billion sq.
   ft.)............................       51.67            49.18            47.16            41.56            34.47

- ------------------------------
(a) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(b)  The Company acquired Stone Canada in 1989.
(c)  Adjusted to conform with the current financial statement presentation.
(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992.
(e) The Company's earnings for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992 and 1991 were insufficient to cover fixed charges by $352.3 million, $172.1 million and $270.1 million and $94.6 million, respectively.
(f) Includes approximately $539.1 million and $594.9 million as of September 30, 1993 and 1992, respectively, and $584.3 million, $573.3 million, $471.2 million and $267.2 million as of December 31, 1992, 1991, 1990 and 1989, respectively, of long-term debt of certain consolidated subsidiaries that is non-recourse to the parent.
(g) At September 30, 1993, $271 million of revolving credit facility borrowings which were previously due on March 1, 1994 are classified as current maturities of long-term debt.
(h) Includes approximately $12.4 million and $63.8 million for the nine months ended September 30, 1993 and 1992, respectively, and $79.1 million, $219.8 million, $245.2 million and $36.8 million for 1992, 1991, 1990 and 1989, respectively, of expenditures financed through project financings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED HISTORICAL FINANCIAL DATA AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS (AND RELATED NOTES) OF THE COMPANY INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

GENERAL

    The Company's major products are containerboard and corrugated containers, newsprint and market pulp. The markets for paper, packaging products and commodity pulp sold by the Company are highly competitive and sensitive to industry capacity and cyclical changes in the economy that can significantly impact selling prices and the Company's profitability. The Company's sales and operating results have, in recent years, been more sensitive to price changes than to changes in sales volume.

    The markets for containerboard and corrugated containers, which represent a substantial portion of the Company's net sales, generally experienced price declines in the period 1990 through the third quarter of 1993 (except for one increase in August 1991), and, despite increasing industry-wide capacity utilization (which is now at approximately the same level as 1989), the Company was unable to implement announced price increases for these products in 1992 or for the first nine months of 1993. In prior periods, comparable levels of capacity utilization supported higher product pricing.

    Additions to industry-wide capacity for newsprint and market pulp and declines in demand for such products during the past three years have led to supply/demand imbalances that have contributed to depressed prices for these products. The newsprint industry, which began discounting sales prices in 1990, was adversely affected by progressively increasing price discounts throughout 1991 and most of 1992, although such discounts were partially reversed in the fourth quarter of 1992 and the first quarter of 1993 when discounts were reduced. During this time, new production capacity in the industry came on line, approximating two million tons annually, representing an approximate 12% increase in capacity. At the same time, U.S. consumption of newsprint fell, due to declines in readership and ad linage. As prices fell, certain high cost paper machines, representing approximately 1.2 million tons and located mostly in Canada, were shut down. Market pulp prices, which had improved modestly during 1992 from the low prices of 1991, began deteriorating in the fourth quarter of 1992 and have weakened further in 1993.

    If current pricing levels for the Company's products do not significantly improve, the Company will continue to incur net losses.

    Due to the industry conditions described above and the Company's highly leveraged capital structure and related interest expense associated with indebtedness incurred to finance the acquisition of Stone Canada, the Company has incurred net losses in each of the last two years and the first nine months of 1993 and expects to incur a net loss for the full year 1993. In 1992, the Company suspended payment of cash dividends on its Common Stock. The Company is pursuing a financial plan that is intended to enhance the Company's liquidity and increase its financial flexibility. See "-- Financial Condition and Liquidity -- Outlook."

RESULTS OF OPERATIONS

                                              NINE MONTHS ENDED SEPTEMBER 30,
                                          ---------------------------------------
                                                 1993                1992*
                                          ------------------   ------------------
                                                    PERCENT              PERCENT
                                                      NET                  NET
                                          AMOUNT    OF SALES   AMOUNT    OF SALES
                                          -------   --------   -------   --------
                                                   (DOLLARS IN MILLIONS)
Net sales...............................  $3,816.5    100.0%   $4,189.9    100.0%
Cost of products sold...................  3,180.9      83.3    3,385.3      80.8
Selling, general and administrative
 expenses...............................    404.8      10.6      406.0       9.7
Depreciation and amortization...........    262.1       6.9      250.8       6.0
Equity loss from affiliates.............      5.6        .1        1.7     --
                                          -------   --------   -------   --------
Income (loss) from operations...........    (36.9)      (.9)     146.1       3.5
Interest expense........................   (311.3)     (8.2)    (284.4)     (6.7)
Other, net..............................      1.3     --           2.4     --
                                          -------   --------   -------   --------
Loss before income taxes and cumulative
 effects of
 accounting changes.....................   (346.9)     (9.1)    (135.9)     (3.2)
Credit for income taxes.................   (113.4)     (3.0)     (42.7)     (1.0)
                                          -------   --------   -------   --------
Loss before cumulative effects of
 accounting changes.....................   (233.5)     (6.1)     (93.2)     (2.2)
Cumulative effect of change in
 accounting for postretirement benefits
 (net of income taxes of $23.3).........    (39.5)     (1.0)     --        --
Cumulative effect of change in
 accounting for income taxes............    --        --         (99.5)     (2.4)
                                          -------   --------   -------   --------
Net loss................................  $(273.0)     (7.1)   $(192.7)     (4.6)
                                          -------   --------   -------   --------
                                          -------   --------   -------   --------

- ------------------------
*Restated to reflect adoption of Statement of Financial Accounting Standards No.
 109, "Accounting for Income Taxes" ("SFAS 109") retroactive to January 1, 1992.

    NINE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1992

    The net loss for the third quarter of 1993 was $99.2 million, or $1.42 per share of common stock, compared to the net loss of $43.2 million, or $.64 per share of common stock for the third quarter of 1992.

    For the nine months ended September 30, 1993, the loss before the cumulative effect of a change in the accounting for postretirement benefits other than pensions was $233.5 million, or $3.36 per share of common stock. The adoption of Statement of Financial Accounting Standards No. 106 "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), effective January 1, 1993, resulted in a one-time, non-cash cumulative effect charge of $39.5 million net of income taxes or $.56 per share of common stock, resulting in a net loss of $273.0 million or $3.92 per share of common stock. For the nine months ended September 30, 1992, the restated loss before the cumulative effect of a change in the accounting for income taxes was $93.2 million, or $1.38 per share of common stock. The adoption of SFAS 109, which the Company adopted retroactive to January 1, 1992, resulted in a one-time, non-cash cumulative effect charge of $99.5 million, or $1.40 per share of common stock, resulting in a restated net loss of $192.7 million, or $2.78 per share of common stock. The Company's income tax benefit for the nine months ended September 30, 1993 includes a third quarter adjustment for the retroactive increase in the U.S. federal income tax rate and an enacted decrease in German tax rates, the effects of which substantially offset each other, and a second quarter favorable adjustment of approximately $5 million which reflects the effect of a reduction in the Canadian statutory income tax rate.

    The increases in the losses before the cumulative effects of the accounting changes were primarily due to lower average selling prices for most of the Company's products. Additionally, the Company's operating results for the 1993 third quarter were negatively impacted by market-related production downtime. The mills involved have all resumed production and are currently operating at normal levels.

PAPERBOARD AND PAPER PACKAGING:

    Net sales for the three and nine months ended September 30, 1993 for the paperboard and paper packaging segment decreased 14.4 percent and 9.7 percent, respectively over the comparable prior year periods. This decrease was due in part to the exclusion of sales for the Company's European folding carton operations which earlier this year were merged into a joint venture and accordingly is now accounted for under the equity method of accounting. Sales from these operations were approximately $48 million and $136 million for the third quarter and first nine months of 1992, respectively. Sales for 1993 were approximately $60 million prior to the merger in May. Excluding the effect of the joint venture, sales for the third quarter and first nine months decreased 10.6 percent and 7.6 percent from the year ago periods reflecting lower sales of paperboard, corrugated containers, kraft paper and paper bags and sacks. The sales decreases for paperboard reflect both reduced sales volume and lower average selling prices while the sales decreases for kraft paper and paper bags and sacks were mainly attributable to lower sales volume. Sales of corrugated containers for the third quarter and nine months ended September 30, 1993, as compared to the prior year periods, decreased as sales volume increases were offset by lower average selling prices, particularly during the third quarter.

    Shipments of corrugated containers, including the Company's proportional share of the shipments by its foreign affiliates, were 13.6 billion square feet in the third quarter of 1993, compared with 13.3 billion square feet for the comparable prior year period. For the first nine months of 1993, the Company shipped 39.8 billion square feet of corrugated containers, compared with 39.3 billion square feet shipped during the first nine months of 1992. Shipments of paper bags and sacks were 156 thousand tons and 459 thousand tons for the three and nine month periods ended September 30, 1993, respectively, compared with 177 thousand tons and 522 thousand tons shipped during the comparable 1992 periods.

    Production of containerboard and kraft paper for the three and nine month periods ended September 30, 1993, including 100 percent of the production at Seminole Kraft Corporation ("Seminole") and Stone Savannah River Pulp & Paper Corporation ("Stone Savannah River"), was 1.17 million tons and 3.58 million tons, respectively, compared to 1.23 million tons and 3.75 million tons produced during the comparable prior year periods.

    Operating income for  the paperboard and  paper packaging segment  decreased
70.8 percent and 49.0 percent for the three months and nine months ended September 30, 1993, respectively, as compared to the corresponding 1992 periods. The decreases were mainly attributable to reduced operating margins primarily resulting from lower average selling prices for containerboard and corrugated containers.

WHITE PAPER AND PULP:

    Net sales for the third quarter and first nine months of 1993 for the white paper and pulp segment decreased 24.1 percent and 11.2 percent, respectively, from the prior year periods, primarily due to significant declines in sales of market pulp. Additionally, decreases in newsprint sales, particularly during the 1993 third quarter, contributed to the lower sales. Partially offsetting the sales decreases for market pulp and newsprint were increases for sales of groundwood paper. The sales declines for market pulp were primarily attributable to significantly lower average selling prices. Reduced sales volume during the 1993 periods also contributed to the lower market pulp sales. The decrease in newsprint sales for the third quarter of 1993, as compared with the corresponding prior year period, resulted primarily from reduced sales volume and unfavorable foreign exchange translation effects attributable to the stronger U.S. dollar, which more than offset the impact of higher average selling prices. For the nine months ended September 30, 1993, sales of newsprint decreased slightly from the year ago period as foreign exchange translation effects more than offset the impact of higher average selling prices and a slight volume increase. The 1993 sales increases for groundwood paper over the comparable 1992 periods were primarily due to significant volume increases which more than offset the effects of lower average selling prices.

    Production of newsprint, market pulp and groundwood paper for the three and nine months ended September 30, 1993, including 25 percent of the production at the Company's affiliated market pulp mill in British Columbia, was 610 thousand tons and 1.86 million tons, compared with 633 thousand tons and 1.79 million tons produced during the comparable prior year periods.

    Operating losses for the third quarter and first nine months of 1993 for the white paper and pulp segment increased 59.6 percent and 74.3 percent, respectively, from the previous year periods due to the reduced operating margins primarily resulting from the significantly lower average selling prices for market pulp. Lower average selling prices for groundwood paper also contributed to the reduced earnings. While average selling prices for newsprint improved over the prior year periods and certain cost reductions have been implemented, the margins associated with such improvements have only partially offset the effects of the lower average selling prices for market pulp and groundwood paper.

OTHER:

    Net sales and operating income for the third quarter and first nine months of 1993 increased over the comparable 1992 periods mainly as a result of improved demand and a tighter supply of timber available to the U.S. building industry. This resulted in increased sales volume and the realization of higher average selling prices for certain of the Company's lumber and wood products.

Comparative Results of Operations

                                                    YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                        1992                  1991                  1990
                                 ------------------    ------------------    ------------------
                                            PERCENT               PERCENT               PERCENT
                                            OF NET                OF NET                OF NET
                                 AMOUNT      SALES     AMOUNT      SALES     AMOUNT      SALES
                                 -------    -------    -------    -------    -------    -------
                                                     (DOLLARS IN MILLIONS)
Net sales.....................   $5,521      100.0%    $5,384      100.0%    $5,756      100.0%
Cost of products sold.........    4,474       81.0      4,285       79.6      4,422       76.8
Selling, general and
 administrative expenses......      544        9.9        523        9.7        496        8.6
Depreciation and
 amortization.................      334        6.0        278        5.1        257        4.5
Equity (income) loss from
 affiliates...................        5         .1         (1)      --           (7)       (.1)
                                 -------    -------    -------    -------    -------    -------
Income from operations........      164        3.0        299        5.6        588       10.2
Interest expense..............     (386)      (7.0)      (397)      (7.4)      (422)      (7.3)
Other, net....................       (7)       (.1)        80        1.5         22         .4
                                 -------    -------    -------    -------    -------    -------
Income (loss) before income
 taxes and cumulative effect
 of an accounting change......     (229)      (4.1)       (18)       (.3)       188        3.3
Provision (credit) for income
 taxes........................      (59)      (1.0)        31         .6         93        1.6
                                 -------    -------    -------    -------    -------    -------
Income (loss) before
 cumulative effect............     (170)      (3.1)       (49)       (.9)        95        1.7
Cumulative effect of change in
 accounting for income taxes..      (99)      (1.8)      --         --         --         --
                                 -------    -------    -------    -------    -------    -------
Net income (loss).............   $ (269)      (4.9)    $  (49)       (.9)    $   95        1.7
                                 -------    -------    -------    -------    -------    -------
                                 -------    -------    -------    -------    -------    -------

    1992 COMPARED WITH 1991

    Net sales for 1992 were $5.5 billion, an increase of 2.5% over 1991 net sales of $5.4 billion. Net sales rose primarily as a result of increased sales volume, most of which was offset by reduced average selling prices for certain of the Company's products. In 1992, the Company incurred a loss before the cumulative effect of a change in accounting for income taxes of $170 million, or $2.49 per common share, compared to a net loss of $49 million, or $.78 per common share, for 1991. The Company adopted SFAS 109 effective January 1, 1992 and recorded a one-time, non-cash cumulative effect charge of $99.5 million or $1.40 per common share. All per share amounts have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992. The increase in the loss before the cumulative effect of a change in accounting for income taxes primarily resulted from lower average selling prices for newsprint and groundwood paper in 1992 as compared with 1991. Additionally, continued low average selling prices for the majority of the Company's other products contributed to the net loss for 1992.

    The 1992 results include foreign currency transaction losses of $15.0 million and a $7.9 million pretax charge relating to the write-down of an investment. The 1991 results included non-recurring pretax gains of $59.3 million and foreign currency transaction gains of $4.9 million. The Company recorded an income tax benefit of $59.4 million in 1992 as compared with a $31.1 million income tax expense in 1991. This change primarily reflects the tax effect associated with the increased pretax loss for 1992 over 1991 and the adoption of SFAS 109 effective January 1, 1992. The Company's effective income tax rates for both years reflect the impact of non-deductible depreciation and amortization, together with taxes payable by certain foreign subsidiaries at rates in excess of the U.S. statutory rate.

Segment Data

                                                           YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------
                                          1992
                                ------------------------             1991                       1990
                                               INCOME      ------------------------   ------------------------
                                               (LOSS)
                                               BEFORE
                                            INCOME TAXES
                                                AND
                                             CUMULATIVE                   INCOME                     INCOME
                                            EFFECT OF AN                  (LOSS)                     (LOSS)
                                             ACCOUNTING                   BEFORE                     BEFORE
                                NET SALES      CHANGE      NET SALES   INCOME TAXES   NET SALES   INCOME TAXES
                                ---------   ------------   ---------   ------------   ---------   ------------
                                                                (IN MILLIONS)
Paperboard and paper
 packaging....................  $4,185.7    $     322.1    $4,037.7    $     355.8    $4,202.4    $     494.6
White paper and pulp..........   1,078.3          (87.0)    1,115.8           84.1     1,276.3          155.2
Other.........................     303.0           12.0       275.3           (6.0)      321.8            0.9
Intersegment..................     (46.3)        --           (44.5)        --           (44.6)        --
                                ---------   ------------   ---------   ------------   ---------   ------------
                                 5,520.7          247.1     5,384.3          433.9     5,755.9          650.7
Interest expense..............                   (386.1)                    (397.4)                    (421.7)
Foreign currency transaction
 gains (losses)...............                    (15.0)                       4.9                        1.0
General corporate and
 miscellaneous (net)..........                    (75.3)                     (59.4)                     (41.8)
                                ---------   ------------   ---------   ------------   ---------   ------------
    Total.....................  $5,520.7    $    (229.3)   $5,384.3    $     (18.0)   $5,755.9    $     188.2
                                ---------   ------------   ---------   ------------   ---------   ------------
                                ---------   ------------   ---------   ------------   ---------   ------------

Segment and Product Line Sales Data

                                         NET SALES
                                ----------------------------                       PERCENTAGE CHANGE
                                                              -----------------------------------------------------------
                                  YEAR ENDED DECEMBER 31,
                                                                      1992 VS 1991                   1991 VS 1990
                                ----------------------------  ----------------------------   ----------------------------
                                  1992      1991      1990    SALES REVENUE   SALES VOLUME   SALES REVENUE   SALES VOLUME
                                --------  --------  --------  -------------   ------------   -------------   ------------
                                   (DOLLARS IN MILLIONS)
Paperboard and paper
 packaging:
  Corrugated containers.......  $  2,234  $  2,094  $  2,104       6.7%           4.1%            (.5)%          3.6%
  Paperboard and kraft
   paper......................     1,032       996     1,109       3.6            1.3           (10.2)          (1.8)
  Paper bags and sacks........       634       677       723      (6.4)          (6.3)           (6.4)          (7.0)
  Folding cartons.............       178       166       150       7.2             .1            10.7            6.9
  Other.......................       108       105       116       2.9             nm            (9.5)            nm
                                --------  --------  --------
      Total paperboard and
       paper packaging........     4,186     4,038     4,202       3.7             nm            (3.9)            nm
                                --------  --------  --------
White paper and pulp:
  Newsprint...................       538       660       741     (18.5)          (2.5)          (10.9)          (8.7)
  Market pulp.................       312       229       308      36.2           30.3           (25.6)          (5.8)
  Groundwood paper............       219       227       227      (3.5)           9.8           --              (1.6)
  Other.......................         9     --        --           nm             nm           --             --
                                --------  --------  --------
      Total white paper and
       pulp...................     1,078     1,116     1,276      (3.4)            nm           (12.5)            nm
                                --------  --------  --------
  Other.......................       303       275       322      10.2             nm           (14.6)            nm
  Intersegment................       (46)      (45)      (44)      2.2             nm             2.3             nm
                                --------  --------  --------
    Total net sales...........  $  5,521  $  5,384  $  5,756       2.5             nm            (6.5)            nm
                                --------  --------  --------

- ------------------------------
nm = not meaningful

PAPERBOARD AND PAPER PACKAGING:

    The 1992 net sales for the paperboard and paper packaging segment increased 3.7% as sales increases for corrugated containers, paperboard and folding cartons more than offset sales declines for kraft paper and paper bags and sacks.

    Net sales of corrugated containers increased 6.7% over 1991, primarily as a result of increased sales volume. Additionally, slightly higher average selling prices in 1992 contributed to this increase. However, such selling prices continued to remain at unsatisfactory levels.

    Net sales of paperboard increased over 1991 mainly as a result of modestly higher average selling prices. Such 1992 average paperboard selling prices were still, however, at unsatisfactory levels. Slight volume increases also contributed to the improved paperboard sales for 1992. Net sales of kraft paper decreased 9.3% from 1991, primarily due to reduced sales volume.

    Net sales of paper bags and sacks decreased from 1991 primarily due to lower sales volume and a decrease in average selling prices for retail paper bags.

    Operating income for the paperboard and paper packaging segment for 1992 decreased 9.5%, primarily as a result of the inclusion, in 1991, of a non-recurring pretax gain of $17.5 million from an involuntary conversion relating to a boiler explosion at the Company's Missoula, Montana linerboard mill. Excluding this 1991 non-recurring item, 1992 operating income for this segment would have decreased by 4.8%. This decrease is mainly attributable to reduced operating margins resulting from continued low average selling prices for the Company's paperboard and paper packaging products. See also "-- Financial Condition and Liquidity -- Outlook."

WHITE PAPER AND PULP:

    The 1992 net sales for the white paper and pulp segment decreased 3.4%, as significant sales decreases for newsprint more than offset a significant sales increase for market pulp. Net sales for groundwood paper decreased slightly as lower average selling prices more than offset volume increases for this product. The significant decrease in newsprint sales resulted primarily from lower average selling prices. Additionally, reduced volume associated with market-related downtime contributed to the lower sales of newsprint. The increase in 1992 market pulp sales mainly resulted from volume increases associated with sales generated from the Stone Savannah River mill, which commenced market pulp operations in the fourth quarter of 1991. Furthermore, while market pulp selling prices declined significantly in the fourth quarter of 1992, the Company realized modestly higher average selling prices for this product in 1992, as compared with the even more depressed average selling prices of 1991.

    Operating income for the white paper and pulp segment for 1992 decreased significantly from 1991, primarily due to reduced operating margins resulting from the significantly lower average selling prices for newsprint and groundwood paper. The 1991 results included a non-recurring pretax gain of $41.8 million resulting from the settlement and termination of a Canadian supply contract. See also "-- Financial Condition and Liquidity -- Outlook."

OTHER:

    Net sales and operating income for the other segment increased over 1991 mainly due to improved demand and a tighter supply of timber available to the U.S. building industry. This resulted in increased sales volume and the realization of higher average selling prices for certain of the Company's lumber and wood products. However, shortages of timber due to environmental concerns in the Pacific Northwest continue to keep raw material costs high.

1991 Compared with 1990

    Net sales for 1991 were $5.4 billion, a decrease of 6.5% from a record $5.8 billion for 1990. The Company recorded a net loss for 1991 of $49 million, or $.78 per common share, compared to net income of $95 million, or $1.56 per common share for 1990. All per share amounts have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992. Lower average selling prices for most of the Company's products was the major factor contributing to the sales decrease and the net loss for 1991. Additionally, reduced sales volume for certain products had an unfavorable effect on 1991 net sales and results of operations.

    The 1991 results included a $41.8 million pretax gain resulting from the settlement and termination of a Canadian supply contract and a $17.5 million pretax gain from an involuntary conversion relating to a boiler explosion at the Company's Missoula, Montana linerboard mill. Partially offsetting these gains was a $6 million pretax charge for reorganization costs at the Company's Canadian subsidiary and a $4 million write-down on certain de-commissioned assets at the Company's Jacksonville, Florida mill. Also contributing to the 1991 net loss was a $31 million income tax provision, which resulted primarily from non-deductible depreciation and amortization, together with taxes payable by certain foreign subsidiaries at rates in excess of the U.S. statutory rate.

PAPERBOARD AND PAPER PACKAGING:

    The 1991 net sales for the paperboard and paper packaging segment decreased 3.9% as sales declines for paperboard, paper bags and sacks, kraft paper and corrugated containers more than offset a sales increase for folding cartons.

    Net sales of corrugated containers decreased slightly from 1990 as an overall decrease in average selling prices of corrugated containers more than offset sales volume increases.

    Net sales of paper bags and sacks decreased primarily due to volume decreases resulting from the effects of increased competition.

    Net sales of paperboard and kraft paper decreased from 1990 primarily due to lower average selling prices. Additionally, a reduction in sales volume contributed to the sales decrease for these products.

    Operating income for the paperboard and paper packaging segment decreased 28.1% from 1990 due primarily to reduced operating margins resulting from lower average selling prices of linerboard and corrugating medium. Additionally, average selling prices of most converted products declined. 1991 operating income for this segment included the $17.5 million pretax gain from the involuntary conversion relating to the boiler explosion at the Company's Missoula, Montana linerboard mill and the $4 million write-down on certain de-commissioned assets at the Company's Jacksonville, Florida mill. Operating income for 1990 reflected a $5.3 million gain from the sale of timberlands.

WHITE PAPER AND PULP:

    The 1991 net sales for the white paper and pulp segment decreased 12.5%, primarily as a result of declines in newsprint and market pulp sales. The decrease in newsprint sales resulted primarily from lower sales volume, which was partially due to significant down-time taken by the Company in an effort to improve the short-term balance of supply and demand. Lower average selling prices also contributed to the decrease in newsprint sales. The decrease in market pulp sales resulted mainly from significantly lower average selling prices.

    Operating  income for  the white paper  and pulp segment  for 1991 decreased
45.8% as compared with 1990, primarily due to reduced operating margins resulting from the previously mentioned declines in average selling prices for market pulp and newsprint. Operating income for this segment included the $41.8 million pretax gain resulting from the settlement and termination of a Canadian supply contract and a $4.2 million pretax charge, which represents an allocation of the previously mentioned $6 million provision for reorganization costs at the Company's Canadian subsidiary.

OTHER:

    Net sales and operating income for the other segment decreased from 1990, mainly due to the general economic downturn in the U.S. building market during 1991, which resulted in less demand for the Company's U.S. lumber and wood products. Additionally, environmental concerns in the Pacific Northwest kept raw material costs high for this segment.

FINANCIAL CONDITION AND LIQUIDITY

    The  Company's working capital ratio was 1.1  to 1 at September 30, 1993 and
1.8 to 1 at December 31, 1992, as restated to reflect the adoption of SFAS 109. The decrease was mainly due to an increase in current maturities of $573 million which, in accordance with the terms of the respective debt instruments, are payable on or before September 30, 1994. A significant portion of the increase in current maturities was attributable to $271 million ($309 million at November 9, 1993) of borrowings outstanding under the revolving credit facilities which, prior to the December 17, 1993 amendment to the U.S. Credit Agreement which extended the expiration of such revolving credit facilities to March 1, 1997, were originally scheduled to mature March 1, 1994. The Company's consolidated long-term debt to total capitalization ratio was 74.3 percent at September 30, 1993 and 69.2 percent at December 31, 1992, as restated to reflect the adoption of SFAS 109. Capitalization, for purposes of this ratio, includes long-term debt (which includes debt of certain consolidated affiliates which is non-recourse to the Company), deferred income taxes, redeemable preferred stock, minority interest and stockholders' equity. The indebtedness ratio, as defined in the Credit Agreement, was 79.6 percent at September 30, 1993.

    The Company and Stone Canada have entered into bank credit agreements (collectively, the "Credit Agreements") consisting of (i) two term-loan facilities with outstanding borrowings in the aggregate of $1.11 billion as of

September 30, 1993, (ii) an additional term loan (the "Additional Term Loan") with outstanding borrowings at September 30, 1993 of $371 million and (iii) two revolving credit facilities with aggregate commitments of $400 million (less amounts outstanding, if any, under Canadian lines of credit) and total outstanding borrowings thereunder of $271 million at September 30, 1993. The Company is the borrower under one of the term loans, the Additional Term Loan and one of the revolving credit facilities (collectively, the "U.S. Credit Agreement") and Stone Canada is the borrower under the other term loan and revolving credit facility. At September 30, 1993, the Company had unused borrowing availability of $128 million under the revolving credit facilities. At November 9, 1993, the Company had borrowing availability under its revolving credit facilities of approximately $88 million. The term loans (other than the Additional Term Loan) and the revolving credit facilities had weighted average interest rates for the nine months ended September 30, 1993 of 8.37 percent and
5.62 percent, respectively. The weighted average interest rate on the Additional Term Loan for the nine months ended September 30, 1993 was 6.30 percent.

    In October 1993, the Company sold, prior to their expiration date, certain of its U.S. dollar denominated cross currency swaps associated with the Credit Agreement borrowings of Stone Canada. The net proceeds totalled approximately $26 million, the substantial portion of which was used to repay borrowings under the Company's revolving credit facilities, thereby restoring borrowing availability thereunder.

    On July 6, 1993 the Company sold $150 million principal amount of 12 5/8 percent Senior Notes due 1998 ("the 12 5/8 percent Senior Notes") and sold $250 million principal amount of 8 7/8 percent Convertible Senior Subordinated Notes due 2000 ("the 8 7/8 percent Convertible Senior Subordinated Notes"). The net proceeds of approximately $386 million from the sale of the 12 5/8 percent Senior Notes and the concurrent sale of the 8 7/8 percent Convertible Senior Subordinated Notes were used to repay borrowings under the Company's revolving credit facilities, thereby restoring borrowing availability thereunder.

    The Credit Agreements contain covenants that include, among other things, requirements to maintain certain financial tests and ratios and certain restrictions and limitations, including those on capital expenditures and dividend payments. The Credit Agreements also contain cross default provisions relating to the non-recourse debt of the consolidated affiliates. Additionally, the Company's Credit Agreements limit the application of the proceeds from certain financings and asset sales to amortization payments, except in specified circumstances. See "Credit Agreements."

OPERATING ACTIVITIES:

    Net cash used in operating activities was $115.6 million for the nine months ended September 30, 1993 compared to net cash provided by operating activities of $46.5 for the comparable period of 1992. The 1992 period included $43 million of cash received from the settlement and termination of a Canadian supply contract. Excluding the receipt of such cash, the Company's cash flow from operations for the first nine months of 1993 decreased $119.1 million over the prior year period. This decrease primarily resulted from the increase in the 1993 loss before the non-cash, cumulative effects of accounting changes as compared with the prior year period along with decreases in accounts payable and other current liabilities. These decreases in cash flow were partially offset by favorable effects of changes in accounts and notes receivable and inventories.

FINANCING ACTIVITIES:

    During the first nine months of 1993, outstanding borrowings under the Company's revolving credit facilities increased approximately $14 million. The net increase in borrowings takes into account the July 6, 1993 repayment of $386 million of revolving credit borrowings and subsequent reborrowing under the credit facility. Such excess borrowings were primarily used to repay $110 million of the September 1993 bank term amortization and to provide cash for operations and general corporate purposes.

    On July 26, 1993, due to a restrictive provision in the indenture relating to the Company's 10 3/4 percent Senior Subordinated Notes due June 15, 1997, its 11 percent Senior Subordinated Notes due August 15, 1999 and its 10 3/4 percent Senior Subordinated Debentures due April 1, 2002, the Board of Directors did not declare the scheduled August 15, 1993 quarterly dividend of .4375 per share on the Series E Cumulative Convertible Exchangeable Preferred Stock (the "Series E Cumulative Preferred Stock"), nor will it pay future dividends on the Series E Cumulative Preferred Stock until the Company generates income, or effects certain sales of capital stock, to replenish the dividend "pool" under various of its debt instruments. As of September 30, 1993, accumulated dividends on the Series E Cumulative Preferred Stock amounted to $2.0 million. In the event the Company does not pay a dividend on the Series E Cumulative Preferred Stock for six quarters, the Series E Cumulative Preferred Stock holders would have a right to elect two members to the Company's Board of Directors until the full dividends accumulated on such Series E Cumulative Preferred Stock have been declared and paid or set apart for payment.

INVESTING ACTIVITIES:

    Capital expenditures for the nine month period ended September 30, 1993, (including capitalized interest of $8.1 million), totalled approximately $100.7 million, of which approximately $12.4 million was funded from existing project financing facilities related to the major reconfiguration and paper machine rebuild at Seminole.

    Also during the nine months ended September 30, 1993, the Company purchased an additional 6,152 shares of common stock of Stone Savannah River. The Company's ownership in the common stock of Stone Savannah River is now 91.0 percent.

ENVIRONMENTAL ISSUES:

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $24 million in 1992 and the Company anticipates that 1993 and 1994 environmental capital expenditures will approximate $44 million and $74 million, respectively. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, the Company anticipates that these costs are likely to increase as environmental regulations become more stringent. Environmental control expenditures include projects which, in addition to meeting environmental concerns, yield certain benefits to the Company in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company. Future environmental regulations may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

ACCOUNTING STANDARDS CHANGES

    In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which requires accrual accounting for the estimated costs of providing certain benefits to former or inactive employees and the employees' beneficiaries and dependents after employment but before retirement. SFAS 112 is required to be adopted no later than the first quarter of 1994. Upon adoption of this standard, any catch-up obligation is to be reported as a cumulative effect of an accounting change in the Statements of Operations. While the effect of this standard has yet to be determined, it is currently anticipated that SFAS 112 will not have a material impact upon the Company's financial statements.

                               CREDIT AGREEMENTS

    THE FOLLOWING IS SUMMARY OF THE PRINCIPAL TERMS AND CONDITIONS OF CERTAIN BANK CREDIT AGREEMENTS OF THE COMPANY AND STONE CANADA AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DEFINITIVE AGREEMENTS AND INSTRUMENTS GOVERNING SUCH INDEBTEDNESS, COPIES OF WHICH CONSTITUTE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART OR ARE EXHIBITS TO THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

GENERAL

    The Credit Agreements consist of (i) two term-loan facilities with outstanding borrowings in the aggregate amount of $877.7 million as of December 21, 1993, (ii) an additional term loan (the "Additional Term Loan") (previously a multiple-draw facility) with outstanding borrowings at December 21, 1993 of $292.9 million and (iii) two revolving credit facilities with aggregate commitments of $315.8 million (less amounts outstanding, if any, under Canadian lines of credit). The Company is the borrower under one of the term loans, the Additional Term Loan and one of the revolving credit facilities (collectively, the "U.S. Credit Agreement") and Stone Canada is the borrower under the other term loan and revolving credit facility. Proceeds of the Additional Term Loan borrowings were used solely to repay regularly scheduled amortization of term loans under the U.S. Credit Agreement. The term loans (other than the Additional Term Loan) and the revolving credit facilities had weighted average interest rates for the nine months ended September 30, 1993 of 8.37% and 5.62%, respectively. The weighted average interest rate on the Additional Term Loan was 6.3% for the nine months ended September 30, 1993.

    The Company as of September 30, 1993 also had $261.3 million of borrowings outstanding with certain lenders pursuant to two receivables financing programs permitted by the Credit Agreements.

    Effective December 17, 1993, the Credit Agreements were amended and restated (the "Third Restated Agreement"), with the unanimous consent of the bank group, to, among other things, extend the maturity of the revolving credit facilities until March 1, 1997 and reduce over a three year period the revolving loan commitments, revise various financial covenants to provide greater flexibility to the Company, increase interest rate margins, mortgage or pledge additional collateral, permit the Company to retain 25 percent of the net proceeds from future sales of equity securities, permit the Company to retain 50 percent (maximum $100 million in the aggregate) of the net proceeds from any sale or disposition of certain designated investments, and various other changes.

    The Credit Agreements generally include terms, conditions, representations and warranties, covenants, indemnities and events of default and other provisions which are customary in such agreements. The following is a summary of certain of the principal terms of the Credit Agreements, as restated.

MATURITIES AND MANDATORY PREPAYMENTS

    The term loans under the Credit Agreements and the Additional Term Loan are scheduled to be paid in installments due March 31 and September 30 of each year. Each installment of $204.5 million is applied ratably to the aggregate principal amount of the term loans, the Additional Term Loan, the aggregate commitment amounts (in the case of the revolving credit facilities) and the aggregate amount of net letter of credit obligations relating to a letter of credit providing credit support for industrial revenue bonds issued by Florence County, South Carolina. The amount applied to the net letter of credit obligations is required to be used to fund a cash collateral account in favor of the banks participating in the letter of credit.

    A portion of the amortization payments required by the Credit Agreements will be ratably applied to reduce outstanding borrowings under the revolving credit facilities and permanently reduce the commitments thereunder. The revolving credit facilities under the Credit Agreements terminate on March 1, 1997, unless extended by agreement of the lenders, at which time all outstanding indebtedness under such revolving credit facilities would have to be repaid or refinanced.

    Mandatory prepayments under the Credit Agreements are required in the event that the Company has excess cash flow (as defined in the Credit Agreements) or receives proceeds from the issuance of certain debt or equity securities or from the sale of certain material assets. By reason of an amendment contained in the Third Restated Agreement, 75 percent of the net proceeds from the offering of equity securities by the Company must be applied in chronological order to the next regularly scheduled amortization payments except that the Additional Term Loan does not receive any amortization payments from sales of equity securities. Twenty-five percent of the net proceeds of an equity offering may be retained by the Company.

    Through prepayments in 1993, the Company has satisfied its March and September, 1994 amortization requirements under the Credit Agreements.

INTEREST RATES

    The Credit Agreements permit the Company to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. At December 17, 1993, the interest rate options available to the Company and Stone Canada under term loan and revolving credit borrowings were (i) U.S. or Canadian prime rate plus a borrowing margin of 2%, (ii) CD rate plus a borrowing margin of 3 1/8%, and (iii) Eurodollar rate plus a borrowing margin of 3%. In the case of Stone Canada, there is also an option of selecting a banker's acceptance rate plus a borrowing margin of 3%. Upon achievement of specified indebtedness ratios and interest coverage ratios, the borrowing margins will be reduced. Additionally, the Company pays a 3/8% commitment fee on the unused portions of the revolving credit facilities.

    The Company has also paid to the banks amendment fees of 100 basis points calculated on the aggregate term loan and commitment amounts in connection with the execution of the Third Restated Agreement.

HEDGING REQUIREMENTS

    The Credit Agreements required that the Company hedge a portion of the U.S. dollar-based borrowings to protect against increases in market interest rates. At September 30, 1993, the Company was a party to an interest rate swap contract related to $150 million of such borrowings. The effect of this contract is to fix the interest rate at approximately 12.9% on $150 million. The swap is scheduled to expire no later than March 22, 1994. Upon the expiration of this contract, the interest rate on these borrowings will be the rates described above unless a new hedging arrangement is entered into.

SECURITY

    Loans under the Credit Agreements are secured by a mortgage on the Company's mill in Florence, South Carolina, and a pledge of the stock of various subsidiaries of the Company, including Stone Southwest, Inc. and Stone Mill Operating Corporation. Stone Southwest, Inc. owns mills in Snowflake, Arizona and Panama City, Florida, and Stone Mill Operating Corporation owns mills in Coshocton, Ohio, Missoula, Montana, Ontonagon, Michigan, and York, Pennsylvania. The Company has also pledged to the lenders all of the common stock of Stone Financial Corporation and Stone Fin II Receivables Corporation and certain subordinated notes payable to the Company. All of the stock of Stone Canada has also been pledged to the lenders under the Credit Agreements. The Company has guaranteed the obligations of Stone Canada as a borrower under the Credit Agreements. The Company and its subsidiary, Stone Bag Corporation, have granted mortgages and security interests on approximately 47 box or bag plants owned or leased by the Company or Stone Bag Corporation in the United States, together with all fixed assets located at such plants and have granted a security interest in inventories owned by the Company and Stone Bag Corporation.

    Pursuant to the Third Restated Agreement effective December 17, 1993, the bank group obtained mortgages on the Uncasville, Connecticut mill owned by Stone Connecticut Paperboard Corporation, the Coshocton, Ohio mill owned by Stone Mill Operating Corporation and the Pontiac mill owned by Stone Canada. Stone Canada also pledged 100% of the shares of Stone-Consolidated Corporation owned by Stone Canada and executed a limited recourse guaranty of the Company's indebtedness under the Credit Agreements. Stone Bag and Stone Connecticut have also executed limited recourse guarantees of the Company's indebtedness under the Credit Agreements. Certain other security interests were also granted to the bank group.

COVENANTS

    The Credit Agreements contain covenants that include, among other things, requirements to maintain certain financial tests and ratios (including a minimum current ratio, an indebtedness ratio, an EBITDA test, and a tangible net worth test) and certain restrictions and limitations, including those on capital expenditures, changes in control, payments of dividends, sales of assets, lease payments, investments, additional borrowings, mergers and purchases of stock and assets.

    CONSOLIDATED TANGIBLE NET WORTH

    The Third Restated Agreement requires that the Company have a consolidated tangible net worth at the end of each calendar quarter, less certain excluded investments, at least equal to the greater of 50% of (a) the consolidated tangible net worth of the Company as of March 1, 1989 and (b) the highest consolidated tangible net worth of the Company as of the end of any calendar quarter ending after March 1, 1989.

    EBITDA REQUIREMENT

    The Third Restated Agreement requires that the Company have earnings before interest, taxes, depreciation and amortization (as defined in the Third Restated Agreement) equal to or greater than

    For the quarter ended December 31, 1993..........................................      $50.0
    For the two quarters ended March 31, 1994........................................     $145.0
    For the three quarters ended June 30, 1994.......................................     $240.0
    For the four quarters ended September 30, 1994...................................     $325.0
    For the four quarters ended December 31, 1994....................................     $380.0
    For the four quarters ended March 31, 1995.......................................     $465.0
    For the four quarters ended June 30, 1995........................................     $545.0
    For the four quarters ended September 30, 1995...................................     $640.0
    For the four quarters ended December 31, 1995....................................     $700.0
    For the four quarters ended March 31, 1996.......................................     $745.0
    For the four quarters ended June 30, 1996........................................     $790.0
    For the four quarters ended September 30, 1996...................................     $835.0
    For the four quarters ended December 31, 1996 and each four quarter period
     thereafter......................................................................     $880.0

    On December 29, 1993, the banks amended the Third Restated Agreement to permit the earnings from the sale of the Company's interest in Empaques de Carton Titan, S.A., a Mexican corrugated container company, to be counted for purposes of satisfying the minimum EBITDA requirement solely for the quarter ended December 31, 1993.

    INDEBTEDNESS RATIO

    The Company is currently required to have an indebtedness ratio (ratio of total consolidated indebtedness to consolidated tangible net worth plus total consolidated indebtedness, as such terms are defined in the Credit Agreements) not exceeding (i) 81% at the end of each calendar month ending on or after September 30, 1993 and ending prior to December 31, 1993; (ii) 81.5% at the end of each calendar month ending on or after December 31, 1993 and ending prior to March 31, 1995; (iii) 81.0% at the end of each calendar month ending on and after March 31, 1995 and ending prior to June 30, 1995; (iv) 80.0% at the end of each calendar month ending on and after June 30, 1995 and ending prior to September 30, 1995; (v) 79.0% at the end of each calendar month ending on or after September 30, 1995 and ending prior to December 31, 1995; (vi) 78.0% at the end of each calendar month ending on or after December 31, 1995 and ending prior to March 31, 1996; (vii) 76.0% at the end of each calendar month ending on and after March 31, 1996 and ending prior to June 30, 1996; (viii) 74.0% at the end of each calendar month ending on or after June 30, 1996 and ending prior to September 30, 1996; (ix) 72.0% at the end of each calendar month ending on or after September 30, 1996 and ending prior to December 31, 1996; and (x) 68% at the end of each calendar month ending on or after December 31, 1996.

    At September 30, 1993, the Company's actual indebtedness ratio (as defined) was 79.6%.

RESTRICTIONS ON INVESTMENTS IN SUBSIDIARIES AND GUARANTEES; CROSS-DEFAULTS

    The U.S. Credit Agreement contains prohibitions on investments in Stone Venepal (Celgar) Pulp, Inc., a Canadian federal corporation, and the Company's subsidiary, Stone-Consolidated Corporation. The Credit Agreements also restrict further investments in two of the Company's subsidiaries, Seminole Kraft Corporation and Stone Savannah River Pulp & Paper Corporation. The Company is also not permitted to guarantee the indebtedness of Stone-Consolidated Corporation and there are restrictions on other guarantees. There are also restrictions on transactions with affiliates which are wholly-owned subsidiaries. Any event of default or default with respect to a Subsidiary's indebtedness for money borrowed having an aggregate principal amount of $10 million or more constitutes an event of default under the Credit Agreements.

    RESTRICTIONS ON DIVIDENDS

    The U.S. Credit Agreement provides that the Company's dividend payments, distributions or purchases of any class of capital stock of the Company and its subsidiaries cannot exceed the sum of $50 million plus (i) 50% of the consolidated net income (as defined by the Credit Agreements) of the Company from April 1, 1991 to the date of payment of such dividends, minus (ii) 100% of the consolidated net loss (as defined by the Credit Agreements) of the Company from April 1, 1991 to the date of payment of such dividend plus (iii) 50% of any net cash proceeds from sales of Common Stock or certain preferred stock of the Company from April 1, 1991 to the date of payment of such dividends. The Credit Agreements also provide that, with respect to the first cash dividend to be declared after September 1, 1992, such declaration cannot be made unless the unused portion of the revolving credit facilities (net of any unused portion required to be reserved for capital expenditures only) is at least equal to $96 million plus the amount of such cash dividend.

    At September 30, 1993, the dividend pool under the U.S. Credit Agreement had a deficit of approximately $334.1 million. The dividend pool will be further reduced by 100% of the consolidated net loss of the Company that will be reported for the fourth quarter of 1993. The dividend pool will be increased by 50% of any net cash proceeds from the sale of Common Stock or certain preferred stock of the Company.

    In addition, the indentures relating to the Debt Securities and indentures relating to the Company's outstanding senior subordinated indebtedness and the 13 5/8% Subordinated Notes due 1995 also restrict the payment of dividends and distributions. See "Description of Debt Securities -- Particular Terms of the Senior Debt Securities -- Certain Covenants -- Dividend Restrictions" and "-- Additional Terms of the Senior Subordinated Debt Securities -- Dividend Restrictions."

    RESTRICTIONS ON INCURRENCE OF INDEBTEDNESS

    The Credit Agreements restrict the incurrence of additional indebtedness, subject to certain exceptions. The U.S. Credit Agreement permits the Company to undertake accounts receivable securitization financings of up to $500 million, the initial net proceeds of which are required to be used to reduce outstanding term loans. The Company has instituted two accounts receivable securitization financings of $365 million of which balances of $261.3 million were outstanding as of September 30, 1993. The Company may incur an additional $135 million in securitization financings under the Credit Agreements although no new program is currently contemplated.

    In addition, the Company's indentures relating to the Debt Securities also restricts the incurrence of additional indebtedness, subject to certain exceptions. See "Description of Debt Securities -- Particular Terms of the Senior Debt Securities -- Certain Covenants -- Limitation on Future Incurrence of Indebtedness."

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued from time to time in one or more series and will constitute either Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities. Senior Debt Securities will be issued under an Indenture dated as of November 1, 1991, as supplemented by the First Supplemental Indenture dated as of June 23, 1993 (the "Senior Debt Securities Indenture"), between the Company and The Bank of New York, as trustee (the "Senior Debt Securities Trustee"). The Senior Subordinated Debt Securities will be issued under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into by the Company and Norwest Bank Minnesota,
National Association, as Trustee (the "Senior Subordinated Debt Securities Trustee"). The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Debt Securities Indenture") dated as of March 15, 1992 between the Company and The Bank of New York, as trustee (the "Subordinated Debt Securities Trustee"). The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as to the "Trustee" and collectively as the "Trustees." A copy of each Indenture is filed or incorporated by reference as an exhibit to the Registration Statement.

    The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Indentures.

GENERAL

    The Debt Securities will be unsecured obligations of the Company.

    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the Debt Securities being offered (the "Offered Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Debt Securities; (2) the aggregate principal amount of the Offered Debt Securities;
(3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest and the date from which such interest will accrue; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the terms and conditions, if any, pursuant to which the Offered Debt Securities are convertible into Common Stock; and (8) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption. For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

    Debt Securities which are convertible into Common Stock may only be issued under the Senior Subordinated Debt Securities Indenture.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

RANKING

    The Senior Debt Securities will rank PARI PASSU in right of payment with all other Senior Indebtedness (as defined) of the Company. The Senior Subordinated Debt Securities will (i) be subordinate in right of payment to all existing and future Senior Indebtedness of the Company, (ii) be senior in right of payment to all existing and future Junior Subordinated Indebtedness (as defined) and (iii) rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness (as defined). The Subordinated Debt Securities will
(i) be subordinate in right of payment to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness and (ii) rank PARI PASSU upon liquidation with all existing and future Junior Subordinated Indebtedness.

    A substantial portion of the Company's assets currently secure the borrowings outstanding under the Credit Agreements, which are a component of Senior Indebtedness. At July 29, 1993, the Company, together with Stone Canada, had $1.601 billion of term-loan borrowings outstanding under the Credit Agreements plus approximately $101 million in borrowings outstanding under the revolving credit facilities available under the Credit Agreements.

    The Debt Securities are obligations exclusively of the Company. Because the operations of the Company are currently conducted primarily by subsidiaries, the Company's cash flow and consequent ability to service debt, including the Debt Securities, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries of the Company are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions (as well as potential foreign tax withholding under certain circumstances), are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders to participate in the distribution of or proceeds from those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. The 12 1/8% Subordinated Debentures due September 15, 2001 of Stone Southwest, Inc., a significant wholly-owned Subsidiary of the Company, have been guaranteed on a subordinated basis by the Company. At September 30, 1993, approximately $92.1 million principal amount of such 12 1/8% Subordinated Debentures due September 15, 2001 was outstanding.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                 PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

    The following description of the Senior Debt Securities sets forth certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Debt Securities so offered will be described in the Prospectus Supplement relating to such Senior Debt Securities.

CERTAIN COVENANTS

    MAINTENANCE OF SUBORDINATED CAPITAL BASE

    The Senior Debt Securities Indenture provides that, subject to the exception described in the third following paragraph, in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") as at the end of each of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, a "Deficiency Date"), then, with respect to Senior Debt Securities of each series, the Company shall, no later than 60 days after the Deficiency Date (105 days if a Deficiency Date is also the end of the Company's fiscal year), make an offer to all Holders of Senior Debt Securities of each such series to purchase (a "Deficiency Offer") 10% of the principal amount of Senior Debt Securities of each such series originally issued, or such lesser amount as may be Outstanding at the time such Deficiency Offer is made (the "Deficiency Offer Amount"), at a purchase price equal to 100% of principal amount, plus accrued and unpaid interest to the Deficiency Payment Date (as defined below). Thereafter, semiannually the Company shall make like Deficiency Offers for the then applicable Deficiency Offer Amount of Senior Debt Securities of each such series until the Company's Subordinated Capital Base as at the end of any subsequent fiscal quarter shall be equal to or greater than the Minimum Subordinated Capital Base. Notwithstanding the foregoing, after any specified Deficiency Date, the last day of any subsequent fiscal quarter shall not constitute a Deficiency Date (giving rise to an additional obligation under the first sentence of this paragraph) unless the Company's Subordinated Capital Base was equal to or greater than the Minimum Subordinated Capital Base as at the end of a fiscal quarter that followed such specified Deficiency Date and preceded such subsequent quarter.

    Within 60 days (105 days if the Deficiency Date is also the end of the Company's fiscal year) following a Deficiency Date, the Company shall mail a notice to each Holder of Senior Debt Securities of the applicable series in respect of the Deficiency Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Senior Debt Securities). Senior Debt Securities tendered pursuant to a Deficiency Offer will be accepted for payment, in amounts as set forth below, on the date which shall be 20 Business Days from the date such notice is mailed or, if acceptance for payment and payment is not then lawful, on the earliest subsequent Business Day on which acceptance for payment and payment is then lawful (a "Deficiency Payment Date").

    On a Deficiency Payment Date, the Company shall accept for payment Senior Debt Securities of each applicable series or portions thereof tendered pursuant to the Deficiency Offer in an aggregate principal amount equal to the Deficiency Offer Amount or such lesser principal amount of such Senior Debt Securities as shall have been tendered, and deposit with the Paying Agent money sufficient to pay the purchase price of all such Senior Debt Securities or portions thereof so accepted. If the aggregate principal amount of such Senior Debt Securities tendered exceeds the Deficiency Offer Amount, the Company shall select the Senior Debt Securities to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Senior Debt Securities so accepted payment in amounts equal to the purchase prices therefor, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders new Senior Debt Securities of the same series as, and equal in principal amounts to, any unpurchased portion of the Senior Debt Securities surrendered. The Company will publicly announce the results of the Deficiency Offer.

    Notwithstanding the foregoing, in the event that (1) the making of a Deficiency Offer by the Company or (2) the purchase of Senior Debt Securities by the Company in respect of a Deficiency Offer would constitute a default (with the giving of notice, the passage of time or both) with respect to any Specified Bank Debt at the time outstanding in an aggregate principal amount greater than $25 million, then, in lieu of the making of a Deficiency Offer in the circumstances set forth above, (i) the interest rate on the Senior Debt Securities of each applicable series shall be reset as of the first day of the second fiscal quarter following the Deficiency Date (the "Reset Date") to a rate per annum (the "Reset Rate") equal to the greater of (x) the initial interest rate as set forth on the face of the Senior Debt Security (the "Initial Interest Rate") and (y) the sum of (A) the basis points specified in the applicable Board Resolution or supplemental indenture for purposes of this reset provision and
(B) the highest of the treasury rates specified in the applicable Board Resolution or supplemental indenture for purposes of this reset provision, (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Senior Debt Securities of each such series, as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Senior Debt Securities of each such series shall further increase by an additional 50 basis points on each succeeding Interest Payment Date. Notwithstanding the foregoing, in no event shall the interest rate on the Senior Debt Securities of any such series at any time exceed the Initial Interest Rate by more than 200 basis points. If the Company's Subordinated Capital Base falls below $1 billion, the Company would be in default of certain covenants in the Credit Agreements as in effect on the date hereof.

    Once the interest rate on the Senior Debt Securities of any series has been reset as set forth above, if the Company's Subordinated Capital Base is equal to or greater than the Minimum Subordinated Capital Base as of the last day of any fiscal quarter subsequent to the Deficiency Date, interest on the Senior Debt Securities of each such series shall return to the Initial Interest Rate effective as of the first day of the second following fiscal quarter; PROVIDED, HOWEVER, that the interest rate on the Senior Debt Securities of each such series shall again be adjusted as set forth above if the Company's Subordinated Capital Base shall thereafter be less than the Minimum Subordinated Capital Base as at the last day of each of any two consecutive subsequent fiscal quarters and if the making of a Deficiency Offer or the purchase of Senior Debt Securities by the Company in respect of a Deficiency Offer would, at such time, constitute a default (with the giving of notice, passage of time or both) with respect to any Specified Bank Debt at the time outstanding in an aggregate principal amount greater than $25 million.

    The Company shall notify the Trustee of the Reset Rate not later than two Business Days after the Reset Date in the circumstances set forth in the second preceding paragraph. Not later than five Business Days after the Trustee has received such notice from the Company, the Trustee shall mail to each Holder of Senior Debt Securities of the applicable series such notice setting forth the Reset Rate. The Company shall notify the Trustee and the Holders of such Senior Debt Securities promptly when the interest rate on such Debt Securities returns to the Initial Interest Rate as set forth above.

    With respect to any Deficiency Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

    LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS

    The Senior Debt Securities Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, any Indebtedness, except: (1) Permitted Indebtedness; and (2) Indebtedness of the Company if at the time thereof and after giving effect thereto the Consolidated Interest Coverage Ratio of the Company, on a pro forma basis for the four most recent quarters, taken as a whole (giving effect to (i) such Indebtedness and (ii) the effect on the Consolidated Cash Flow Available for Fixed Charges of the Company for the then four most recent full fiscal quarters, taken as a whole, as a result of any acquisition of a Person acquired by the Company or any Restricted Subsidiary with the proceeds of such Indebtedness), would be greater than 1.75 to 1. Without limiting the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, guarantee, or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, Indebtedness of any Unrestricted Subsidiary in an amount greater than, for all guaranties and undertakings of responsibility by the Company and its Restricted Subsidiaries, 20% of the aggregate amount of Indebtedness of such Unrestricted Subsidiary.

    DIVIDEND RESTRICTIONS

    The Senior Debt Securities Indenture provides that the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of Capital Stock of the Company or to the holders of Capital Stock of the Company as such (other than dividends or distributions payable in shares of Capital Stock of the Company, other than Redeemable Stock) or (2) purchase, redeem or otherwise acquire or retire for value any of the Capital Stock of the Company or options, warrants or other rights to acquire any such Capital Stock, other than acquisitions of Capital Stock or such options, warrants or other rights by any Subsidiary of the Company from the Company (any such transaction included in clause (1) or (2), a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing with respect to any series of the Senior Debt Securities or (b) the Consolidated Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to the date of the Senior Debt Securities Indenture for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceed the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, subsequent to the date of the Senior Debt Securities Indenture, of Capital Stock (including Capital Stock issued upon the conversion of, or in exchange for, securities other than Capital Stock and options, warrants or other rights to acquire Capital Stock, but excluding Redeemable Stock, (y) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, of Indebtedness of the Company that is converted into Capital Stock of the Company subsequent to the date of the Senior Debt Securities Indenture, and (z) $300 million; PROVIDED, HOWEVER, that the retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of Capital Stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted at any time after such declaration.

    LIMITATION ON FUTURE LIENS AND GUARANTIES

    Pursuant to the terms of the Senior Debt Securities Indenture, if the Company or any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of the assets of the Company or a Subsidiary of the Company (whether such assets are owned at the date of the Senior Debt Securities Indenture or thereafter acquired) as a security for (1) any Indebtedness or other obligation (whether unconditional or contingent) of the Company that ranks PARI PASSU with the Senior Debt Securities or any Indebtedness or other obligation (whether unconditional or contingent) of a Subsidiary of the Company, the Company will secure or will cause such Subsidiary to guarantee and secure the Outstanding Senior Debt Securities equally and ratably with (or, at the option of the Company, prior to) such Indebtedness or other obligation, so long as such Indebtedness or other obligation shall be so secured, or (2) any Subordinated Indebtedness, the Company will secure the Outstanding Senior Debt Securities prior to such Subordinated Indebtedness, so long as such Subordinated Indebtedness shall be so secured; PROVIDED, HOWEVER, that this covenant does not apply in the case of Permitted Liens or Liens granted by any Unrestricted Subsidiary to secure Indebtedness or other obligations of itself or of any Person other than the Company and its Restricted Subsidiaries.

    In addition, pursuant to the terms of the Senior Debt Securities Indenture, the Company will not guarantee the Indebtedness of any Subsidiary and will not permit any Subsidiary (including Stone Savannah River Pulp & Paper Corporation and Seminole Kraft Corporation) to guarantee (i) any Indebtedness of the Company that ranks PARI PASSU with the Senior Debt Securities, (ii) any Indebtedness of a Subsidiary of the Company or (iii) any Subordinated Indebtedness; PROVIDED, HOWEVER, that this paragraph does not apply to (1) any guaranty by a Subsidiary if such Subsidiary also guarantees the Senior Debt Securities on a PARI PASSU basis with respect to guaranties of Indebtedness described in clauses (i) and
(ii) and on a senior basis with respect to guaranties of Indebtedness described in clause (iii); (2) any guaranty existing on the date of the Senior Debt Securities Indenture or any extension or renewal of such guaranty to the extent such extension or renewal is for the same or a lesser amount; (3) any guaranty which constitutes Indebtedness permitted by clause (v) or (vi) of the definition of Permitted Indebtedness granted by a Person permitted to incur such Indebtedness; (4) any guaranty by the Company of Indebtedness of a Restricted Subsidiary, PROVIDED that (A) incurrence of such Indebtedness of the Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture and (B) (x) such guaranty constitutes Indebtedness of the Company incurred as Permitted Indebtedness pursuant to clause (vii) or (viii) of the definition of Permitted Indebtedness (it being understood that, for purposes of determining Permitted Indebtedness, any such guaranty shall be deemed to constitute Indebtedness separate from, and, in addition to, Indebtedness of a Restricted Subsidiary which is so guaranteed) or (y) immediately prior to and (on a pro forma basis) after granting such guaranty, the Company would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under the restrictions described in "Limitation on Future Incurrence of Indebtedness" above; (5) any guaranty by an Unrestricted Subsidiary of Indebtedness or other obligations of any Person other than the Company and its Restricted Subsidiaries; (6) any guaranty by the Company or any Subsidiary (including Stone Savannah River Pulp & Paper Corporation and Seminole Kraft Corporation) of Indebtedness or other obligations constituting Indebtedness permitted by clause (i)(a) of the definition of Permitted Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of the date of the Senior Debt Securities Indenture, plus $250 million and less the proceeds from the sale of all Senior Debt Securities issued from time to time that are applied to repay Indebtedness under the Credit Agreements); (7) any guaranty by the Company of Indebtedness of any Restricted Subsidiary outstanding on the date of the Senior Debt Securities Indenture which is not subordinated to any Indebtedness of such Restricted Subsidiary, and any renewal extension or refinancing of such Indebtedness permitted by the Senior Debt Securities Indenture; (8) any guaranty by the Company of Indebtedness of any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that the incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture; (9) any guaranty by a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof of the Indebtedness of any of its Subsidiaries that is a Restricted Subsidiary and that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture;
(10) any guaranty by the Company or a Subsidiary of Indebtedness or other obligations in a principal amount not exceeding $250,000; (11) any guaranty in the form of an endorsement of negotiable instruments for deposit or collection and similar transactions; (12) any guaranty arising under or in connection with performance bonds, indemnity bonds, surety bonds or commercial letters of credit not exceeding $25 million in aggregate principal amount from time to time outstanding; (13) any guaranty by a Subsidiary of Indebtedness or other obligations of another Subsidiary in effect at the time of such guarantor becoming a Subsidiary and not created in contemplation thereof; or (14) any guaranty by the Company or a Restricted Subsidiary of any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that is guaranteed pursuant to another clause of this paragraph.

    LIMITATION ON ASSET DISPOSITIONS

    The Senior Debt Securities Indenture provides that so long as any of the Senior Debt Securities are Outstanding, (i) the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value for the assets sold or otherwise disposed of (which shall be determined in good faith (x) in the case of dispositions of assets having a fair market value of $10 million or more, by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution, or (y) in the case of dispositions of assets having a fair market value of less than $10 million but not less than $5 million, an officer of the Company, whose reasonable determination shall be conclusive and evidenced by a certificate of such officer) and (ii) the Company will apply the aggregate net proceeds in excess of $300 million received by the Company or any Restricted Subsidiary from all Asset Dispositions occurring subsequent to the date of the Senior Debt Securities Indenture (but excluding for purposes of this clause
(ii), whether before or after the receipt of net proceeds in excess of $300 million, (1) the net proceeds of any Asset Disposition or series of related Asset Dispositions where the net proceeds are less than $5 million and (2) the first $25 million of net proceeds in each fiscal year without taking into account any amount excluded pursuant to (1)) as follows: (a) to the payment or prepayment of any Senior Indebtedness within six months of such Asset
Disposition, or (b) to investment in the business of the Company and its Restricted Subsidiaries (including, without limitation, by acquiring equity, other than Redeemable Stock, of the transferee of such Asset Disposition) within six months of such Asset Disposition or, if such investment is with respect to a project to be completed within a period greater than six months from such Asset Disposition, then within the period of time necessary to complete such project; PROVIDED, HOWEVER, that (x) in the case of applications contemplated by clause
(b), the Board of Directors has, within such six-month period, adopted in good faith a resolution committing such excess proceeds to such investment, (y) except as provided in the next sentence, none of such excess proceeds shall be used to make any Restricted Payment or any payment in respect of Subordinated Indebtedness and (z) to the extent not applied in accordance with clauses (a) or
(b) above, or if after being so applied there remain excess net proceeds in an amount greater than $10 million, the Company shall make a pro rata offer to all Holders to purchase Senior Debt Securities at 100% of principal amount, plus accrued and unpaid interest to the Asset Disposition Payment Date (as defined below), up to an aggregate principal amount equal to such excess net proceeds (the "Asset Disposition Offer Amount"). If after being applied in accordance with clauses (a), (b) and (z) above there remain excess net proceeds, the Company will apply such excess net proceeds to the general corporate purposes of the Company or any Subsidiary of the Company. An offer to purchase Senior Debt Securities required to be made pursuant to this covenant is an "Asset Disposition Offer" and the date on which the purchase of Debt Securities relating to any such Asset Disposition Offer is to be made is an "Asset Disposition Payment Date."

    Notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Disposition (other than equity in the transferee not constituting Redeemable Stock), the Company shall not be required to make any application required by the preceding paragraph until it receives cash proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property, except that if and to the extent the sum of all cash proceeds plus the fair market value of equity (other than Redeemable Stock) in the transferee of such Asset Disposition received at the time of such Asset Disposition is less than 70% of the fair market value of the total proceeds of such Asset Disposition (with such fair market value determined and evidenced in the same manner as stated in clause (i) of the preceding paragraph), the amount of such deficiency (the "Deficiency Amount") shall be applied as required by the preceding paragraph as if received at the time of the Asset Disposition. Any amounts deferred pursuant to the preceding sentence shall be applied in accordance with the preceding paragraph when cash proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property; PROVIDED, HOWEVER, that the Company shall not be required to apply with respect to any equity interest in a transferee an amount exceeding the fair market value attributable to such equity interest at the time of the Asset Disposition; and PROVIDED, FURTHER, that if a Deficiency Amount was applied pursuant to the exception contained in the preceding sentence, then once the cumulative amount of applications made pursuant to the preceding paragraph and this paragraph (including any Deficiency Amount) equals 100% of the fair market value of the total proceeds of the Asset Disposition at the time of such Asset Disposition, cash proceeds thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property shall not be required to be applied in accordance with the preceding paragraph except to the extent such cash proceeds exceed the Deficiency Amount.

    Notice of an Asset Disposition Offer shall be mailed on behalf of the Company by the Trustee to all Holders of Senior Debt Securities at their last registered addresses not less than 30 days nor more than 60 days before the Asset Disposition Payment Date, which shall be a date not more than 210 days after the Asset Disposition giving rise to such Asset Disposition Offer. The Asset Disposition Offer shall remain open from the time of the mailing of such notice until not more than 5 Business Days before the Asset Disposition Payment Date.

    On the Asset Disposition Payment Date, the Company shall accept for payment Senior Debt Securities or portions thereof tendered pursuant to the Asset Disposition Offer in an aggregate principal amount equal to the Asset Disposition Offer Amount or such lesser amount of Senior Debt Securities as shall have been tendered, and deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Debt Securities or portions thereof so accepted. If the aggregate principal amount of Senior Debt Securities tendered exceeds the Asset Disposition Offer Amount, the Company shall select the Senior Debt Securities to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Senior Debt Securities so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders a new Senior Debt Security of the applicable series and equal in principal amount to any unpurchased portion of the Senior Debt Security surrendered. The Company will publicly announce the results of the Asset Disposition Offer.

    With respect to any Asset Disposition Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if applicable.

    RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Senior Debt Securities Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Senior Debt Securities Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Debt Securities Indenture; (2) immediately before and after giving effect to such transaction, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; (3) immediately after giving effect to such transaction on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction; (4) immediately after giving effect to such transaction the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) immediately prior to such transaction under the covenant contained in the Senior Debt Securities Indenture restricting the incurrence of Indebtedness; PROVIDED, HOWEVER, that this clause (4) shall be inapplicable if (a) such transaction would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction, the Company would not be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under such covenant, and immediately after giving effect to such transaction on a pro forma basis (but prior to any purchase accounting adjustments resulting from the transaction), the Consolidated Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining the Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of the Company immediately before such transaction; and (5) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Senior Debt Securities Indenture. Notwithstanding the foregoing, if clause (4) of the preceding sentence is inapplicable by reason of clause (b) of the proviso thereto, and at the date three months after the consummation of such transaction the rating ascribed to the Senior Debt Securities of any series by Standard and Poor's Corporation or Moody's Investors Service, Inc. shall be lower than the rating ascribed to the Senior Debt Securities of any series prior to the public announcement of such transaction, then the Company shall make an offer for the Senior Debt Securities of each series at the same price and following the same procedures and obligations as required with respect to a Change of Control (as if such date three months after the giving effect to such transaction were the "Change of Control Date"). See "Limitation on Future Incurrence of Indebtedness" above and "Change of Control" below.

    If, upon any consolidation or merger, or upon any sale, assignment, transfer or lease, as provided in the preceding paragraph, any material property of the Company or any Restricted Subsidiary or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, owned immediately prior thereto, would thereupon become subject to any Lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or Person (other than any Permitted Lien), the Company, prior to such consolidation, merger, sale, assignment, transfer or lease, will secure the due and punctual payment of the principal of, and premium, if any, and interest on the Senior Debt Securities of each series then Outstanding (together with, if the Company shall so determine, any other indebtedness of, or guaranteed by, the Company or any Restricted Subsidiary and then existing or thereafter created) equally and ratably with (or, at the option of the Company, prior to) the Indebtedness secured by such Lien.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the "Change of Control Date") and subject to the requirements of the next succeeding sentence, each Holder shall have the right to require that the Company repurchase such Holder's Senior Debt Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such Senior Debt Securities plus accrued and unpaid interest, if any, to the date of such repurchase. If such repurchase would constitute an event of default under Specified Bank Debt, then, prior to giving the notice to Holders provided below, the Senior Debt Securities

Indenture requires the Company to (1) repay in full in cash such Specified Bank Debt or (2) obtain the requisite consent of holders of such Specified Bank Debt to permit the repurchase of Senior Debt Securities without giving rise to an event of default under such Specified Bank Debt.

    As of September 30, 1993, approximately $1.7 billion of Specified Bank Debt was outstanding.

    Promptly upon satisfaction of either one of the obligations described above, the Company shall mail a notice to each Holder of Senior Debt Securities of each applicable series in respect of the Change of Control Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Senior Debt Securities). All Senior Debt Securities of each applicable series tendered will be accepted for payment on a date (the "Change of Control Payment Date") which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed, but in any event prior to the date on which any Subordinated Indebtedness is paid pursuant to the terms of a provision similar to the Change of Control Offer covenant.

    On the Change of Control Payment Date, the Company shall accept for payment Senior Debt Securities of each applicable series or portions thereof tendered pursuant to the Change of Control Offer, and deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Debt Securities of each applicable series or portions thereof so accepted. The Paying Agent shall promptly mail or deliver to the Holder of Senior Debt Securities of each applicable series so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Senior Debt Security of the same series as, and equal in principal amount to, any unpurchased portion of the Senior Debt Security surrendered. The Company will publicly announce the results of the Change of Control Offer.

    Whether a Change of Control has occurred depends entirely on the accumulation of Common Stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change of Control provisions. Because the definitions of "Change of Control" and "Acquiring Person" exclude the Company, any Subsidiary of the Company and certain members of the Stone family, certain transactions in which such entities and persons participate as beneficial owners of Common Stock (including, among others, a leveraged buyout or recapitalization) would not constitute a Change of Control. With respect to any Change of Control Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

RANKING OF SENIOR DEBT SECURITIES

    The payment of the principal of, interest on and any other amounts due on Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Senior Debt Securities. The Senior Debt Securities are senior to the Company's $150 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due June 15, 1997, $125 million aggregate principal amount of 11% Senior Subordinated Notes due August 15, 1999, $230 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due September 1, 1999, $200 million aggregate principal amount of 10 3/4% Senior Subordinated Debentures due April 1, 2002, $250 million aggregate principal amount of 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000, $98 million aggregate principal amount of 13 5/8% Subordinated Notes due June 1, 1995, and $115 million aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due February 15, 2007.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The following are Events of Default under the Senior Debt Securities Indenture with respect to Senior Debt Securities of any series: (1) failure to pay interest on any Senior Debt Security of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Debt Securities of that series when due and payable at Maturity, upon redemption, upon repurchase pursuant to a Deficiency Offer as described under "Maintenance of Subordinated Capital Base" above, pursuant to an Asset Disposition Offer as described under "Change of Control" above or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Debt Securities Indenture (other than a covenant, agreement or warranty included in the Senior Debt Securities Indenture solely for the benefit of Senior Debt Securities other than that series), continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt

Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million (or, if less, the least amount contained in any similar provision of an instrument governing any outstanding Subordinated Indebtedness of the Company, but in no event less than $10 million), unless cured within 15 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; (6) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (7) any other Event of Default with respect to Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto.

    The Senior Debt Securities Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

    If an Event of Default with respect to Senior Debt Securities of any series (other than due to event of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate amount of Senior Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Senior Debt Securities of any series ipso facto becomes immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series.

    Any such declaration with respect to Senior Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Senior Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Debt Securities, upon the conditions provided in the Senior Debt Securities Indenture.

    The Senior Debt Securities Indenture provides that the Company will periodically file statements with the Trustee regarding compliance by the Company with certain of the covenants thereof and specifying any Event of Default or Defaults with respect to Senior Debt Securities of any series in performing such covenants of which the signers may have knowledge.

MODIFICATION OF SENIOR DEBT SECURITIES INDENTURE; WAIVER

    The Senior Debt Securities Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Debt Securities Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt
Securities of any series. In addition, under the Senior Debt Securities Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Debt Securities of any series, other modification in the terms of payment of the principal of or interest on any Senior Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Debt Security of any series affected thereby without his consent. The Senior Debt Securities Indenture does not limit the aggregate amount of Senior Debt Securities of the Company which may be issued thereunder.

    The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Debt Securities Indenture. The Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any past Event of Default or Default under the Senior Debt Securities Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Debt Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

SATISFACTION AND DISCHARGE OF SENIOR DEBT SECURITIES INDENTURE; DEFEASANCE

    The Company may terminate its substantive obligations in respect of Senior Debt Securities of any series by delivering all Outstanding Senior Debt Securities of that series to the Trustee for cancellation and paying all sums payable by it on account of principal of and interest on all Senior Debt Securities of that series or otherwise. The Company may terminate its substantive obligations in respect of Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of any series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Debt Securities Indenture. In addition, the Company may terminate all of its substantive obligations in respect of Senior Debt Securities of any series (including its obligations to pay the principal of (and premium, if any,
on) and interest on the Senior Debt Securities of any series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the Senior Debt Securities Indenture, to such effect, and
(iii) complying with certain other requirements set forth in the Senior Debt Securities Indenture.

THE TRUSTEE

    The Bank of New York, a New York banking corporation, is the Trustee under the Senior Debt Securities Indenture.

    The Company maintains normal commercial banking relations with The Bank of New York, which is also a lender under the Credit Agreements and the Trustee under the Subordinated Debt Securities Indenture and other indentures of the Company.

CERTAIN DEFINITIONS

    For purposes of the Senior Debt Securities Indenture, certain defined terms have the following meanings:

    "ACQUIRING PERSON" means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of shares of Common Stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company; PROVIDED, HOWEVER, that an Acquiring Person shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Stock of the Company for or pursuant to the terms of any

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
such plan,  (iv) any  descendant  of Joseph  Stone or  the  spouse of  any  such descendant, the estate of any such descendant or the spouse of any such descendant, any trust or other arrangement for the benefit of any such descendant or the spouse of any such descendant or any charitable organization established by any such descendant or the spouse of any such descendant (collectively, the "Stone Family"), or (v) any group which includes any member or members of the Stone Family and a majority of the Common Stock of the Company held by such group is beneficially owned by such member or members. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 50% or more of the Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the beneficial owner of more than 50% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person."

    "ASSET DISPOSITION" means any sale, transfer or other disposition of (i) shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (ii) property or assets of the Company or any Restricted Subsidiary (other than a sale, transfer or other disposition of Receivables and other assets or property described in clause (vi) of the definition of Permitted Liens pursuant to a Receivables sale constituting Indebtedness pursuant to clause (ii) of the definition thereof); PROVIDED, HOWEVER, that an Asset Disposition shall not include any sale, transfer or other disposition by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary, any sale, transfer or other disposition of defaulted Receivables for collection or any sale, transfer or other disposition in the ordinary course of business, but shall include any sale, transfer or other disposition by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of the shares, property or assets referred to in clauses
(i) and (ii). The designation by the Company of a Subsidiary of the Company as an "Unrestricted Subsidiary" shall constitute an Asset Disposition of such Subsidiary's property and assets net of its liabilities, unless the transfer of property and assets to such Subsidiary has previously constituted an Asset Disposition.

    "CHANGE OF CONTROL" means any event by which (i) an Acquiring Person has become such or (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company.

    "CONSOLIDATED AMORTIZATION EXPENSE" means, for any period, the amortization expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES"  means, for any period,
(a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and
(vi) other non-cash items reducing Consolidated Net Income, MINUS (b) non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED DEPRECIATION EXPENSE" means, for any period, the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED FREE CASH FLOW" means, for any period, (a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Depreciation Expense and (iii) Consolidated Amortization Expense, MINUS (b) the sum of (i) Restricted Payments (as defined under the subsection entitled "Dividend Restrictions" above) during such period, (ii) net reduction during such period in Indebtedness of the Company and its Restricted Subsidiaries (other than as a result of Asset Dispositions) and (iii) the excess (but not the deficit) of capital expenditures of the Company and its Restricted Subsidiaries for such period not financed pursuant to clause (vi) of the definition of Permitted Indebtedness over Consolidated Depreciation Expense.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the aggregate of the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED  INTEREST COVERAGE RATIO"  means, for any period, the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges to (ii) Consolidated Interest Expense.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the interest expense (including the interest component of all Capitalized Lease Obligations and the earned discount or yield with respect to a Receivables purchase constituting Indebtedness) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that, with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the interest expense in respect thereof for any period shall be as follows: (1) in respect of (a) revolving credit facilities under the Credit Agreements and (b) revolving credit, revolving Receivables purchases or other similar arrangements the use of the proceeds of which is restricted solely to the payment of Indebtedness of the Company or any Restricted Subsidiary, the interest expense attributable to the principal amounts outstanding thereunder during such period, in accordance with the terms thereof; and (2) in respect of all other revolving credit, revolving Receivables purchases and other similar arrangements, the pro forma interest expense attributable to all amounts committed during such period under such revolving credit, revolving Receivables purchases or other similar arrangements, whether or not such amounts were actually outstanding during such period, in accordance with the terms thereof, in each case on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; PROVIDED, HOWEVER, that: (a) there shall be excluded therefrom (i) the net income (or loss) of any Person which is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash or tangible property or tangible assets (such property or assets to be valued at their fair market value net of any obligations secured thereby) to the Company or any of its Restricted Subsidiaries by such Person during such period,
(ii) except to the extent includible pursuant to the foregoing clause (i), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person's property or assets are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any restrictions contained in the instruments relating to the 12 1/8% Subordinated Debentures due September 15, 2001 of Stone Southwest, Inc.) and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary; and (b) there shall be included therein the amount of cash realized by the Company or any of its Restricted Subsidiaries during such period on account of dividends or other distributions theretofore paid in other than cash or tangible property or tangible assets by a Person which is not a Restricted Subsidiary.

    "CONSOLIDATED NET WORTH" means the amount which at any date of determination, in conformity with GAAP consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries, exclusive of amounts attributable to Redeemable Stock. If the Company has changed one or more of the accounting principles used in the preparation of its financial statements because of a change mandated by the Financial Accounting Standards Board or its successor, then Consolidated Net Worth shall mean the Consolidated Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed on the date of the Senior Debt Securities Indenture.

    "CONTINENTAL GUARANTY"   means  the Guaranty  dated as  of October  7,  1983
between The Continental Group, Inc. and the Company, as amended from time to time.

    "CONTINUING DIRECTOR" means any member of the Board of Directors, while such person is a member of such Board of Directors, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such affiliate or associate and who (a) was a member of the Board of Directors prior to the date of the Senior Debt Securities Indenture, or (b) subsequently becomes a member of such

Board of Directors and whose nomination for election or election to such Board of Directors is recommended or approved by resolution of a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Company distributed when a majority of such Board of Directors consists of Continuing Directors.

    "CREDIT AGREEMENTS" means (i) the credit agreement, dated as of March 1, 1989, by and among the Company, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Manufacturers Hanover Trust Company (now Chemical Bank) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced or extended from time to time (the "U.S. Credit Agreement"), (ii) the credit agreement, dated as of March 1, 1989, by and among Stone-Consolidated Inc., the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Manufacturers Hanover Trust Company (now Chemical Bank) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced, or extended from time to time (the "Canadian Credit Agreement") and (iii) the revolving credit agreement, dated as of March 1, 1989, by and among Stone-Consolidated Inc., the financial institutions signatory thereto, BT Bank of Canada, as administrative agent, The Bank of Nova Scotia, as payment agent, and Bankers Trust Company, as collateral agent, as amended, modified, refinanced or extended from time to time (the "Canadian Revolver").

    "GAAP" means generally accepted accounting principles, as in effect as of the date of the Senior Debt Securities Indenture in the United States of America, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium, if any, interest on, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money or the deferred purchase price of property or services (excluding trade payables and payables, indebtedness, obligations and other liabilities of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or to any other Restricted Subsidiary), whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof; (B) for any letter of credit for the account of such Person supporting other obligations of such Person described in this definition; or (C) for the payment of money relating to a Capitalized Lease Obligation; (ii) the unrecovered investment of a purchaser (other than the Company or any of its Restricted Subsidiaries) of such Person's Receivables pursuant to a Receivables purchase facility or otherwise (whether or not characterized as a sale of such Receivables or a secured loan, but excluding any disposition of Receivables in connection with a disposition of fixed assets or a business of such Person and any disposition of defaulted Receivables for collection), together with any obligation of such Person to pay any discount, interest, fees, indemnification amounts, penalties, recourse on account of the uncollectability of Receivables, expenses or other amounts in connection therewith; (iii) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or
(ii), which the Person has guaranteed or which is otherwise its legal liability;
(iv) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or (ii) secured by a Lien to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (v) any renewals, extensions or refundings of any of the foregoing described in any of the preceding clauses (i), (ii),
(iii) and (iv). The "amount" or "principal amount" of Indebtedness of any Person at any date, as used herein, shall be the outstanding principal amount at such date of all unconditional Indebtedness, the maximum principal amount of any contingent Indebtedness or the unrecovered purchaser's investment in a sale of Receivables, in each case at such date and without taking into account any premium, interest, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts (other than principal or unrecovered purchaser's investment) in respect thereof; PROVIDED, HOWEVER, that (y) with respect to Indebtedness described in clause (iv) above, the amount of Indebtedness shall be the lesser of (a) the amount of the Indebtedness of such other Person that is secured by the property or assets of such Person and (b) the fair market value of the property or assets securing such Indebtedness, and (z) with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the amount of Indebtedness thereunder shall be as follows: (a) in respect of (1) revolving credit facilities under the Credit Agreements and (2) commitments under other revolving credit, revolving Receivables purchases or other similar arrangements the use of the proceeds of which is restricted primarily to the payment of Indebtedness of the Company or any Restricted Subsidiary permitted by the Senior Debt Securities Indenture, the principal amounts outstanding thereunder at such date; and (b) in respect of commitments under all other revolving credit, revolving Receivables purchases and other similar arrangements, the amounts of such commitments as of the date of determination.

    "ORDINARY COURSE OF BUSINESS LIENS"  means, with respect to any person,

     (i) Liens for taxes, assessments, governmental charges, levies or claims not yet delinquent or being contested in good faith;

    (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business (including the construction of facilities) or deposits to obtain the release of such Liens;

    (iii) Liens in connection with workers' compensation, unemployment insurance and other similar legislation;

    (iv) zoning restrictions, licenses, easements, rights-of-way and other similar charges or encumbrances or restrictions not interfering in any material respect with the business of such Person or any of its Subsidiaries;

    (v) Liens securing such Person's obligations with respect to commercial letters of credit;

    (vi) Liens to secure public or statutory obligations of such Person;

   (vii) judgment and attachment Liens against such Person not giving rise to a Default under the Debt Securities of any series or Liens created by or existing from any litigation or legal proceeding against such Person which is currently being contested in good faith by such Person in appropriate proceedings;

   (viii) leases or subleases granted to other Persons or existing on property acquired by such Persons;

    (ix) Liens encumbering property or assets of such Person under construction arising from progress or partial payments;

    (x) Liens encumbering customary initial deposits and margin accounts and other Liens securing obligations arising out of Interest Swap Obligations, Currency Agreements and Commodities Agreements, in each case of the type typically securing such obligations; PROVIDED, HOWEVER, that if such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate to Indebtedness not incurred in violation of the Senior Debt Securities Indenture, such Lien may also cover the property and assets securing the indebtedness to which such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate;

    (xi) Liens  encumbering deposits  made to  secure obligations  arising  from
public,   statutory,  regulatory,   contractual  or   warranty  requirements  or
obligations of such Person or its Subsidiaries (not constituting Indebtedness);

   (xii) Liens arising from filing UCC financing statements regarding leases or consignments;

   (xiii) purchase money Liens securing payables (not constituting Indebtedness) arising from the purchase by such Person or any of its Affiliates of any equipment or goods in the ordinary course of business;

   (xiv) Liens arising out of consignment or similar arrangement for the sale of goods entered into by such Person or any of its Subsidiaries in the ordinary course of business;

   (xv) Liens in the ordinary course of business granted by such Person to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, or progress payments, performance and return-of-money bonds and other similar obligations (not constituting Indebtedness);

   (xvi) Liens in favor of collecting banks constituting a right of set-off, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in the possession of such bank; and

  (xvii) Liens in favor of customs and revenue authorities.

    "PERMITTED EXISTING INDEBTEDNESS OF AN ACQUIRED PERSON" means Indebtedness of any Person (which may be assumed or guaranteed by, or may otherwise become the legal liability of, the Company or any Restricted Subsidiary with or into which such Person is merged or consolidated) existing at the time such Person becomes a

Restricted Subsidiary, or is merged with or into or consolidated with the Company or one of its Restricted Subsidiaries, so long as such Indebtedness was not created in anticipation of or as a result of such Person becoming a Restricted Subsidiary or of such merger or consolidation, and any Indebtedness to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such Indebtedness (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness.

    "PERMITTED INDEBTEDNESS" means (i)(a) any Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the
Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of the date of the Senior Debt Securities Indenture (approximately $2.52 billion), PLUS $250 million, and LESS the proceeds from the sale of all Senior Debt Securities issued from time to time that are applied to repay Indebtedness under the Credit Agreements; (b) any Indebtedness in a principal amount not exceeding 80% of the aggregate face amount of Receivables of the Company and its Restricted Subsidiaries (measured as of the latest date as of which information regarding Receivables is available) and constituting Indebtedness described in clause (ii) of the definition of Indebtedness or outstanding pursuant to any other revolving credit facility; and (c) any Indebtedness under Senior Debt Securities the proceeds of which shall be used to repay Indebtedness under the Credit Agreements within five Business Days after any such issuance; PROVIDED, HOWEVER, that:

        (1) the aggregate principal amount permitted to be outstanding under clause (a) shall be reduced by the aggregate amount of any subsequent repayments or prepayments of any Senior Indebtedness (other than the Senior Debt Securities) out of the proceeds of Asset Dispositions as described under "LIMITATION ON ASSET DISPOSITIONS" above and, thereafter, shall be increased if, at the end of the fourth consecutive complete fiscal quarter after the initial reduction pursuant to this clause (1) or at any anniversary of the end of such fourth fiscal quarter, the Consolidated Free Cash Flow of the Company for the preceding four quarters has been zero or greater, in which event the amount of the increase shall be the amount by which the consolidated capital expenditures of the Company and its Restricted Subsidiaries not financed by Indebtedness referred to in clause
    (vi) of this definition during such four-quarter period exceeds Consolidated Depreciation Expense for such period (provided any such increase shall be made only to the extent all such reductions occurring prior to the four fiscal quarters for which such calculation of Consolidated Free Cash Flow has been made exceed all prior increases pursuant to this clause (1));

        (2) (A) the aggregate amount permitted to be incurred under clause (a) shall be reduced by (x) the principal amount outstanding under the Credit Agreements on the date of the Senior Debt Securities Indenture net of subsequent reductions thereof, and (B) the aggregate amount permitted to be incurred under clause (b) shall be reduced by the principal amount outstanding under the Pledge and Administration Agreement, dated as of August 15, 1991, between Stone Financial Corporation and Castlewood Funding Corporation (the "Castlewood Agreement") on the date of the Senior Debt Securities Indenture net of subsequent reductions thereof;

        (3) the Permitted Indebtedness contemplated by this clause (i) may be incurred by the Company and, in the case of Permitted Indebtedness constituting Indebtedness under clause (ii) of the definition of Indebtedness, by the Company or any Restricted Subsidiary; and

        (4) any Restricted Subsidiary in the Stone-Consolidated Group may incur, assume or guarantee any Indebtedness under clauses (i)(a) and (i)(b) above:
    (A) under any revolving credit facilities of Restricted Subsidiaries in the Stone-Consolidated Group entered into pursuant to this clause (i) for which the aggregate amount committed thereunder does not exceed an amount equal to
    (x) the aggregate amount committed as of the date of the Senior Debt Securities Indenture under the revolving credit facility of the Stone-Consolidated Group (the "Canadian Revolver") contained in the Credit Agreements, PLUS (y) an amount not exceeding $200 million to finance increases after the date of the Senior Debt Securities Indenture in the working capital of Restricted Subsidiaries in the Stone-Consolidated Group, LESS (z) the principal amount outstanding on the date of the Senior Debt Securities Indenture under the Canadian Revolver (net of subsequent reductions thereof),

    (B) as to which an officer of the Company shall have determined in good faith (which determination shall be evidenced by a certificate of such officer) that such Indebtedness is for a bona fide business purpose of such Restricted Subsidiary and that during the term of such Indebtedness the taxable income (before deduction of interest expense) against which the interest expense for such Indebtedness can be deducted is not reasonably anticipated to be significantly less than the aggregate interest expense which can be deducted against such taxable income or (C) which is currently outstanding under the term loan facility of the U.S. Credit Agreement, such Indebtedness incurred, assumed or guaranteed under this clause (C) to be in a principal amount not exceeding (x) the principal amount outstanding as of the date of the Senior Debt Securities Indenture under the term loan facility under the U.S. Credit Agreement LESS (y) the proceeds from the sale of all Senior Debt Securities issued from time to time that are applied to repay such term loan facility;

    (ii) Permitted Subordinated Indebtedness;

    (iii) Permitted Refinancing Indebtedness;

    (iv) Permitted Stone-Consolidated Indebtedness;

    (v) Permitted Existing Indebtedness of an Acquired Person;

    (vi) Indebtedness incurred for the purpose of acquiring Capital Stock of another Person, assets comprising a business or line of business or intangible assets or acquiring, constructing or improving fixed assets, in each case related primarily to, or used in connection with, the paper or forest products businesses and which (a) constitutes all or a portion of (but not more than) the purchase price of such Capital Stock or assets (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost of construction or improvement of such assets (together with any transaction costs relating to such purchase, construction or improvement), (b) is incurred prior to, at the time of or within 270 days after the acquisition, construction or improvement of such assets for the purpose of financing the purchase price of such Capital Stock or assets or the cost of construction or improvement thereof (together with any transaction costs relating to such purchase, construction or improvement) and (c) is the direct or guaranteed obligation of any of (1) the Company, (2) a Restricted Subsidiary formed for the purpose of acquiring such Capital Stock or assets (and having no material assets other than assets to be used for such acquisition), (3) any Person comprised within the acquired assets or (4) in the case of the construction or improvement of fixed assets, the Restricted Subsidiary which will own such assets, or any extension, renewal or refinancing of such Indebtedness; PROVIDED, HOWEVER, that the amount so extended, renewed or refinanced shall not exceed the principal amount outstanding on the date of such extension, renewal or refinancing, PLUS costs incurred in connection with any such extension, renewal or refinancing (it being understood that any fixed assets included within capital expenditures which increased Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness pursuant to clause (1) to the proviso to such clause may not be financed pursuant to this clause (vi));

   (vii) Indebtedness in an aggregate principal amount not to exceed $300 million at any one time outstanding; PROVIDED, HOWEVER, that no Restricted Subsidiary may incur Indebtedness under this clause (vii) to the extent that after the incurrence of such Indebtedness the sum (without duplication) of (x) all Indebtedness of Restricted Subsidiaries incurred under this clause (vii), PLUS (y) Indebtedness and other obligations then secured pursuant to clause
(xii) of the definition of Permitted Liens, PLUS (z) the amount of Indebtedness that was not incurred pursuant to clause (i)(b) of this definition and is secured pursuant to clause (vi) of the definition of Permitted Liens shall exceed $300 million;

   (viii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding;

    (ix) any Interest Swap Obligations, Currency Agreements or Commodities Agreements relating to Indebtedness that was not incurred in violation of the terms of the Senior Debt Securities Indenture; and

    (x) Indebtedness to finance an increase in the working capital of any Person or Persons that (a) are organized under the laws of a jurisdiction other than the United States or any subdivision thereof and (b) became Restricted Subsidiaries after the date of the Senior Debt Securities Indenture; PROVIDED, HOWEVER, that Indebtedness pursuant to this clause (x) is the obligation of the Company or such Person or Persons.

    "PERMITTED LIENS"  means, with respect to any Person,

     (i) Ordinary Course of Business Liens;

    (ii) Liens upon property or assets acquired or constructed by such Person or any Affiliate after the date of the Senior Debt Securities Indenture or constituting improvements after the date of the Senior Debt Securities Indenture to property or assets; PROVIDED, HOWEVER, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the purchase price (such purpose price including any Indebtedness assumed or repaid in connection with such purchase) or cost of construction of the property or assets subject thereto or of such improvement,
(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost (together with any transaction costs relating to such purchase, construction or improvement), (c) such Lien does not extend to or cover any other property or assets other than such property, assets, improvement and any other improvements thereon (or, in the case of any construction or improvement, any substantially unimproved real property on which the property is constructed or the improvement is located) and (d) the occurrence of such Indebtedness is permitted by clause (vi) of the definition of Permitted Indebtedness;

    (iii) Liens securing obligations with respect to letters of credit (other than commercial letters of credit) to the extent the obligations supported by such letters of credit may be secured without violating the limitation on liens described under "Limitation on Future Liens and Guaranties;"

    (iv) Liens covering property subject to any Capitalized Lease Obligation or other lease which was not entered into in violation of the Senior Debt Securities Indenture securing the interest of the lessor or other Person under such Capitalized Lease Obligation or other lease;

    (v) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture (including the Senior Debt Securities Indenture) and Liens securing obligations to a trustee or agent with respect to collateral for any Indebtedness;

    (vi) Liens created in connection with a disposition of Receivables (whether or not characterized as a sale of such Receivables or a secured loan) not prohibited by the Senior Debt Securities Indenture on (a) such Receivables, (b) collateral securing such Receivables, (c) goods or services, the sale, lease or furnishing of which gave rise to such Receivables, (d) books and records relating to such Receivables, (e) agreements or arrangements supporting or securing such Receivables and (f) incidental property and assets relating to any of the foregoing; PROVIDED, HOWEVER, that the aggregate amount at any time of Indebtedness that is secured pursuant to this clause (vi) and was not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness, shall at no time exceed (x) $300 million LESS (y) the sum of Indebtedness and other obligations then secured pursuant to clause (xii) of this definition PLUS the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (vi) or such clause (xii));

   (vii) Liens upon property or assets of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of the Company or any of its Subsidiaries and Liens upon property or assets of any Subsidiaries of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of any Subsidiaries of the Company; PROVIDED, HOWEVER, that (a) such Permitted Lien is released contemporaneously with the creation of the Lien in substitution therefor, (b) the fair market value of the property or assets with respect to the Lien so released is substantially the same as the fair market value of the property or assets subject to the Lien created in substitution therefor and (c) no Lien may be placed on property or assets of the Company or a Restricted Subsidiary in substitution and exchange for a Lien upon property or assets of an Unrestricted Subsidiary;

   (viii) Liens upon property or assets of a Subsidiary of a Person securing Indebtedness of such Person or of such Subsidiary, which Liens are created in substitution and exchange for an outstanding pledge by such Person of a majority of the Capital Stock of such Subsidiary for the purpose of securing such Indebtedness (or a guaranty in respect thereof); PROVIDED, HOWEVER, that if the property and assets of such Subsidiary to be subjected to such Liens have a fair market value in excess of $25 million, such Subsidiary shall have guaranteed the obligations of the Company in respect of the Senior Debt Securities and, if requested by the Trustee, such Subsidiary shall have waived all its rights of subrogation and reimbursement from the Company in connection with such guaranty;

    (ix) Liens upon any property or assets (a) existing at the time of acquisition thereof by the Company or any Subsidiary, (b) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or existing at the time of a sale or transfer of any such property or assets of such Person to the Company or any Subsidiary of the Company or (c) of a Person existing at the time such Person becomes a Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens shall not have been created in contemplation of such sale, merger, consolidation, transfer or acquisition;

    (x) Liens existing at the date of the Senior Debt Securities Indenture;

    (xi) (a) Liens upon any property or assets of the Company and its Restricted Subsidiaries securing Indebtedness under the Credit Agreements in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of the date of the Senior Debt Securities Indenture LESS (y) the proceeds from the sale of all Senior Debt Securities issued from time to time that are applied to repay Indebtedness under the Credit Agreements and PLUS (z) $250 million and
(b) Liens securing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness upon property or assets that as of the date of the Senior Debt Securities Indenture secured the Credit Agreements or the Castlewood Agreement;

   (xii) Liens securing Indebtedness or other obligations of the Company and its Restricted Subsidiaries not to exceed an aggregate principal amount of $350 million LESS, at any time, the sum of (y) the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause
(xii) or clause (vi) of this definition) PLUS (z) the amount of Indebtedness secured pursuant to clause (vi) of this definition and not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness;

   (xiii) Liens upon property or assets of a Subsidiary securing Indebtedness or other obligations owing to the Company;

   (xiv) Liens on proceeds of any property or assets subject to a Lien permitted by the other clauses of this definition;

   (xv) any equal and ratable Lien that is granted pursuant to the Continental Guaranty and that relates to a Lien that otherwise constitutes a Permitted Lien;

   (xvi) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Senior Debt Securities Indenture;

  (xvii) Liens on property or assets of any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States or any subdivision thereof securing Indebtedness of such Restricted Subsidiary outstanding as of the date of the Senior Debt Securities Indenture (or any extension, renewal or refinancing thereof); and

  (xviii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through (xvii) (covering the same property and assets as such Lien);

PROVIDED, HOWEVER, that no Lien described in any of the foregoing clauses other than clause (xi)(a) shall encumber the rights of the Company with respect to Indebtedness, obligations and other liabilities owed to the Company by any Restricted Subsidiary or to any Restricted Subsidiary by the Company or another Restricted Subsidiary.

    "'PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of (i) the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of the Company or any Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, (ii) a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of such Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, or (iii) the Company or a

Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, any then outstanding industrial revenue or development bonds that were outstanding at the date of the Senior Debt Securities Indenture (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing or defeasance; PROVIDED, HOWEVER, that, in the case of (i) (ii) or (iii), the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness; and PROVIDED, FURTHER, that the only Indebtedness which may be subject to exchange, refinancing, redemption or defeasance pursuant to clause
(i), (ii) or (iii) of this definition shall be Indebtedness outstanding as of the date of the Senior Debt Securities Indenture (other than Indebtedness under the Credit Agreements, Subordinated Indebtedness and Indebtedness under lines of credit) or any extension, renewal or refinancing thereof, and Indebtedness that is incurred after the date of the Senior Debt Securities Indenture (other than solely as Permitted Indebtedness).

    "PERMITTED STONE-CONSOLIDATED INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary in the Stone-Consolidated Group outstanding pursuant to lines of credit in an aggregate principal amount not to exceed U.S. $100 million (of which not more than Canadian $60 million, or such greater amount as may be determined and evidenced in the manner specified in clause
(4)(B) to the proviso to clause (i) of the definition of Permitted Indebtedness, may be owed by Restricted Subsidiaries in the Stone-Consolidated Group) at any one time outstanding or pursuant to any extension, renewal or refinancing of such outstanding amount PLUS any costs incurred in connection with any such extension, renewal or refinancing; PROVIDED, HOWEVER, that the aggregate principal amount permitted to be incurred under this definition shall be reduced by the principal amount under lines of credit outstanding on the date of the Senior Debt Securities Indenture net of subsequent repayments or reductions thereof.

    "PERMITTED SUBORDINATED INDEBTEDNESS" means (i) Subordinated Indebtedness of the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, then outstanding Subordinated Indebtedness of the Company that was outstanding at the date of the Senior Debt Securities Indenture (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that (a) such Subordinated Indebtedness does not have a shorter weighted average life than that then remaining for, or a maturity earlier than that of, the Indebtedness so exchanged, refinanced, redeemed or defeased, except that in the case of any exchange, such Subordinated Indebtedness may have a maturity that is earlier (but not more than six months earlier) than that of the Indebtedness so exchanged, provided that the Subordinated Indebtedness shall have the same or a longer weighted average life than that then remaining for the Indebtedness so exchanged and (b) in the case of refinancings, redemptions or defeasances, the proceeds of such Subordinated Indebtedness shall be used to so refinance, redeem, or defease the Indebtedness within 12 months of the incurrence of such subsequent Subordinated Indebtedness; and (ii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding, so long as such Indebtedness
(a) constitutes Subordinated Indebtedness and (b) does not have a weighted average life that is shorter than that then remaining for the Senior Debt Securities then Outstanding or a maturity that is earlier than the latest maturity of the Senior Debt Securities then Outstanding.

    "RECEIVABLES"   means receivables, chattel  paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or purchased by such Person or any of its Subsidiaries prior to 30 days after the latest maturity date of the Senior Debt Securities of any series then Outstanding, or is redeemable or subject to mandatory purchase or similar put rights at the option of the Holder thereof at any time prior to 30 days after the latest maturity date of the Senior Debt Securities of any series then Outstanding, or any security which is convertible or exchangeable into a security which has such provisions.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "SENIOR INDEBTEDNESS" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the date of the Senior Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Senior Debt Securities
Indenture, (ii) obligations of the Company related to the termination of Interest Swap Obligations, Currency Agreements or Commodities

Agreements pertaining to Indebtedness described under clause (i) above and (iii) principal of or interest on the Senior Debt Securities. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Subordinated Indebtedness, (b) Indebtedness of or amounts owed by the Company for compensation to employees, for goods or materials purchased in the ordinary course of business or for services or (c) Indebtedness of the Company to a Subsidiary of the Company.

    "SPECIFIED BANK DEBT" means (i) all Indebtedness and other monetary obligations owing now or hereafter by the Company under the Credit Agreements and the Company's guaranty of any Indebtedness or other monetary obligation of any of its Subsidiaries under the Credit Agreements or any credit facilities with the banks signatory to the Credit Agreements (or with banks affiliated with such banks) so long as such facilities are related to the Credit Agreements (the "Guaranteed Related Bank Facilities"); and (ii) Indebtedness owing now or hereafter to banks or other financial institutions under credit facilities which may in the future refinance, refund, replace, supplement or succeed (regardless of any gaps in time) the Credit Agreements or Guaranteed Related Bank Facilities (including extensions and restructurings and the inclusion of additional or different or substitute lenders), so long as (a) the aggregate principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of such Indebtedness is at least equal to the principal of all Senior Debt Securities then Outstanding (it being understood that Indebtedness described in clause (i) above and issues of Indebtedness having a principal amount lower than set forth in clause (b) below shall not be included in this amount), (b) Indebtedness outstanding under each particular credit facility has a principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of at least $25 million and (c) such Indebtedness constitutes Senior Indebtedness.

    "STONE-CONSOLIDATED   GROUP"    means  Stone-Consolidated  Inc.  (now  Stone
Container (Canada) Inc.) and its Subsidiaries existing as of the date of the Senior Debt Securities Indenture.

    "SUBORDINATED CAPITAL BASE" means the sum of (i) the Consolidated Net Worth and (ii) to the extent not included in clause (i) above, the amounts (without duplication) relating to (a) the principal amount of Subordinated Indebtedness incurred after the date of the Senior Debt Securities Indenture which is unsecured and which does not have at the time of incurrence of such Subordinated Indebtedness a weighted average life that is shorter than the weighted average life remaining for the Senior Debt Securities then Outstanding or a maturity that is earlier than the latest maturity of the Senior Debt Securities then Outstanding of any series; (b) redeemable stock of the Company that does not constitute Redeemable Stock and (c) the principal amount of the 12 1/8% Subordinated Debenture due September 15, 2001 of the Stone Southwest, Inc., the 11 1/2% Senior Subordinated Notes due September 1, 1999 of the Company and the 13 5/8% Subordinated Notes due June 1, 1995 of the Company or any Subordinated Indebtedness exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such 11 1/2% Senior Subordinated Notes due September 1, 1999 or 13 5/8% Subordinated Notes due June 1, 1995 pursuant to clause (ii) of the definition of "Permitted Indebtedness," that, in the case of clauses (a), (b) and (c), as at the date of determination, in conformity with GAAP consistently applied, would be set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the date of the Senior Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate to the Senior Debt Securities in right of payment or in rights upon liquidation.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation of which at least a majority in interest of the outstanding Capital Stock having by the terms thereof voting power under ordinary circumstances to elect directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or by one or more corporations a majority in interest of such stock of which is similarly owned or controlled, or by such Person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled or (ii) any other Person (other than a corporation) in which such Person, directly or indirectly, at the date of determination thereof, has at least a majority equity ownership interest; PROVIDED, HOWEVER, that, with respect to the Company, for purposes of the Senior Debt

Securities Indenture (other than the covenant referred to in the second paragraph of "Limitation on Future Liens and Guaranties" above), "Subsidiary" shall not include Stone Savannah River Pulp & Paper Corporation or Seminole Kraft Corporation, each a Delaware corporation.

    "UNRESTRICTED SUBSIDIARY" means a Subsidiary of the Company which has been designated as an "Unrestricted Subsidiary" for purposes of the Senior Debt Securities Indenture by the Company and (a) at least 20% of whose common stock is held by one or more Persons (other than the Company and its Affiliates) which acquired such common stock in a bona fide transaction for fair value and (b) at least 10% of whose total capitalization at the time of designation is in the form of common stock or at least 15% of the fair market value of whose assets at such time shall have been contributed by such Person. An Unrestricted Subsidiary may be designated to be a Restricted Subsidiary only if, at the time of such designation, all Indebtedness and Liens of such Subsidiary could be incurred under the Senior Debt Securities Indenture.

                         PARTICULAR TERMS OF THE SENIOR
                        SUBORDINATED DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

    The following description of the Senior Subordinated Debt Securities and the Subordinated Debt Securities sets forth the general terms and provisions of the Senior Subordinated Debt Securities or Subordinated Debt Securities to which any Prospectus Supplement may relate. Additional terms of the Senior Subordinated Debt Securities and the Subordinated Debt Securities, respectively, are described below. The specific terms of the Senior Subordinated Debt Securities or Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply will be described in the Prospectus Supplement relating to such Senior Subordinated Debt Securities or Subordinated Debt Securities.

    For purposes of the description of the Senior Subordinated Debt Securities and the Subordinated Debt Securities under the captions "Particular Terms of the Senior Subordinated Debt Securities and Subordinated Debt Securities," "Additional Terms of the Senior Subordinated Debt Securities" and "Additional Terms of the Subordinated Debt Securities," certain defined terms have the following meanings:

    "SENIOR INDEBTEDNESS" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the dates of the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture, for money borrowed from banks or other financial institutions, including, without limitation, money borrowed under the Credit Agreements and any refinancings or refundings thereof; (ii) Indebtedness of the Company, whether outstanding on the dates of the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture, which is not Senior Subordinated Indebtedness or Junior Subordinated Indebtedness; and (iii) Indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services, or (b) Indebtedness of the Company to a subsidiary of the Company.

    "INDEBTEDNESS" means, with respect to any person, (i) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness and any other liability, contingent or otherwise, of such person
(A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, (C) for goods, materials or services purchased in the ordinary course of business, (D) for any letter of credit or performance bond in favor of such person, or (E) for the payment of money relating to a Capitalized Lease Obligation; (ii) any liability of others of the kind described in the preceding clause (i), which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii). The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, plus the maximum amount of any contingent obligations as described above, in each case at such date.

    "SENIOR SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the dates of the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate in right of payment to the Senior Indebtedness and senior in right of payment to the Junior Subordinated Indebtedness.

    "JUNIOR SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the dates of the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate in right of payment to the Senior Indebtedness and the Senior Subordinated Indebtedness.

CHANGE IN CONTROL

    Upon the occurrence of a Change in Control (the "Change in Control Date") and subject to the requirements of the next succeeding sentence, each Holder of Senior Subordinated Debt Securities or Subordinated Debt Securities shall have the right, at the Holder's option, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of such Holder's Senior Subordinated Debt Securities or Subordinated Debt Securities pursuant to the offer described below (the "Change in Control Offer") at a purchase price equal to 101% of the principal amount of such Senior Subordinated Debt Securities or Subordinated Debt Securities plus accrued and unpaid interest, if any, to the date of such purchase. It shall be a condition precedent to such right of any Holder to require the purchase of any such Senior Subordinated Debt Securities or Subordinated Debt Securities that prior thereto, and prior to giving the notice to Holders provided below, the Company shall have first (1) repaid in full in cash all Specified Bank Debt or (2) obtained the requisite consent of holders of such Specified Bank Debt to permit the purchase of such Senior Subordinated Debt Securities or Subordinated Debt Securities.

    Promptly upon satisfaction of either one of the conditions precedent described above, the Company shall mail a notice (which notice shall contain all instructions and materials necessary to enable Holders to tender Senior Subordinated Debt Securities or Subordinated Debt Securities) to each Holder of Senior Subordinated Debt Securities or Subordinated Debt Securities of each applicable series. All Senior Subordinated Debt Securities or Subordinated Debt Securities of each applicable series tendered will be accepted for payment on a date which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change in Control Payment Date").

    On the Change in Control Payment Date, the Company shall accept for payment Senior Subordinated Debt Securities or Subordinated Debt Securities of each applicable series or portions thereof tendered pursuant to the Change in Control Offer, and deposit with the applicable Paying Agent money sufficient to pay the purchase price of all Senior Subordinated Debt Securities or Subordinated Debt Securities of each applicable series or portions thereof so accepted. The applicable Paying Agent shall promptly mail or deliver to the Holder of Senior Subordinated Debt Securities or Subordinated Debt Securities of each applicable series so accepted payment in an amount equal to the purchase price, and the applicable Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Senior Subordinated Debt Security or Subordinated Debt Security of the same series as, and equal in principal amount to, any unpurchased portion of the Senior Subordinated Debt Security or Subordinated Debt Security surrendered. The Company will publicly announce the results of the Change in Control Offer.

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
    Whether   a  Change  in  Control  has   occurred  depends  entirely  on  the
accumulation of Common Stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change in Control provisions. With respect to any Change in Control Offer, the Company intends to comply with the requirements of Section 14(e), Rule 14e-1 and Rule 13e-4 under the Exchange Act, if then applicable.

    The Change in Control purchase feature of the Senior Subordinated Debt Securities and the Subordinated Debt Securities may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings. Change in control provisions are also contained in the Credit Agreements and other indentures.

    If a Change in Control were to occur, there can be no assurance that the required condition precedent to a Holder's right to require the purchase of the Senior Subordinated Debt Securities or Subordinated Debt Securities will be satisfied. In addition, there can be no assurance that the Company would have sufficient funds to pay the required purchase price for all the Senior Subordinated Debt Securities or Subordinated Debt Securities tendered by the Holders thereof. The Company's ability to purchase the Senior Subordinated Debt Securities or Subordinated Debt Securities tendered upon a Change in Control may be limited by the terms of its then-existing borrowing and other agreements. The subordination provisions of the Senior Subordinated Debt Securities Indenture and the Subordinated Debt Securities Indenture may limit the ability of the Company to purchase the Senior Subordinated Debt Securities or Subordinated Debt Securities if an event of default has occurred with respect to the Senior Indebtedness. See "-- Additional Terms of the Senior Subordinated Debt
Securities -- Subordination" and "-- Additional Terms of the Subordinated Debt Securities -- Subordination."

    As of September 30, 1993, approximately $1.7 billion of Specified Bank Debt was outstanding.

    Because the definitions of "Change in Control" and "Acquiring Person" exclude the Company, any Subsidiary of the Company and certain members of the Stone family, certain transactions in which such entities and persons participate as beneficial owners of Common Stock (including, among others, a leveraged buyout or recapitalization) would not constitute a Change in Control.

    Other provisions of the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture may be applicable in the event of a highly leveraged transaction by the Company. See "Description of Debt Securities
- -- Particular Terms of the Senior Subordinated Debt Securities and Subordinated Debt Securities -- Restrictions on Mergers and Consolidations and Sales of Assets" and "-- Additional Terms of the Senior Subordinated Debt Securities -- Minimum Net Worth Interest Rate Adjustment." The Board of Directors of the Company may not unilaterally waive these provisions.

    For purposes of the Senior Subordinated Debt Securities Indenture and the Subordinated Debt Securities Indenture, the definitions of "Change in Control," "Acquiring Person," "Continuing Director" and "Specified Bank Debt" have identical meanings as the definitions used in the Senior Debt Securities Indenture except for references to the specific Debt Securities being issued and the applicable Indenture. See "Description of Debt Securities -- Particular Terms of the Senior Debt Securities -- Certain Definitions."

RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by indentures supplemental to the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture, as the case may be, all the obligations of the Company under the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, and the respective Indentures; (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, shall have occurred and be continuing; (3) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing) shall be at least equal to the Net Worth of the Company immediately before such transaction or series of related transactions; and (4) the Company shall have delivered to the Trustee an
Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or sale, assignment, transfer or lease and such supplemental indentures comply with the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture, as the case may be.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The following are Events of Default under the Senior Subordinated Debt Securities Indenture or the Subordinated Debt Securities Indenture, as the case may be, with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities of any series: (1) failure to pay interest on any Debt Securities of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Debt Securities of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Debt Securities of that series or in the applicable Indenture (other than a covenant, agreement or warranty included in the applicable Indenture solely for the benefit of Debt Securities of a series other than that series), continued for a period of 60 days after notice has been given to the Company by the applicable Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million, unless cured within 15 days after notice has been given to the Company by the applicable Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; (6) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (7) any other Event of Default with respect to Debt Securities of that series specified in the Prospectus Supplement relating thereto.

    Both of the applicable Indentures provides that the applicable Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Debt Securities of any series issued under such Indenture, give the Holders of Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); PROVIDED, HOWEVER, that, EXCEPT in the case of an Event of Default or a Default in payment on any Debt Securities of any series, the applicable Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the applicable Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Debt Securities of that series.

    If an Event of Default with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, by notice in writing to the Company (and to the applicable Trustee if given by the Holders of at least 25% in aggregate principal amount of the Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Senior Subordinated Debt Securities or Subordinated Debt

Securities of any series IPSO FACTO becomes immediately due and payable without any declaration or other act on the part of the applicable Trustee or any Holder of any Senior Subordinated Debt Security or Subordinated Debt Security of that series.

    Any such declaration with respect to Senior Subordinated Debt Securities or Subordinated Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Debt Securities of that series, upon the conditions provided in the applicable Indenture.

    The Senior Subordinated Debt Securities Indenture and the Subordinated Debt Securities Indenture provide that the Company shall periodically file statements with the Trustees regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Subordinated Debt Securities or Subordinated Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF THE INDENTURES; WAIVER

    The Indentures applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities may be modified by the Company and the applicable Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the applicable Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Debt Securities of any series issued under such Indenture. In addition, under both of the Indentures, certain rights and obligations of the Company and the rights of Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be modified by the Company and the applicable Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities or Subordinated Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Subordinated Debt Securities or Subordinated Debt Securities of any series issued under the applicable Indenture, other modification in the terms of payment of the principal of, or interest on, any Senior Subordinated Debt Securities or Subordinated Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Subordinated Debt Security or Subordinated Debt Security of any series issued under the applicable Indenture and affected thereby without his consent. Neither of the Indentures limits the aggregate amount of Debt Securities of the Company which may be issued thereunder.

    The Holders of a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities or Subordinated Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities or Subordinated Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past Event of Default or Default under the applicable Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Debt Securities of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

DEFEASANCE

    The Company may terminate its substantive obligations in respect of Senior Subordinated Debt Securities or Subordinated Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Debt Securities of that series) by (i) depositing with the applicable Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Debt Securities of that series, (ii) delivering to the applicable Trustee either an Opinion of Counsel or a ruling directed to the applicable Trustee from the Internal Revenue Service to the effect that the Holders of the Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the applicable Indenture. In addition, the Company may terminate all of its substantive obligations in respect of Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series (including its obligations to pay the principal of (and premium, if any, on) and interest on the Debt Securities of that series) by (i) depositing with the applicable Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Debt Securities of that series, (ii) delivering to the applicable Trustee either a ruling directed to the applicable Trustee from the Internal Revenue Service to the effect that the Holders of the Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the applicable Indenture, to such effect, and
(iii) complying with certain other requirements set forth in the applicable Indenture.

THE TRUSTEES

    Norwest Bank Minnesota, National Association, is the Trustee under the Senior Subordinated Debt Securities Indenture, and The Bank of New York is the Trustee under the Subordinated Debt Securities Indenture.

    The Company maintains normal commercial banking relations with The Bank of New York, which is also a lender under the Credit Agreements and the Trustee under the Senior Debt Securities Indenture and other indentures of the Company. In addition, Norwest Bank Minnesota, National Association, is the trustee of the indenture relating to the 8 7/8% Convertible Notes.

                  ADDITIONAL TERMS OF THE SENIOR SUBORDINATED
                                DEBT SECURITIES

    The following terms apply solely to the Senior Subordinated Debt Securities. See "Description of Debt Securities -- Particular Terms of the Senior Subordinated Debt Securities and Subordinated Debt Securities" for other terms which are also applicable to the Senior Subordinated Debt Securities. The particular terms of the Senior Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Subordinated Debt Securities so offered will be described in the Prospectus Supplement relating to such Senior Subordinated Debt Securities.

SUBORDINATION

    The payment of the principal of, interest on or any other amounts due on the Senior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. No payment on account of principal of, redemption of, interest on or any other amounts due on the Senior Subordinated Debt Securities and no redemption, purchase or other acquisition of the Senior Subordinated Debt Securities may be made unless (i) full payment of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and
(ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable. In addition, the Senior Subordinated Debt Securities Indenture provides that if the holders of any Senior Indebtedness notify the Company and the Senior Subordinated Debt Securities Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Senior Subordinated Debt Securities and no purchase, redemption or other acquisition of the Senior Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of
(A)  the date on which such event of  default shall have been cured or waived or
(B) 180 days from the date notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. The Senior Subordinated Debt Securities Indenture provisions described in this paragraph, however, do not prevent the Company from making a mandatory redemption payment, if any, with Senior Subordinated Debt Securities acquired prior to the happening of such a default as described in this paragraph. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Senior Subordinated Debt Securities because of an Event of Default, all Senior Indebtedness must be paid in full before the Holders of the Senior Subordinated Debt Securities are entitled to any payments whatsoever.

    The Senior Subordinated Debt Securities Indenture does not restrict the amount of Senior Indebtedness or other indebtedness of the Company or any subsidiary of the Company, except that the Company may not incur any Indebtedness which is senior to the Senior Subordinated Debt Securities but subordinate to Senior Indebtedness. As of July 12, 1993, the Company's Senior Indebtedness aggregated approximately $2.6 billion.

    As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Senior Subordinated Debt Securities may recover ratably less than general creditors of the Company.

    The payment of the principal of, interest on or any other amounts due on Junior Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Senior Subordinated Debt Securities.

    The Senior Subordinated Debt Securities are subordinate to the indebtedness under the Credit Agreements, the Company's 11 7/8% Senior Notes due December 1, 1998 and the 12 5/8% Senior Notes due July 15, 1998 and are senior to the Company's 13 5/8% Subordinated Notes due June 1, 1995 and its 6 3/4% Convertible Subordinated Debentures due February 15, 2007. The Senior Subordinated Debt Securities will rank PARI PASSU in right of payment to all existing and future Senior Subordinated Indebtedness, including with the Company's outstanding 10 3/4% Senior Subordinated Notes due June 15, 1997, its 11% Senior Subordinated Notes due August 15, 1999, the 11 1/2% Senior Subordinated Notes due September 1, 1999, the 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000, and its 10 3/4% Senior Subordinated Debentures due April 1, 2002.

MINIMUM NET WORTH INTEREST RATE ADJUSTMENT

    The Senior Subordinated Debt Securities Indenture requires that if a series of Senior Subordinated Debt Securities so provides and if the Company's Net Worth is below $500 million (the "Minimum Net Worth") as at the end of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, the "Failure Date"), then (i) the interest rate on the Senior Subordinated Debt Securities shall be reset as of the first day of the second fiscal quarter following the Failure Date (the "Reset Date") to a rate per annum (the "Reset Rate") equal to the greater of (x) the initial interest rate as set forth on the cover page of the respective Prospectus Supplement (the "Initial Interest Rate") or (y) the sum of (A) the basis points specified in the respective Prospectus Supplement for purposes of this reset provision, and (B) the highest of the treasury rates specified in the respective Prospectus Supplement for purposes of this reset provision, (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Senior Subordinated Debt Securities, as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Senior Subordinated Debt Securities shall further increase by an additional 50 basis points on each succeeding Interest Payment Date. Notwithstanding anything in the foregoing, in no event shall the interest rate on the Senior Subordinated Debt Securities at any time exceed the Initial Interest Rate by more than 200 basis points. However, if the Company's Net Worth is equal to or above the Minimum Net Worth as of the last day of any fiscal quarter subsequent to the Failure Date, then the interest rate on the Senior Subordinated Debt Securities shall return to the Initial Interest Rate as of the first day of the second following fiscal quarter. If the Company's Net Worth shall thereafter be less than the Minimum Net Worth as of the last day of any two consecutive subsequent fiscal quarters, then the interest rate on the Senior Subordinated Debt Securities shall again be adjusted as provided in this paragraph.

    "NET WORTH" means the amount which, in conformity with generally accepted accounting principles ("GAAP") consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company, exclusive of amounts attributable to Redeemable Stock. If the

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
Company has changed one or more of the accounting principles used in the preparation of its financial statements, because of a change mandated by the Financial Accounting Standards Board, then Net Worth shall mean the Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed at December 31, 1991.

    If a Reset Rate has been established for a series of Senior Subordinated Debt Securities, it will be described in the Prospectus Supplement relating to such Senior Subordinated Debt Securities.

DIVIDEND RESTRICTIONS

    The Senior Subordinated Debt Securities Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of capital stock of the Company or to the holders of capital stock of the Company as such (other than dividends or distributions payable in shares of capital stock of the Company, other than Redeemable Stock) or (2) purchase, redeem or otherwise acquire or retire for value any of the capital stock of the Company or options, warrants or other rights to acquire any such capital stock, other than acquisitions of capital stock or such options, warrants or other rights by any Subsidiary of the Company from the Company (any such transaction included in clause (1) or (2) a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing with respect to any series of the Senior Subordinated Debt Securities or (b) the Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to the date of the Senior Subordinated Debt Securities Indenture for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceeds the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to June 30, 1993 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to June 30, 1993 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a subsidiary of the Company, subsequent to the date of the Senior Subordinated Debt Securities Indenture, of capital stock (including capital stock issued upon the conversion of, or in exchange for, securities other than capital stock and options, warrants or other rights to acquire capital stock, but excluding Redeemable Stock), (y) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a subsidiary of the Company, of Indebtedness of the Company that is converted into capital stock of the Company subsequent to the date of the Senior Subordinated Debt Securities Indenture, and (z) $300 million; PROVIDED, HOWEVER, that the retirement of any shares of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of capital stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted at any time after such declaration.

    "CONSOLIDATED NET INCOME" of the Company means, for any period for which the determination thereof is to be made, the net income (or loss) of the Company and its subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (i) the net income (or loss) of any person (a "joint venture") in which any other person (other than the Company or any of its subsidiaries) has a joint equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its subsidiaries by such joint venture during such period, (ii) except to the extent includable pursuant to the foregoing clause (i), the net income (or loss) of any person accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with the

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
Company or any of its subsidiaries or that person's assets are acquired by the Company or any of its subsidiaries, (iii) the net income of any subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any capital stock of the Company or a subsidiary of the Company over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any capital stock of the Company or a subsidiary of the Company.

              ADDITIONAL TERMS OF THE SUBORDINATED DEBT SECURITIES

    The following terms apply solely to the Subordinated Debt Securities. See "Description of Debt Securities -- Particular Terms of the Senior Subordinated Debt Securities and Subordinated Debt Securities" for other terms which are also applicable to the Subordinated Debt Securities. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Subordinated Debt Securities so offered will be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

SUBORDINATION

    The payment of the principal of, interest on or any other amounts due on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness and Senior Subordinated Indebtedness of the Company. No payment on account of principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisition of the Subordinated Debt Securities may be made unless (i) full payment of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness and Senior Subordinated Indebtedness have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness or Senior Subordinated Indebtedness, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness, Senior Subordinated Indebtedness or any agreements pursuant to which any Senior Indebtedness or Senior Subordinated
Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness or Senior Subordinated Indebtedness being declared due and payable. In addition, the Subordinated Debt Securities Indenture provides that if the Holders of any Senior Indebtedness or Senior Subordinated Indebtedness notify the Company and the Subordinated Debt Securities Trustee that a default has occurred giving the holders of such Senior Indebtedness or Senior Subordinated Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, redemption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Subordinated Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 270 days from the date notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness or Senior Subordinated Indebtedness may be given during any period of 360 consecutive days. No new Subordinated Payment Blockage Period may be commenced by the holders of Senior Indebtedness or Senior Subordinated Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Subordinated Payment Blockage Period have been cured or waived. The Subordinated Debt Securities Indenture provisions described in this paragraph, however, do not prevent the Company from making a mandatory redemption payment, if any, with Subordinated Debt Securities acquired prior to the happening of such a default as described in this paragraph. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the

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
principal amount due on the Subordinated Debt Securities because of an Event of Default, all Senior Indebtedness and Senior Subordinated Indebtedness must be paid in full before the Holders of the Subordinated Debt Securities are entitled to any payments whatsoever.

    As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

    The Subordinated Debt Securities are subordinate in right of payment to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness of the Company, including the indebtedness under the Credit Agreements, the Company's 11 7/8% Senior Notes due December 1, 1998, its 12 5/8% Senior Notes due July 15, 1998, its 10 3/4% Senior Subordinated Notes due June 15, 1997, its 11% Senior Subordinated Notes due August 15, 1999, its 11 1/2% Senior
Subordinated Notes  due  September  1,  1999,  its  8  7/8%  Convertible  Senior
Subordinated Notes due July 15, 2000 and its 10 3/4% Senior Subordinated Debentures due April 1, 2002. The Subordinated Debt Securities will rank PARI PASSU upon liquidation with the Company's 13 5/8% Subordinated Notes due June 1, 1995 and its 6 3/4% Convertible Subordinated Debentures due February 15, 2007.

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING STATEMENTS WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY ARE SUBJECT TO THE DETAILED PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "CERTIFICATE OF INCORPORATION"), INCLUDING THE CERTIFICATE OF DESIGNATIONS FOR EACH OF THE SERIES E CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK (THE "SERIES E PREFERRED STOCK") AND THE SERIES F CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK (THE "SERIES F PREFERRED STOCK") AND BY-LAWS, AS AMENDED (THE "BY-LAWS"). THESE STATEMENTS DO NOT PURPORT TO BE COMPLETE, OR TO GIVE FULL EFFECT TO THE PROVISIONS OF STATUTORY OR COMMON LAW, AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE TERMS OF THE CERTIFICATE OF INCORPORATION, THE CERTIFICATE OF DESIGNATIONS OF EACH OF THE SERIES E AND SERIES F PREFERRED STOCK AND THE BY-LAWS.

GENERAL

    The Certificate of Incorporation authorizes the issuance of a total of 210 million shares of all classes of stock, of which 10 million may be shares of preferred stock, par value $.01 per share, and 200 million may be shares of the Common Stock, par value $.01 per share. At July 13, 1993, approximately 71.2 million shares of Common Stock were outstanding. The Certificate of Incorporation authorizes the Company's Board of Directors, without first obtaining approval of the holders of Common Stock or any series of preferred stock, to provide for the issuance of any or all shares of the preferred stock in one or more series, and to fix the voting powers, full or limited, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, applicable to the shares to be included in any such series as may be permitted by the General Corporation Law of the State of Delaware. As of the date hereof, 4.6 million shares of Series E Preferred Stock are outstanding. In addition, 2 million shares of Series D Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock") have been authorized and reserved for issuance in connection with the Series D Rights described below and up to 400,000 shares of Series F Preferred Stock have been authorized and reserved for issuance upon the occurrence of certain specified events described in "Series F Preferred Stock" below.

COMMON STOCK

    DIVIDEND RIGHTS

    Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    VOTING RIGHTS

    Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in such holder's name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of shares of the Common Stock vote as one class. The holders of shares of the Common Stock have cumulative voting rights under the Certificate of Incorporation such that in all elections for directors, each holder entitled to vote thereat is entitled to as many votes as is equal to the number of votes which

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
such holder would be entitled to cast for the election of directors with respect to such holder's shares multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among any two or more of them as such holder may see fit.

    LIQUIDATION RIGHTS AND OTHER PROVISIONS

    The Company has granted its lenders security interests in a substantial portion of the Company's assets under the Credit Agreements and other debt agreements. See "Credit Agreements." Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of the Common Stock are entitled to share PRO RATA in the distribution of any remaining assets in the event of liquidation, dissolution or winding up of the Company. The shares of Common Stock are not liable to any calls or assessments and have no conversion rights or redemption or sinking fund provisions. The Transfer Agent and Registrar for the Common Stock is The First National Bank of Chicago.

    CHANGE IN CONTROL

    The Certificate of Incorporation and the Rights Agreement dated July 25, 1988, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, contain certain provisions (described below) that could make more difficult or discourage a change in control of the Company. Such provisions are designed to discourage situations in which the Company is forced to accept a proposal for the takeover of the Company without ample time to evaluate the proposal and appropriate alternatives and to encourage anyone contemplating a business combination with the Company to negotiate directly with the Company on a fair and equitable basis.

    SERIES D RIGHTS

    Each share of Common Stock has associated with it one preferred share purchase right (the "Series D Right") permitting the holder to purchase approximately one-hundredth of a share of the Company's Series D Preferred Stock at an exercise price of $130 per share, subject to certain adjustments. The terms of the Series D Rights are set forth in a Rights Agreement dated as of July 25, 1988, as amended, between the Company and The First National Bank of Chicago, as Rights Agent (the "Rights Agreement").

    The Series D Rights are not exercisable and are transferable only with the related Common Stock certificates. The Series D Rights become exercisable and separately transferable ten days after a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock or ten business days after a person or group (excluding certain entities including members of the Stone family) announces a tender offer or exchange offer that would, if completed, result in ownership by such person or group of 15% or more of the outstanding shares of the Common Stock. Thereafter, the Series D Rights will trade separately from the Common Stock.

    After the Series D Rights become exercisable, if a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock and the Company is acquired in a merger or other business combination transaction, each Series D Right will entitle its holder (other than the acquiring person or group) to purchase, at the Series D Right's then-current exercise price, a number of the acquiring company's shares of common stock having a market value at that time of twice the Series D Right's then-current exercise price. In addition, in the event that a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock, each holder of a Series D Right (other than the acquiring person or group) will be entitled to purchase the number of shares of the Common Stock having a market value of twice the then-current exercise price of the Series D Right.

    Under certain circumstances, the Series D Rights may be redeemed at a price of $.01 per Series D Right. The Series D Rights will expire in August 1998, unless earlier redeemed by the Company.

    The Rights Agreement generally provides that a Series D Right will be issued in connection with each share of Common Stock (i) issued prior to the earliest of the Distribution Date (as defined in the Rights Agreement) or the redemption, exchange or expiration of the Series D Rights or (ii) issued at certain other times pursuant to certain options, warrants or convertible securities.

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
    SUPERMAJORITY VOTE REQUIREMENTS

    The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") is required to authorize (a) any merger or consolidation of the Company with or into any other corporation (other than a Subsidiary of the Company) or (b) the sale (other than to the Company or its Subsidiaries) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole. For purposes of the foregoing paragraph, a "Subsidiary" is any corporation more than 50% of the voting securities of which are owned by the Company.

SERIES E PREFERRED STOCK

    There are 4.6 million shares of Series E Preferred Stock authorized and outstanding on the date hereof. The Series E Preferred Stock is entitled to cumulative cash preferential dividends of $1.75 per share, per annum, payable quarterly, and has a liquidation preference of $25 per share plus accrued and unpaid dividends. Unless full cumulative dividends on the Series E Preferred Stock have been paid or payment has been provided for, no dividends (other than dividends in shares of Common Stock or other capital stock ranking junior to the Series E Preferred Stock in the payment of dividends) shall be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Company ranking junior or on a parity with the Series E Preferred Stock as to dividends.

    The Series E Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any dividend date commencing February 15, 1994, for the Company's 7% Convertible Subordinated Exchange Debentures due February 15, 2007 (the "Exchange Debentures") at an exchange rate of $25 principal amount of Exchange Debentures for each share of Series E Preferred Stock so exchanged. The Exchange Debentures entitle the holders thereof to convert the Exchange Debentures into shares of Common Stock.

    The Series E Preferred Stock is redeemable by the Company, in whole but not in part, on and after February 16, 1996, at $26.50 per share, if redeemed during the 12 month period commencing February 15, 1996, and thereafter at prices declining to $25 per share on and after February 15, 2002, together with accrued and unpaid dividends to the date of redemption. The Series E Preferred Stock, unless previously exchanged or redeemed by the Company, is convertible at the option of the holder thereof at any time into shares of Common Stock at a conversion price of $33.94 per share (as of the date hereof), subject to adjustment under certain conditions.

    If the Company fails to pay any six quarterly dividends on the Series E Preferred Stock, then the holders of the Series E Preferred Stock, voting together as a class with all other outstanding classes or series of preferred stock ranking junior to or on a parity with the Series E Preferred Stock and entitled to vote thereon, have the right to elect two directors to be added to the Company's Board of Directors. Such voting rights continue until all dividends in arrears on such stock have been paid or provided for. Without the approval of at least two-thirds of the outstanding shares of Series E Preferred Stock, the Company may not issue any capital stock ranking senior to the Series E Preferred Stock as to payment of dividends or in distribution of assets upon liquidation or make any change which adversely affects the preferences, rights or powers of the Series E Preferred Stock.

SERIES F PREFERRED STOCK

    The Company has authorized 400,000 shares of Series F Preferred Stock, no shares of which have been issued or are outstanding on the date hereof. The terms of the Series F Preferred Stock are identical to the terms of the Series E Preferred Stock, except with respect to the amount of dividend and dividend payment dates, the liquidation preference, the optional redemption schedule and redemption prices, the conversion rate at which Series F Preferred Stock may be converted into shares of Common Stock and the exchange rate at which Series F Preferred Stock may be exchanged by the Company for Exchange Debentures.

    The Series F Preferred Stock, if issued, will be entitled to cumulative cash preferential dividends of $7 per share, per annum, payable quarterly, will have a liquidation preference of $100 per share plus accrued and unpaid dividends, will rank on a parity with the Series E Preferred Stock with respect to rights to receive dividends and distributions upon liquidation and has identical voting rights as the Series E Preferred Stock. The Series F Preferred Stock is exchangeable for the Company's Exchange Debentures which in turn are convertible into shares of Common Stock.

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
    The Series F Preferred Stock will be redeemable by the Company, in whole but not in part, on and after 48 months from the date of issuance, at $104.20 per share, if redeemed during the 12 month period commencing on such date, and thereafter at prices declining to $100 per share on and after the 120th month from issuance, together with accrued and unpaid dividends to the date of redemption. The Series F Preferred Stock will be convertible at the option of the holder thereof at any time into shares of Common Stock at a conversion rate of 5.4283 shares of Common Stock per share of Series F Preferred Stock (as of the date hereof), subject to adjustment under certain conditions.

    The Company has entered into an agreement with Venezolana de Pulpa y Papel ("Venepal"), a Venezuelan pulp and paper company, whereby Venepal's investment in the Celgar pulp mill represented by 50% of the outstanding common stock of Stone Venepal (Celgar) Pulp Inc. ("SVCPI") can be exchanged for shares of Series F Preferred Stock. The exchange would occur at Venepal's option as a result of certain specific conditions relating to operations of the Celgar pulp mill, which is 50% owned by SVCPI. The Company may at its option elect to honor the exchange obligation with a cash payment to Venepal. Based upon Venepal's initial investment in SVCPI, 212,903 shares of Series F Preferred Stock would be issuable in the event Venepal was eligible to exercise, and did exercise, its option. The number of shares issuable to Venepal upon exchange is to be determined based upon (i) the value of Venepal's investment in SVCPI at the time of such exchange and (ii) the market price of the Common Stock at the time of such exchange.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to one or more other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities and any applicable commissions or discounts.

    Underwriters, dealers or agents may offer and sell the Securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

    The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    If so indicated in the Prospectus Supplement, the Company may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters under the Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Act. Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Act.

                           VALIDITY OF THE SECURITIES

    The validity of the securities offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns approximately 15,900 shares of Common Stock).

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 8 dated April 9, 1993 and as further amended by Form 10-K/A-1 dated June 24, 1993, have been so incorporated in reliance on the report (which contains an explanatory paragraph referring to the March 1, 1994 expiration of the Company's revolving credit facilities and the Company's financial plan discussed in Note 10 to the Company's consolidated financial statements) of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Prospectus Summary............................        S-3
Risk Factors..................................       S-10
Pro Forma Condensed Consolidated Statement of
 Operations...................................       S-15
Use of Proceeds...............................       S-16
Capitalization................................       S-17
Certain Terms of The Notes....................       S-19
Underwriting..................................       S-20
Legal Matters.................................       S-21
                       PROSPECTUS
Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
The Company...................................          3
Use of Proceeds...............................          4
Selected Consolidated Financial Data..........          5
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................          6
Credit Agreements.............................         15
Description of Debt Securities................         19
Description of Capital Stock..................         50
Plan of Distribution..........................         54
Validity of the Securities....................         54
Experts.......................................         54

$500,000,000

[LOGO] STONE CONTAINER CORPORATION    % SENIOR NOTES
DUE 2001

SALOMON BROTHERS INC
BEAR, STEARNS & CO. INC.
BT SECURITIES CORPORATION
KIDDER, PEABODY & CO.
       INCORPORATED
CHEMICAL SECURITIES INC.
NATIONSBANC CAPITAL MARKETS, INC.

PROSPECTUS SUPPLEMENT

DATED          , 1994